Exhibit 10.1

$300,000,000

FIRST LIEN CREDIT AGREEMENT,

dated as of April 4, 2006,

among

ENERGY XXI GULF COAST, INC.,

as the Borrower,

VARIOUS FINANCIAL INSTITUTIONS AND OTHER PERSONS FROM TIME TO TIME

PARTIES HERETO,

as the Lenders,

THE ROYAL BANK OF SCOTLAND plc,

as the Administrative Agent,

and

RBS SECURITIES CORPORATION and

BNP PARIBAS,

as Joint Lead Arrangers and Joint Bookrunners,

and

BNP PARIBAS,

as Syndication Agent,

and

HARRIS NESBITT FINANCING, INC.,

as Documentation Agent

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

-iii-

SCHEDULE I	-	Disclosure Schedule
SCHEDULE II	-	Percentages; LIBOR Office; Domestic Office
SCHEDULE 5.1.21	-	Required Hedging
EXHIBIT A	-	Form of Note
EXHIBIT B-1	-	Form of Borrowing Request
EXHIBIT B-2	-	Form of Issuance Request
EXHIBIT C	-	Form of Continuation/Conversion Notice
EXHIBIT D	-	Form of Lender Assignment Agreement
EXHIBIT E	-	Form of Compliance Certificate
EXHIBIT F	-	Form of Guaranty
EXHIBIT G-l	-	Form of Borrower and Subsidiary Pledge and Security Agreement and Irrevocable Proxy
EXHIBIT G-2	-	Form of Intermediate Holdco Pledge Agreement and Irrevocable Proxy
EXHIBIT H	-	Form of Intercreditor Agreement
EXHIBIT I-1	-	Form of Mortgage of Marlin Texas LP (Texas)
EXHIBIT I-2	-	Form of Mortgage of Marlin Offshore (Texas)
EXHIBIT I-3	-	Form of Mortgage of Marlin Offshore (Louisiana)
EXHIBIT J		Form of Solvency Certificate

-iv-

FIRST LIEN CREDIT AGREEMENT

THIS FIRST LIEN CREDIT AGREEMENT, dated as of April 4, 2006, is among ENERGY XXI GULF COAST, INC., a Delaware corporation (the “Borrower”), the various financial institutions and other Persons from time to time parties hereto (the “Lenders”), THE ROYAL BANK OF SCOTLAND plc (“RBS”), as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, RBS SECURITIES CORPORATION (“RBS Securities”) and BNP PARIBAS (“BNP Paribas”), as Joint Lead Arrangers and Joint Bookrunners, BNP PARIBAS, as syndication agent (in such capacity, the “Syndication Agent”) for the Lenders, HARRIS NESBITT FINANCING, INC., as documentation agent (in such capacity, the “Documentation Agent”) for the Lenders, and the Issuers herein identified.

W I T N E S S E T H:

WHEREAS, Energy XXI (Bermuda) Limited, a corporation organized under the laws of Bermuda (the “Parent”), directly owns all of the Capital Securities of Energy XXI (US Holdings) Limited, a corporation organized under the laws of Bermuda (“Holdings”), which in turn directly owns all of the Capital Securities of Energy XXI USA, Inc., a Delaware corporation (“Intermediate Holdco”), which in turn directly owns all of the Capital Securities of the Borrower;

WHEREAS, pursuant to a Purchase and Sale Agreement, dated as of February 21, 2006 (as amended, supplemented, amended and restated or otherwise modified from time to time as permitted hereunder, the “PSA”), among the Borrower and Marlin Energy, L.L.C., Delaware limited liability company (the “Seller”), the Borrower intends to acquire (the “Acquisition”) from the Seller, all of the Capital Securities of Marlin Energy Offshore, L.L.C., a Delaware limited liability company (“Marlin Offshore”), Marlin Texas GP, L.L.C., a Delaware limited liability company (“Marlin Texas GP”), and Marlin Texas, L.P., a Delaware limited partnership (“Marlin Texas LP”). and the “Assets” as defined in the PSA, for aggregate consideration estimated to be approximately $421,058,700 plus fees and expenses;

WHEREAS, following the acquisition of the Capital Securities of Marlin Offshore, Marlin Texas GP and Marlin Texas LP, each of Marlin Offshore, Marlin Texas GP and Marlin Texas LP will be renamed “EXXI GOM, L.L.C.”, “EXXI Texas GP, L.L.C.” and “EXXI Texas, L.P.”, respectively;

WHEREAS, the Borrower expects to pay fees and expenses in connection with the Transaction defined below (the “Transaction Costs”);

WHEREAS, in order to consummate the Acquisition and to pay Transaction Costs and to provide for the ongoing working capital needs and general corporate purposes of the Borrower and its Subsidiaries:

(a) the Borrower has requested that the Lenders provide:

(i) Loan Commitments (to include availability for Loans and Letters of Credit) pursuant to which Loans will be made from time to time prior to the Loan Commitment Termination Date; and

(ii) Letter of Credit Commitments pursuant to which Letters of Credit will be issued from time to time prior to the Letter of Credit Commitment Termination Date;

(b) Intermediate Holdco will invest at least $225,000,000 in cash as equity in the Borrower (the “Equity Contribution”);

(c) the Borrower has or will enter into the Second Lien Credit Agreement and borrow Second Lien Loans in an aggregate principal amount of up to $75,000,000 (the “Second Lien Loan Incurrence”); and

(d) Holdings has entered into certain bridge financing (the “Bridge Financing”) to enable the Borrower to enter into pre-closing Hedging Agreements to reduce commodity risk and to make an earnest money deposit in connection with the Acquisition, all of which will be repaid on the Closing Date;

WHEREAS, the Parent, Intermediate Holdco and the Borrower intend to consummate the Acquisition, the Equity Contribution, the Second Lien Loan Incurrence, the Bridge Financing and the other transactions described above and pay the Transaction Costs (collectively, the “Transaction”);

WHEREAS, in connection with the Transaction and the consummation of the Acquisition, and for the repayment of the Bridge Financing and for working capital and general corporate purposes of the Borrower, the Borrower desires to obtain the Commitments on the terms and conditions set forth herein; and

WHEREAS, the Lenders and the Issuers are willing, on the terms and subject to the conditions hereinafter set forth, to extend the Commitments and make Loans to the Borrower and issue (or participate in) Letters of Credit;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.1. Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

“Account Debtor” means any Person who is or who may become obligated under, with respect to, or on account of, an account, chattel paper, or a general intangible or intangible, as applicable, in each case, as such term is defined under the UCC.

“Acquisition” is defined in the second recital.

“Acquired Subsidiaries” means Marlin Offshore, Marlin Texas GP and Marlin Texas LP.

“Administrative Agent” is defined in the preamble and includes each other Person appointed as the successor Administrative Agent pursuant to Section 9.4.

“Affiliate” of any Person means any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. “Control” of a Person means the power, directly or indirectly,

(a) to vote 10% or more of the Capital Securities (on a fully diluted basis) of such Person having ordinary voting power for the election of directors, managing members or general partners (as applicable); or

(b) to direct or cause the direction of the management and policies of such Person (whether by contract or otherwise).

“Agent Indemnified Parties” is defined in Section 9.3.

“Agents” means each of the Administrative Agent, the Arrangers, the Syndication Agent and the Documentation Agent and also includes any Person identified as a “Joint Bookrunner”.

“Agreement” means, on any date, this Credit Agreement as originally in effect on the Effective Date and as thereafter from time to time amended, supplemented, amended and restated or otherwise modified from time to time and in effect on such date.

“Alternate Base Rate” means, on any date and with respect to all Base Rate Loans, a fluctuating rate of interest per annum (rounded upward, if necessary, to the next highest 1/16 of 1%) equal to the higher of

(a) the Base Rate in effect on such day; and

(b) the Federal Funds Rate in effect on such day plus 1/2 of 1%.

Changes in the rate of interest on that portion of any Loans maintained as Base Rate Loans will take effect simultaneously with each change in the Alternate Base Rate. The Administrative Agent will give notice promptly to the Borrower and the Lenders of changes in the Alternate Base Rate; provided that, the failure to give such notice shall not affect the Alternate Base Rate in effect after such change.

“Applicable Commitment Fee Margin” means 0.375%.

“Applicable Law” means with respect to any Person or matter, any United States or foreign, federal, state, regional, tribal or local statute, law, code, rule, treaty, convention, application, order, decree, consent decree, injunction, directive, determination or other requirement (whether or not having the force of law) relating to such Person or matter and, where applicable, any interpretation thereof by a Governmental Authority having jurisdiction with respect thereto or charged with the administration or interpretation thereof.

“Applicable Margin” means, for any day and with respect to all Loans maintained as LIBO Rate Loans or Base Rate Loans, the applicable percentage set forth below corresponding to the Borrowing Base Utilization Percentage:

If the Borrowing Base Utilization Percentage is:	Then the Applicable Margin for LIBO Rate Loans is:	Then the Applicable Margin for Base Rate Loans is:
Greater than or equal to 90%	2.00%	1.00%
Greater than or equal to 75% but less than 90%	1.75%	0.75%
Greater than or equal to 50% but less than 75%	1.50%	0.50%
Less than 50%	1.25%	0.25%

If at any time the Borrower fails to deliver a Reserve Report pursuant to Section 2.8.2 or 2.8.3, then the “Applicable Margin” means the rate per annum set forth on the grid when the Borrowing Base Utilization Percentage is at its highest level until such time as such Reserve Report has been delivered.

“Approved Counterparties” means any counterparty to the Hedging Agreement with the Borrower that (a) is a Lender or an Affiliate of a Lender or (B) has a credit rating of Baal or higher from Moody’s or BBB+ or higher from S&P.

“Approved Engineer” means Netherland, Sewell and Associates, Inc., Miller and Lents, Ltd. or any other independent petroleum engineer satisfactory to the Administrative Agent in its sole and absolute discretion.

“Approved Fund” means any Person (other than a natural Person) that (a) is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business, and (b) is administered or managed by a Lender, an Affiliate of a Lender or a Person or an Affiliate of a Person that administers or manages a Lender.

“Arrangers” means, collectively, RBS and BNP Paribas.

“Assets” is defined in the PSA.

“Authorized Officer” means, relative to any Obligor, those of its officers, general partners or managing members (as applicable) whose signatures and incumbency shall have been certified to the Administrative Agent, the Lenders and the Issuers pursuant to Section 5.1.1.

“Base Amount” is defined in Section 3.3.3.

“Base Rate” means, at any time, the rate of interest then most recently established by the Administrative Agent in New York as its base rate for Dollars loaned in the United States. The Base Rate is not necessarily intended to be the lowest rate of interest determined by the Administrative Agent in connection with extensions of credit.

“Base Rate Loan” means a Loan bearing interest at a fluctuating rate determined by reference to the Alternate Base Rate.

“BNP Paribas” is defined in the preamble.

“Borrower” is defined in the preamble.

“Borrower Pledge and Security Agreement” means the First Lien Pledge and Security Agreement and Irrevocable Proxy executed and delivered by an Authorized Officer of the Borrower, substantially in the form of Exhibit G-l hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Borrowing” means the Loans of the same Type and, in the case of LIBO Rate Loans having the same Interest Period made by all Lenders required to make such Loans on the same Business Day and pursuant to the same Borrowing Request in accordance with Section.2.3.

“Borrowing Base” means at any time an amount equal to the amount determined in accordance with Section 2.8, as the same may be adjusted from time to time in accordance with the terms hereof.

“Borrowing Base Amortization Date” means the first Business Day of each Month.

“Borrowing Base Deficiency” is defined in Section 3.1.1(c).

“Borrowing Base Monthly Amortization Amount” means, in connection any Subject Redetermination, the monthly amount by which the parties intend that the Borrowing Base, as of such Subject Redetermination, will be reduced until the Borrowing Base is next redetermined in accordance with Section 2.8. Such monthly reduction amount (a) shall be calculated in conjunction with each Subject Redetermination, (b) shall be designated by the Administrative Agent to the Borrower in a written notice in conjunction with each such Subject Redetermination (provided the Administrative Agent shall not be liable for the failure to so designate and provided that the failure to so designate shall not affect the amortization of the Borrowing Base in accordance with Section 2.8.7), (c) shall be effective for the period commencing from and including the date of the Subject Redetermination to but excluding the date of the next Subject Redetermination, and (d) shall be calculated and recalculated, as the case may be, as of the date of each Subject Redetermination by dividing (i) the difference between (A) the Borrowing Base (as determined or redetermined pursuant to the relevant Subject Redetermination) and (B) the Projected Borrowing Base specified for the next occurring Projected Borrowing Base Specified Date in accordance with Section 2.8 by (ii) the number of Borrowing Base Amortization Dates that occur between the date that the relevant Subject Redetermination became effective and the then effective Projected Borrowing Base Specified Date; provided, however, that for the period from the Closing Date to the date that the Borrowing Base is first redetermined pursuant to Section 2.8.3, the Borrowing Base Monthly Amortization Amount shall be $7,500,000.

“Borrowing Base Utilization Percentage” means, as of any day, the fraction expressed as a percentage, the numerator of which is the sum of the Credit Exposures of the Lenders on such day, and the denominator of which is the Borrowing Base in effect on such day.

“Borrowing Request” means a Loan request and certificate duly executed by an Authorized Officer of the Borrower substantially in the form of Exhibit B-1 hereto.

“Bridge Financing” is defined in clause (d) of the fifth recital.

“Business Day” means (a) any day that is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York and (b) relative to the making, continuing, prepaying or repaying of any LIBO Rate Loans, any day that is a Business Day described in clause (a) above, and that is also a day on which dealings in Dollars are carried on in the London interbank eurodollar market.

“Capital Expenditures” means, for any period, the aggregate amount of (a) all expenditures of the Borrower and its Subsidiaries for fixed or capital assets made during such period that, in accordance with GAAP, would be classified as capital expenditures and (b) Capitalized Lease Liabilities incurred by the Borrower and its Subsidiaries during such period.

“Capital Securities” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital (including all capital stock, partnership, membership or other equity interests in such Person), whether now outstanding or issued after the Effective Date and whether or not certificated.

“Capitalized Lease Liabilities” means, with respect to any Person, all monetary obligations of such Person and its Subsidiaries under any leasing or similar arrangement which have been (or, in accordance with GAAP, should be) classified as capitalized leases, and for purposes of each Loan Document the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a premium or a penalty.

“Cash Collateralize” means, with respect to a Letter of Credit, the deposit of immediately available funds into a cash collateral account maintained with (or on behalf of) the Administrative Agent on terms satisfactory to the Administrative Agent in an amount equal to the Stated Amount of such Letter of Credit.

“Cash Equivalent Investment” means, at any time:

(a) any direct obligation of (or unconditionally guaranteed by) the United States or a State thereof (or any agency or political subdivision thereof, to the extent such obligations are supported by the full faith and credit of the United States or a State thereof) maturing not more than one year after such time;

(b) commercial paper maturing not more than 270 days from the date of issue, that is issued by (i) a corporation (other than an Affiliate of any Obligor) organized under the laws of any State of the United States or of the District of Columbia, and rated A-1 or higher by S&P or P-1 or higher by Moody’s or (ii) any Lender (or its holding company);

(c) any certificate of deposit, time deposit or bankers acceptance, maturing not more than one year after its date of issuance, that is issued by (i) any bank organized under the laws of the United States (or any State thereof), and that has (A) a credit rating of A2 or higher from Moody’s or A or higher from S&P and (B) a combined capital and surplus greater than $500,000,000, or (ii) any Lender;

(d) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (c) of this definition;

(e) money market funds that (i) purport to comply generally with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P or Aaa by Moody’s or carrying an equivalent rating by a national recognized rating agency, and (iii) have portfolio assets of at least $5,000,000,000; or

(f) any repurchase agreement having a term of 30 days or less entered into with any Lender or any commercial banking institution satisfying the criteria set forth in clause (c)(i) that

(i) is secured by a fully perfected security interest in any obligation of the type described in clause (a), and

(ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder.

“Casualty Event” means the damage, destruction or condemnation, as the case may be, of property of any Person or any of its Subsidiaries.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“CERCLIS” means the Comprehensive Environmental Response Compensation Liability Information System List.

“Change in Control” means:

(a) the failure of the Parent at any time to directly or indirectly own beneficially and of record on a fully diluted basis 51% of the outstanding Capital Securities of Intermediate Holdco;

(b) the failure of Intermediate Holdco at any time to directly own beneficially and of record on a fully diluted basis 100% of the outstanding Capital Securities of the Borrower, such Capital Securities to be held free and clear of all Liens (other than Liens granted under a Loan Document or a Second Lien Loan Document);

(c) after giving effect to the Acquisition, the failure of the Borrower at any time to directly own beneficially and of record on a fully diluted basis 100% of the outstanding Capital Securities of each of the Acquired Subsidiaries, such Capital Securities to be held free and clear of all Liens (other than Liens granted under a Loan Document or a Second Lien Loan Document);

(d) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors or the stockholders of the Borrower nor (ii) appointed by directors a majority of whom was so nominated; or

(e) any Person or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended), shall have acquired ownership, directly or indirectly, beneficially or of record, of Capital Securities representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Securities of Parent.

“Closing Date” means the date of the initial Credit Extension hereunder, but in no event shall such date be later than April 17, 2006.

“Closing Date Certificate” means the closing date certificate executed and delivered by an Authorized Officer of the Borrower in form and substance satisfactory to the Administrative Agent.

“Closing Date Material Adverse Effect” is defined in Section 5.1.5.

“Code” means the Internal Revenue Code of 1986, and the regulations thereunder, in each case as amended, reformed or otherwise modified from time to time.

“Collateral” means any “Collateral” or “Mortgaged Property” as defined in any Security Document or any other collateral pledged or encumbered by any Obligor pursuant to the Loan Documents to secure all or part of the Obligations.

“Collections” means all cash, checks, notes, instruments and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds and tax refunds) of the Borrower and its Subsidiaries.

“Commitment” means, as the context may require, any Loan Commitment or Letter of Credit Commitment, as adjusted from time to time in accordance with this Agreement.

“Commitment Amount” means, as the context may require, the Loan Commitment Amount and the Letter of Credit Commitment Amount.

“Commitment Termination Date” means, as the context may require, the Letter of Credit Commitment Termination Date or the Loan Commitment Termination Date.

“Commitment Termination Event” means

(a) the occurrence of any Event of Default with respect to the Borrower described in clauses (a) through (d) of Section 8.1.9; or

(b) the occurrence and continuance of any other Event of Default and either

(i) the declaration of all or any portion of the Loans to be due and payable pursuant to Section 8.3, or

(ii) the giving of notice by the Administrative Agent, acting at the direction of the Required Lenders to the Borrower that the Commitments have been terminated.

“Communications” is defined in clause (a) of Section 9.10.

“Compliance Certificate” means a certificate duly completed and executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit E hereto, together with such changes thereto as the Administrative Agent may from time to time request for the purpose of monitoring the Borrower’s compliance with the financial covenants contained herein.

“Contingent Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person. The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount of the debt, obligation or other liability guaranteed thereby.

“Continuation/Conversion Notice” means a notice of continuation or conversion and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit C hereto.

“Control Agreement” means an agreement in form and substance reasonably satisfactory to the Administrative Agent which provides for the Administrative Agent to have “control” (as defined in Section 8-106 of the UCC, as such term relates to investment property (other than certificated securities or commodity contracts), or as used in Section 9-106 of the UCC, as such term relates to commodity contracts, or as used in Section 9-104(a) of the UCC, as such term relates to deposit accounts).

“Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control that, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

“Covered Properties” is defined in Section 7.1.1(m).

“Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its Letter of Credit Outstandings at such time.

“Credit Extension” means, as the context may require,

(a) the making of a Loan by a Lender (which shall not include the continuation or conversion of any Type of existing Loan);or

(b) the issuance of any Letter of Credit, or the extension or renewal of any Stated Expiry Date of any existing Letter of Credit, by an Issuer.

“Current Ratio” means the ratio of

(a) consolidated current assets of the Borrower and its Subsidiaries, but including any unused availability under the Borrowing Base and excluding therefrom any current non-cash asset (including in respect of Hedging Agreements) described in or calculated pursuant to the requirements of Statement of Financial Accounting Standards 133 and 143, each as amended (provided that, for the avoidance of doubt, the calculation of consolidated current assets shall include any current assets in respect of the termination of any Hedging Agreement)

to

(b) consolidated current liabilities of the Borrower and its Subsidiaries but excluding therefrom any current non-cash liabilities (including in respect of Hedging Agreements) described in or calculated pursuant to the requirements of Statement of Financial Accounting Standards 133 and 143, each as amended (provided that, for the avoidance of doubt, the calculation of consolidated current liabilities shall include any current liabilities in respect of the termination of any Hedging Agreement).

“Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

“Deposit Account” means a “deposit account” as that term is defined in Section 9-102(a) of the UCC.

“Default Rate” is defined in Section 3.2.2.

“Designated Amount” is defined in Section 3.3.3.

“Disbursement” is defined in Section 2.6.2.

“Disbursement Date” is defined in Section 2.6.2.

“Disclosure Schedule” means the Disclosure Schedule attached hereto as Schedule I, as it may be amended, supplemented, amended and restated or otherwise modified from time to time by the Borrower with the written consent of the Required Lenders.

“Disposition” (or similar words such as “Dispose”) means any sale, transfer, lease, contribution or other conveyance (including by way of merger) of, or the granting of options, warrants or other rights to, any of the Borrower’s or its Subsidiaries’ assets (including accounts receivable and Capital Securities of Subsidiaries) to any other Person (other than to another Obligor) in a single transaction or series of transactions.

“Documentation Agent” is defined in the preamble.

“Dollar” and the sign “$” mean lawful money of the United States.

“Domestic Office” means the office of a Lender designated as its “Domestic Office” on Schedule II hereto or in a Lender Assignment Agreement, or such other office within the United States as may be designated from time to time by notice from such Lender to the Administrative Agent and the Borrower.

“EBITDA” means, for any applicable period and with the respect to the Borrower and its consolidated Subsidiaries, the sum of (a) Net Income, plus (b) to the extent deducted in determining Net Income, the sum of (i) amounts attributable to amortization, depletion and depreciation of assets, (ii) income tax expense, (iii) Interest Expense for such period, and (iv) reasonable transaction fees and expenses incurred in connection with negotiation, execution and delivery of this Agreement, the Loan Documents and the Second Lien Loan Documents and in connection with the closing of the Acquisition as well as the repayment of the Bridge Facility; provided, however, that (A) for the Fiscal Quarter ending March 31, 2006, EBITDA for such Fiscal Quarter shall be computed by the Borrower in good faith and with the reasonable approval of the Administrative Agent and shall be based upon the lease operating statements with respect to the Assets for such Fiscal Quarter and using the pro forma G&A Expenses of the Borrower and its Subsidiaries for the Fiscal Quarter ending on June 30, 2006 (and multiplying such pro forma G&A Expenses by a fraction, the numerator of which is 91 and the denominator of which is 91 less the number of days from and including April 1 to but not including the Closing Date) instead of the actual G&A Expenses of the Borrower and its Subsidiaries for the Fiscal Quarter ended March 31, 2006 and (B) for the Fiscal Quarter ending June 30, 2006, EBITDA for such Fiscal Quarter shall be computed by determining EBITDA for the period from the Closing Date to and including June 30, 2006 and multiplying such amount by a fraction, the numerator of which is 91 and the denominator of which is 91 less the number of days from and including April 1 to but not including the Closing Date.

“Effective Date” means the date this Agreement becomes effective pursuant to Section 10.8.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; or (d) any other Person (other than a natural Person, the Borrower, any Affiliate of the Borrower or any other Person taking direction from, or working in concert with, the Borrower or any of the Borrower’s Affiliates).

“Environmental Laws” means all applicable foreign, federal, state, provincial or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to public health and safety and protection of the environment.

“Equity Contribution” is defined in clause (b) of the fifth recital.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections thereto.

“ERISA Affiliate” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control that, together with the Borrower, are treated as a single employer under section 414 (b) or 414 (c) of the Code or section 4001(b)(l) of ERISA.

“Event of Default” is defined in Section 8.1,

“Exemption Certificate” is defined in clause (e) of Section 4.6.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Property Policies” is defined in Section 7.1.4.

“Federal Funds Rate” means, for any day, a fluctuating interest rate per annum equal for each day during such day to

(a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York; or

(b) if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” means the fee letter, dated February 21, 2006, among RBS, BNP Paribas, the Parent and the Borrower.

“Filing Statements” is defined in Section 5.1.13.

“Fiscal Quarter” means any period of three consecutive calendar months ending on the last day of March, June, September or December.

“Fiscal Year” means any period of twelve consecutive calendar months ending on June 30; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “2006 Fiscal Year”) refer to the Fiscal Year ending on June 30 of such calendar year.

“F.R.S. Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“G&A Expenses” means, with respect to any Person, the general and administrative expenses of such Person not attributable to any particular Property, including without limitation, salaries, directors’ and officers’ insurance, office rent and operating expenses, overhead and outside contractors, but excluding expenses that are properly capitalized under GAAP.

“GAAP” is defined in Section 1.5.

“Good Title” means, with respect to any Property, a good and valid title to such Property that is free from reasonable doubt, is superior to any other titles and claims with respect to such Property, and could not be reasonably expected to expose the party who holds such title to the hazards of litigation with respect to the validity and priority of such title.

“Governmental Authority” means the government of the United States or Bermuda, any other nation, or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” is defined in clause (g) of Section 10.11.

“Guarantor” means, collectively, Intermediate Holdco, each Subsidiary Guarantor and each other Person party to a Guaranty.

“Guaranty” means, as applicable, the Intermediate Holdco Guaranty, the Subsidiary Guaranties and any other document delivered by a Subsidiary of the Borrower whereby such Subsidiary becomes liable for the Obligations.

“Hazardous Material” means

(a) any “hazardous substance”, as defined by CERCLA;

(b) any “hazardous waste”, as defined by the Resource Conservation and Recovery Act, as amended; or

(c) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance (including any petroleum product) within the meaning of any other applicable foreign, federal, state, provincial or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as amended.

“Hedging Agreements” means (a) any agreement providing for options, swaps, floors, caps, collars, forward sales or forward purchases involving interest rates, commodities or commodity prices, equities, currencies, bonds, or indexes based on any of the foregoing, (b) any option, futures or forward contract traded on an exchange, and (c) any other hedging contract, derivative agreement or other similar agreement or arrangement.

“Hedging Obligations” means, with respect to any Person, all liabilities of such Person under Hedging Agreements.

“herein”, “hereof”, “hereto”, “hereunder” and similar terms contained in any Loan Document refer to such Loan Document as a whole and not to any particular Section, paragraph or provision of such Loan Document.

“Highest Lawful Rate” is defined in Section 10.18.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“IFRS” means the “International Financial Reporting Standards” adopted and promulgated by the International Accounting Standards Board , as amended.

“Impermissible Qualification” means any qualification, exception, explanatory paragraph or paragraph of emphasis to the opinion or certification of any independent public accountant as to any financial statement

(a) that is of a “going concern” or similar nature;

(b) that relates to the limited scope of examination of matters relevant to such financial statement; or

(c) that relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause the Borrower to be in Default.

“including” and “include” means including without limiting the generality of any description preceding such term, and, for purposes of each Loan Document, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, that is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.

“Indebtedness” of any Person means:

(a) all obligations of such Person for borrowed money or advances and all obligations of such Person evidenced by bonds, debentures, notes or similar instruments or upon which interest payments are customarily made;

(b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, banker’s acceptances, performance, surety or appeal bonds (or similar obligations) issued for the account of such Person;

(c) all Capitalized Lease Liabilities of such Person;

(d) all reimbursement, payment or other obligations or liabilities of such Person created or arising under any conditional sale or title retention agreement with respect to property used or acquired by such Person;

(e) all other items that, in accordance with GAAP, would be included as liabilities on the balance sheet of such Person as of the date at which Indebtedness is to be determined;

(f) net Hedging Obligations of such Person;

(g) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services (including all reimbursement, payment or other obligations or liabilities of such Person created or arising under any conditional sale or title retention agreement with respect to property used or acquired by such Person) (excluding trade accounts payable in the ordinary course of business that are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person), and indebtedness secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on property owned or being acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(h) obligations arising under Synthetic Leases;

(i) all Contingent Liabilities of such Person; and

(j) all obligations referred to in clauses (a) through (i) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person.

The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Liabilities” is defined in Section 10.4.

“Indemnified Parties” is defined in Section 10.4.

“Initial Reserve Report” means the reserve report concerning Oil and Gas Properties of Borrower and the Acquired Subsidiaries, prepared by Netherland, Sewell and Associates, Inc., issued on or after March 15, 2006 and dated as of January 1, 2006.

“Intercreditor Agreement” means the Intercreditor Agreement, dated the date hereof and substantially in the form of Exhibit H hereto, executed and delivered by the Administrative Agent, the administrative agent under the Second Lien Credit Agreement and the Obligors pursuant to the terms of this Agreement, as amended, supplemented, amended and restated, replaced or otherwise modified from time to time.

“Interest Coverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of:

(a) EBITDA computed for the period consisting of such Fiscal Quarter and each of the three immediately preceding Fiscal Quarters to

(b) Interest Expense computed for the period consisting of such Fiscal Quarter and each of the three immediately preceding Fiscal Quarters;

provided that (i) for purposes of calculating the Interest Coverage Ratio as of the Fiscal Quarter ending June 30, 2006, (x) the amount in clause (a) shall be calculated by adding the EBITDA computed for the Fiscal Quarter ending March 31, 2006 with the EBITDA computed for the Fiscal Quarter ending June 30, 2006, and multiplying the sum thereof by 2 and (y) the amount in clause (b) shall be calculated by adding the Interest Expense computed for the Fiscal Quarter ending March 31, 2006 with the Interest Expense computed for the Fiscal Quarter ending June 30, 2006, and multiplying the sum thereof by 2, and (ii) for purposes of calculating the Interest Coverage Ratio as of the Fiscal Quarter ending September 30, 2006, (x) the amount in clause (a) shall be calculated by adding the EBITDA computed for the Fiscal Quarter ending March 31, 2006 with the EBITDA computed for the Fiscal Quarter ending June 30, 2006 and the EBITDA computed for the Fiscal Quarter ending September 30, 2006, and multiplying the sum thereof by 4/3 and (y) the amount in clause (b) shall be calculated by adding the Interest Expense computed for the Fiscal Quarter ending March 31, 2006 with the Interest Expense computed for the Fiscal Quarter ending June 30, 2006 and the Interest Expense computed for the Fiscal Quarter ending September 30, 2006, and multiplying the sum thereof by 4/3; provided further that (A) any EBITDA calculation for the Fiscal Quarter ending June 30, 2006 shall be determined as described in the definition of “EBITDA” and any Interest Expense calculation for the Fiscal Quarter ended June 30, 2006 shall be computed by determining Interest Expense for the period from the Closing Date to and including June 30, 2006 and multiplying such amount by a fraction, the numerator of which is 91 and the denominator of which is 91 less the number of days from and including April 1 to but not including the Closing Date; and (B) any EBITDA calculation for the Fiscal Quarter ending March 31, 2006 shall be determined as described in the definition of “EBITDA” and any Interest Expense calculation for the Fiscal Quarter ending March 31, 2006 shall be computed by using the Interest Expense (after the same has been adjusted in a similar manner as in clause (A) above to the extent that the Closing Date occurred after March 31, 2006) of the Borrower and its Subsidiaries for the Fiscal Quarter ended June 30, 2006 instead of the actual Interest Expenses of the Borrower and its Subsidiaries during the Fiscal Quarter ended March 31, 2006.

“Interest Expense” means, for any applicable period, the aggregate cash interest expense (both accrued and paid and net of interest income paid during such period to the Borrower and its Subsidiaries) of the Borrower and its Subsidiaries for such applicable period, including the portion of any payments made in respect of Capitalized Lease Liabilities allocable to interest expense.

“Interest Period” means, relative to any LIBO Rate Loan, the period beginning on (and including) the date on which such LIBO Rate Loan is made or continued as, or converted into, a LIBO Rate Loan pursuant to Sections 2.3 or 2.4 and shall end on (but exclude) the day that numerically corresponds to such date one, three or six months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), in either case as the Borrower may select in its relevant notice pursuant to Sections 2.3 or 2.4; provided, that,

(a) the Borrower shall not be permitted to select Interest Periods to be in effect at any one time that have expiration dates occurring on more than six different dates; and

(b) no Interest Period for any Loan may end later than the Stated Maturity Date. “Intermediate Holdco” is defined in the first recital.

“Intermediate Holdco Guaranty” means the Limited Recourse Guaranty executed and delivered by an Authorized Officer of Intermediate Holdco, substantially in the form of Exhibit F hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Intermediate Holdco Pledge Agreement” means the First Lien Pledge Agreement and Irrevocable Proxy executed and delivered by an Authorized Officer of Intermediate Holdco, substantially in the form of Exhibit G-2 hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Investment” means, relative to any Person,

(a) any loan, advance or extension of credit made by such Person to any other Person, including the purchase by such Person of any bonds, notes, debentures or other debt securities of any other Person;

(b) Contingent Liabilities in favor of any other Person; and

(c) any Capital Securities held by such Person in any other Person.

The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or capital thereon and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such Investment.

“ISP Rules” is defined in Section 10.9.

“Issuance Request” means a Letter of Credit request and certificate duly executed by an Authorized Officer of the Borrower substantially in the form of Exhibit B-2 hereto.

“Issuer” means, as applicable, RBS or BNP Paribas in its capacity as an issuer of the Letters of Credit pursuant to the terms of this Agreement. At the request of the Administrative Agent and with the Borrower’s consent (not to be unreasonably withheld), another Lender may issue one or more Letters of Credit hereunder.

“Lender Assignment Agreement” means an assignment agreement substantially in the form of Exhibit D hereto.

“Lenders” is defined in the preamble.

“Lender’s Environmental Liability” means any and all losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, costs, judgments, suits, proceedings, damages, (including consequential damages), disbursements or expenses of any kind or nature whatsoever (including reasonable attorneys’ fees at trial and appellate levels and experts’ fees and disbursements and expenses incurred in investigating, defending against or prosecuting any litigation, claim or proceeding) that may at any time be imposed upon, incurred by or asserted or awarded against any Agent, any Lender or any Issuer or any of such Person’s Affiliates, shareholders, directors, officers, employees, and agents in connection with or arising from:

(a) any Hazardous Material on, in, under or affecting all or any portion of any property of the Borrower or any of its Subsidiaries or the groundwater thereunder to the extent caused by Releases from the Borrower’s or any of its Subsidiaries’ or any of their respective predecessors’ properties or any surrounding areas thereof;

(b) any misrepresentation, inaccuracy or breach of any warranty, contained or referred to in Section 6.12;

(c) any violation or claim of violation by the Borrower or any of its Subsidiaries of any Environmental Laws; or

(d) the imposition of any Lien for damages caused by, or the recovery of any costs with respect to, the cleanup, release or threatened release of Hazardous Material by the Borrower or any of its Subsidiaries, or in connection with any property owned or formerly owned by the Borrower or any of its Subsidiaries.

“Letter of Credit” is defined in Section 2.1.2.

“Letter of Credit Commitment” means an Issuer’s obligation to issue Letters of Credit pursuant to Section 2.1.2 and any Lender’s obligation to participate in Letters of Credit pursuant to Section 2.6.

“Letter of Credit Commitment Amount” means, on any date, a maximum amount of $40,000,000, as such amount may be permanently reduced from time to time pursuant to Section 2.2.

“Letter of Credit Commitment Termination Date” means the date that is five Business Days prior to the Loan Commitment Termination Date.

“Letter of Credit Outstandings” means, on any date, an amount equal to the sum of (a) the then aggregate amount that is undrawn and available under all issued and outstanding Letters of Credit, and (b) the then aggregate amount of all unpaid and outstanding Reimbursement Obligations. The Letter of Credit Outstandings of any Lender at any time shall be its Percentage of the Letter of Credit Outstandings at such time.

“LIBO Rate” means, relative to any Interest Period for LIBO Rate Loans, the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of the relevant Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period most closely approximating such Interest Period (and in an amount approximately equal to the amount of the relevant LIBO Rate Loans); provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars (in an amount approximately equal to the amount of the relevant LIBO Rate Loans) are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“LIBO Rate Loan” means a Loan bearing interest, at all times during an Interest Period applicable to such Loan, at a rate of interest determined by reference to the LIBO Rate (Reserve Adjusted).

“LIBO Rate (Reserve Adjusted)” means, relative to any Loan to be made, continued or maintained as, or converted into, a LIBO Rate Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) determined pursuant to the following formula:

LIBO Rate	=	LIBO Rate
(Reserve Adjusted)		1.00 - LIBOR Reserve Percentage

The LIBO Rate (Reserve Adjusted) for any Interest Period for LIBO Rate Loans will be determined by the Administrative Agent on the basis of the LIBOR Reserve Percentage in effect two Business Days before the first day of such Interest Period.

“LIBOR Office” means the office of a Lender designated as its “LIBOR Office” on Schedule II hereto or in a Lender Assignment Agreement, or such other office designated from time to time by notice from such Lender to the Borrower and the Administrative Agent, whether or not outside the United States, which shall be making or maintaining the LIBO Rate Loans of such Lender.

“LIBOR Reserve Percentage” means, relative to any Interest Period for LIBO Rate Loans, the reserve percentage (expressed as a decimal) equal to the maximum aggregate reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) specified under regulations issued from time to time by the F.R.S. Board and then applicable to assets or liabilities consisting of or including “Eurocurrency Liabilities”, as currently defined in Regulation D of the F.R.S. Board, having a term approximately equal or comparable to such Interest Period.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), privilege, charge against or security interest in property, or other priority or preferential arrangement of any kind or nature whatsoever, including any conditional sale or title retention arrangement, any Capitalized Lease Liability and any assignment, deposit arrangement or financing lease intended as security.

“Loan Commitment” means, relative to any Lender, such Lender’s obligation (if any) to make Loans pursuant to Section 2.1.1.

“Loan Commitment Amount” means, on any date, $300,000,000, as such amount may be reduced from time to time pursuant to Section 2.2.

“Loan Commitment Termination Date” means the earliest of

(a) the Stated Maturity Date;

(b) the date on which the Loan Commitment Amount is terminated in full or reduced to zero pursuant to the terms of this Agreement; and

(c) the date on which any Commitment Termination Event occurs.

Upon the occurrence of any event described above, the Loan Commitments shall terminate automatically and without any further action.

“Loan Documents” means, collectively, this Agreement, the Notes, the Letters of Credit, each Hedging Agreement between the Borrower and any then current Lender or Affiliate of a then current Lender, the Fee Letter, each Security Document, each Guaranty, the Intercreditor Agreement, each Borrowing Request, each Issuance Request, and each other agreement, certificate, document or instrument delivered in connection with any Loan Document, whether or not specifically mentioned herein or therein.

“Loans” is defined in Section 2.1.1.

“Marlin Offshore” is defined in the second recital.

“Marlin Texas GP” is defined in the second recital.

“Marlin Texas LP” is defined in the second recital.

“Material Adverse Effect” means, in light of all circumstances prevailing at the time, a material adverse effect on (a) the business, assets, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower or the Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of any Secured Party under any Loan Document, (c) the ability of any Obligor to perform its Obligations under any Loan Document, (d) the legality, validity or enforceability of this Agreement or any other Loan Document or (e) the validity, perfection or priority of Liens with respect to any material portion of the Collateral in favor of the Administrative Agent for the benefit of the Secured Parties.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means each mortgage, deed of hypothecation, debenture, pledge, deed of trust or agreement executed and delivered by any Obligor in favor of the Administrative Agent for itself and as agent for the benefit of the Secured Parties pursuant to the requirements of this Agreement substantially in the form of Exhibit I-I, I-2 or I-3 or otherwise in form and substance reasonably satisfactory to the Administrative Agent, as applicable, under which a Lien is granted on the real property and fixtures described therein, in each case as amended, supplemented, amended and restated or otherwise modified from time to time.

“Mortgaged Properties” is defined in Section 7.1.1(m).

“Net Income” means, for any period, the aggregate of all amounts that would be included as net income (or loss) on the consolidated financial statements of the Borrower and its Subsidiaries for such period, but shall exclude effects on net income attributable to any current non-cash income or expense (including in respect of Hedging Agreements) described in or calculated pursuant to the requirements of Statement of Financial Accounting Standards 133 and 143, in each case as amended (provided that, for the avoidance of doubt, the calculation of Net Income shall include any income or expense in respect of the termination of any Hedging Agreement),

“No Less Favorable Terms and Conditions” means, with respect to any refinancing of any Indebtedness permitted hereunder, terms and conditions that are, taken as a whole, no less favorable to the Lenders and evidenced by documentation that shall not (a) increase the principal amount of or interest rate on such outstanding Indebtedness, (b) reduce either the tenor or the average life of such Indebtedness, (c) change the respective primary obligor(s) on the refinancing Indebtedness, (d) change the security, if any, for the refinancing Indebtedness (except to the extent that only a subset of existing security is granted to holders of such refinancing Indebtedness) or (e) afford the holders of such refinancing Indebtedness other covenants, defaults, rights or remedies, taken as a whole, more burdensome to the obligor(s) than those contained in such Indebtedness (and in the case of Second Lien Loans, none of the provisions contained in the refinancing Indebtedness shall be materially more favorable taken as a whole to the Second Lien Lenders than the corresponding provision in the Second Lien Credit Agreement as in effect at the time of such refinancing).

“Non-Excluded Taxes” means any Taxes other than net income and franchise Taxes imposed with respect to any Secured Party by any Governmental Authority under the laws of which such Secured Party is organized or in which it maintains its applicable lending office.

“Non-U.S. Lender” means any Lender that is not a “United States person”, as defined under Section 7701(a)(30) of the Code.

“Note” means a promissory note of the Borrower payable to any Lender, in the form of Exhibit A hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from outstanding Loans, and also means all other promissory notes accepted from time to time in substitution or replacement therefor or renewal thereof.

“Obligations” means all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of the Borrower and each other Obligor arising under or in connection with a Loan Document, including Reimbursement Obligations and the principal of and premium, if any, and interest (including interest accruing (or which would have accrued) during the pendency of any proceeding of the type described in Section 8.1.9. whether or not allowed in such proceeding) on the Loans and such obligations.

“Obligor” means, as the context may require, the Borrower and each other Person (other than a Secured Party) obligated under any Loan Document.

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) that may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, that relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and that may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property that may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes, together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Organic Document” means, relative to any Obligor, as applicable, its certificate or articles of incorporation, articles and memorandum of association, by-laws, certificate of partnership, partnership agreement, certificate of formation, limited liability agreement, operating agreement and similar or comparable agreement or certificate, and all shareholder agreements, voting trusts and similar arrangements applicable to any of such Obligor’s Capital Securities.

“Other Taxes” means any and all stamp, documentary or similar Taxes, or any other excise or property Taxes or similar levies that arise on account of any payment made or required to be made under any Loan Document or from the execution, delivery, registration, recording or enforcement of, or otherwise with respect to, any Loan Document.

“Parent” is defined in the first recital.

“Participant” is defined in clause (d) of Section 10.11.

“Patriot Act” means the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended and supplemented from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.

“Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA), and to which the Borrower or any corporation, trade or business that is, along with the Borrower, a member of a Controlled Group, may have liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Percentage” means, relative to any Lender, the percentage set forth opposite its name on Schedule II hereto under the “Percentage” column or set forth in a Lender Assignment Agreement under the “Percentage” column, as such percentage may be adjusted from time to time pursuant to Lender Assignment Agreements executed by such Lender and its Assignee Lender and delivered pursuant to Section 10.11. A Lender shall not have any Loan Commitment or Letter of Credit Commitment if its Percentage is zero.

“Permitted Acquisition” means an acquisition (whether pursuant to an acquisition of Capital Securities, assets or otherwise) by the Borrower or any Subsidiary from any Person of a business in which all of the following conditions are satisfied:

(a) the Borrower shall have submitted to the Administrative Agent at least 30 days prior to the consummation of such acquisition, (i) a business description of the business or assets being acquired, (ii) either (A) with respect to the acquisition of a Person whose primary business or assets involve the exploration or production of Hydrocarbons, reserve reports in form and substance satisfactory to the Administrative Agent together with lease operating statements and other financial information regarding such Person, all as reasonably requested by the Administrative Agent or (B) with respect to any other acquisition, the audited (or subject to a limited audit satisfactory to the Administrative Agent) financial statements of the business or assets being acquired (or such other financial information as reasonably acceptable to the Administrative Agent), and (iii) an executive overview outlining the rationale for such acquisition and a summary of the terms of the acquisition, all in reasonable detail;

(b) the assets, Capital Securities or business being acquired, will be located, incorporated and/or doing business in the United States (or located in the offshore area in the Gulf of Mexico over which the United States of America and the Minerals Management Service of the United States Department of the Interior assert jurisdiction and to which the laws of the States of Texas or Louisiana are applicable);

(c) Borrower shall have delivered a certificate certifying that before and after giving effect to such acquisition, the representations and warranties set forth in each Loan Document shall, in each case, be true and correct in all material respects with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) and no Default or Borrowing Base Deficiency has occurred and is continuing or would result therefrom;

(d) the Borrower shall have delivered to the Administrative Agent a Compliance Certificate for the period of four full Fiscal Quarters immediately preceding such acquisition (prepared in good faith and in a manner and using such methodology that is consistent with the most recent financial statements delivered pursuant to Section 7.1.1) giving pro forma effect to the consummation of such acquisition as if such Permitted Acquisition had occurred on the first day of the period of four Fiscal Quarters ending on the last day of the most recently ended Fiscal Quarter for which a Compliance Certificate has been delivered pursuant to clause (c) of Section 7.1.1 and evidencing compliance with the covenants set forth in Section 7.2.4. such pro forma adjustments being reasonably satisfactory to the Administrative Agent; and

(e) such acquisition is acceptable to the Administrative Agent, acting reasonably.

“Person” means any natural person, corporation, limited liability company, partnership, limited partnership, joint venture, association, trust or unincorporated organization, Governmental Authority or any other legal entity, whether acting in an individual, fiduciary or other capacity.

“Platform” is defined in clause (b) of Section 9.10.

“Primary Syndication” means the period commencing on or prior to the Closing Date and ending on the earlier of (a) the date that is 75 days following the Closing Date and (b) the date that the Administrative Agent has declared the primary syndication of the Commitments and Credit Extensions to have ended.

“Proceeds Account” is defined in Section 7.1.10.

“Projected Borrowing Base” is defined in Section 2.8.2.

“Projected Borrowing Base Specified Date” is defined in Section 2.8.2.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Proposed Borrowing Base” is defined in Section 2.8.2.

“Proved Developed Nonproducing Reserves” means Proved Reserves which are categorized as both “Developed” and “Nonproducing” in the Reserve Definitions.

“Proved Developed Producing Reserves” means Proved Reserves which are categorized as both “Developed” and “Producing” in the Reserve Definitions.

“Proved Reserves” means “Proved Reserves” as defined in the Definitions for Oil and Gas Reserves (in this paragraph, the “Reserve Definitions”) promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Proved Undeveloped Reserves” means Proved Reserves which are categorized as “Undeveloped” in the Reserve Definitions.

“PSA” is defined in the second recital.

“Quarterly Payment Date” means the last Business Day of each March, June, September and December.

“RBS” is defined in the preamble.

“RBS Securities” is defined in the preamble.

“Register” is defined in clause (a) of Section 2.7.

“Reimbursement Obligation” is defined in Section 2.6.3.

“Release” means a “release”, as such term is defined in CERCLA or any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

“Replacement Lender” is defined in Section 4.6(g).

“Replacement Notice” is defined in Section 4.6(g).

“Required Lenders” means, at any time, Lenders holding not less than 67% of the Total Exposure Amount.

“Required Percentages” is defined in Section 7.1.11.

“Reserve Report” means the Initial Reserve Report and each other report setting forth, as of each January 1st or July 1st (or such other date as required pursuant to Section 2.8 and the other provisions of this Agreement), the oil and gas reserves attributable to the Oil and Gas Properties of the Borrower and its Subsidiaries that the Borrower wishes to include in the Borrowing Base, together with a projection of the rate of production and future net income, severance and ad valorem taxes, operating expenses and capital expenditures with respect thereto as of such date, consistent with SEC reporting requirement at the time, provided that each such report hereafter delivered must (a) separately report on the Proved Developed Producing Reserves, Proved Developed Nonproducing Reserves and Proved Undeveloped Reserves of the Borrower and its Subsidiaries, (b) take into account the Borrower’s actual experiences with leasehold operating expenses and other costs in determining projected leasehold operating expenses and other costs, (c) identify and take into account any “overproduced” or “under-produced” status under gas balancing arrangements, and (d) contain information and analysis comparable in scope to that contained in the Initial Reserve Report except that there shall be no requirement to include any information regarding probable and possible reserves, any field descriptions, or other information other than the numerical output from the proved reserve calculations and summary information to the reasonable satisfaction of the Administrative Agent.

“Resource Conservation and Recovery Act” means the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended.

“Restricted Payment” means (a) the declaration or payment of any dividend (other than dividends payable solely in Capital Securities of the Borrower or any Subsidiary) on, or the making of any payment or distribution on account of, or setting apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any class of Capital Securities of the Borrower or any Subsidiary or any warrants, options or other right or obligation to purchase or acquire any such Capital Securities, whether now or hereafter outstanding, or (b) the making of any other distribution in respect of such Capital Securities, in each case either directly or indirectly, whether in cash, property or obligations of the Borrower or any Subsidiary or otherwise.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“SEC” means the Securities and Exchange Commission.

“Second Lien Administrative Agent” means the administrative agent for the Second Lien Credit Agreement.

“Second Lien Credit Agreement” means the Second Lien Credit Agreement, dated as of the Closing Date, among the Borrower, the various financial institutions and other Persons from time to time party thereto as lenders, the Second Lien Administrative Agent and the other Persons party thereto as agents, as amended, supplemented, amended and restated, refinanced or otherwise modified from time to time in accordance with Section 7.2.11.

“Second Lien Lender” means each “Lender” as defined in the Second Lien Credit Agreement (or such corresponding term in the event the Second Lien Credit Agreement is refinanced in accordance with the terms hereof).

“Second Lien Loan Documents” means the “Loan Documents” as defined in the Second Lien Credit Agreement (or such corresponding term in the event the Second Lien Credit Agreement is refinanced in accordance with the terms hereof).

“Second Lien Loan Incurrence” is defined in clause (c) of the fifth recital.

“Second Lien Loans” means the “Loans” as defined in the Second Lien Credit Agreement (or such corresponding term in the event the Second Lien Credit Agreement is refinanced in accordance with the terms hereof).

“Secured Parties” means, collectively, the Lenders, the Issuers, the Administrative Agent, the other Agents, each counterparty to a Hedging Agreement that is currently Lender or an Affiliate thereof and (in each case) each of their respective successors, transferees and assigns.

“Security Agreement” means the Intermediate Holdco Pledge Agreement, the Borrower Pledge and Security Agreement and each Subsidiary Pledge and Security Agreement, substantially in the form of Exhibit G-l or G-2 hereto, together with any other pledge or security agreements delivered pursuant to the terms of this Agreement, in each case as amended, supplemented, amended and restated or otherwise modified from time to time.

“Security Documents” means each Mortgage, each Security Agreement, each Guaranty, each Control Agreement delivered pursuant to the terms of the Loan Documents, and all other security agreements, deeds of trust, mortgages, chattel mortgages, pledges, guaranties, control agreements, financing statements, continuation statements, extension agreements and other agreements or instruments now, heretofore, or hereafter delivered by any Obligor to the Administrative Agent in connection with this Agreement or any transaction contemplated hereby to secure or guarantee the payment of any part of the Obligations or the performance of any Obligor’s other duties and obligations under the Loan Documents.

“Seller” is defined in the second recital.

“Solvent” means, with respect to any Person and its Subsidiaries on a particular date, that on such date (a) the fair value of the property of such Person and its Subsidiaries on a consolidated basis is greater than the total amount of liabilities, including contingent liabilities, of such Person and its Subsidiaries on a consolidated basis, (b) the present fair salable value of the assets of such Person and its Subsidiaries on a consolidated basis is not less than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it or its Subsidiaries will, incur debts or liabilities beyond the ability of such Person and its Subsidiaries to pay as such debts and liabilities mature, (d) the realizable value of such Person’s assets are equal to or greater than the aggregate of its liabilities and stated capital of all classes of Capital Securities and (e) such Person and its Subsidiaries on a consolidated basis is not engaged in a business or a transaction, and such Person and its Subsidiaries on a consolidated basis is not about to engage in a business or a transaction, for which the property of such Person and its Subsidiaries on a consolidated basis would constitute unreasonably small capital. The amount of Contingent Liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability.

“SPC” is defined in clause (g) of Section 10.11.

“Stated Amount” means, on any date and with respect to a particular Letter of Credit, the total amount then available to be drawn under such Letter of Credit.

“Stated Expiry Date” is defined in Section 2.6.

“Stated Maturity Date” means April 4, 2009.

“Subject Redetermination” is defined in Section 2.8.7.

“Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the outstanding Voting Securities of such other Person (irrespective of whether at the time Capital Securities of any other class or classes of such other Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person. Unless the context otherwise specifically requires, the term “Subsidiary” shall be a reference to a Subsidiary of the Borrower and shall include the Acquired Subsidiaries.

“Subsidiary Guarantor” means each Subsidiary that has executed and delivered to the Administrative Agent a Subsidiary Guaranty (including by means of a delivery of a supplement thereto).

“Subsidiary Guaranty” means the subsidiary guaranty executed and delivered by an Authorized Officer of each Subsidiary pursuant to the terms of this Agreement, substantially in the form of Exhibit F hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Subsidiary Pledge and Security Agreement” means the First Lien Pledge and Security Agreement and Irrevocable Proxy executed and delivered by each Subsidiary Guarantor, substantially in the form of Exhibit G-l hereto, together with any other pledge or security agreements delivered pursuant to the terms of this Agreement, in each case as amended, supplemented, amended and restated or otherwise modified from time to time.

“Syndication Agent” is defined in the preamble.

“Synthetic Lease” means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is not a capital lease in accordance with GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for federal income tax purposes, other than any such lease under which that Person is the lessor.

“Taxes” means all taxes, duties, levies, imposts, charges, assessments, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and all interest, penalties or similar liabilities with respect thereto.

“Tax Related Person” means any Person (including a beneficial owner of an interest in a pass-through entity) whose income is realized through or determined by reference to the Administrative Agent, a Lender or Participant or any Tax Related Person of any of the foregoing.

“TEC” means The Exploitation Company, a Texas limited liability partnership.

“Termination Date” means the date that all Obligations have been paid in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized), all Hedging Agreements have been terminated and all Commitments shall have terminated.

“Terrorism Laws” means any of the following (a) Executive Order 13224 issued by the President of the United States, (b) the Terrorism Sanctions Regulations (Title 31 Part 595 of the U.S. Code of Federal Regulations), (c) the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the U.S. Code of Federal Regulations), (d) the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the U.S. Code of Federal Regulations), (e) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 (as it may be subsequently codified), (f) all other present and future legal requirements of any Governmental Authority addressing, relating to, or attempting to eliminate, terrorist acts and acts of war and (g) any regulations promulgated pursuant thereto or pursuant to any legal requirements of any Governmental Authority governing terrorist acts or acts of war.

“Total Debt” means, on any date and without duplication, the outstanding principal amount of all Indebtedness of the Borrower and its Subsidiaries of the type referred to in clause (a) (which, in the case of the Loans or Second Lien Loans, shall be deemed to equal the actual daily amount of the Loans or Second Lien Loans, as the case may be, outstanding for such date), clause (b) (which, in the case of Letter of Credit Outstandings shall be deemed to equal the actual daily amount of Letter of Credit Outstandings for such date), clause (c), clause (f) (but excluding any current non-cash asset or liability (including in respect of Hedging Agreements) described in or calculated pursuant to the requirements of Statement of Financial Accounting Standards 133 and 143, in each case as amended (provided that, for the avoidance of doubt, the calculation of Total Debt shall include any current assets or liabilities in respect of the termination of any Hedging Agreement), and clause (g), in each case of the definition of “Indebtedness” (exclusive of intercompany Indebtedness between the Borrower and its Subsidiaries but including the Indebtedness in respect of principal hereunder and under the Second Lien Credit Agreement) and any Contingent Liability in respect of any of the foregoing.

“Total Exposure Amount” means, on any date of determination (and without duplication), the outstanding principal amount of all Loans, the aggregate amount of all Letter of Credit Outstandings and unpaid Reimbursement Obligations and the unfunded amount of the Commitments.

“Total Leverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of

(a) Total Debt outstanding on the last day of such Fiscal Quarter to

(b) EBITDA computed for the period consisting of such Fiscal Quarter and each of the three immediately preceding Fiscal Quarters;

provided that (i) for purposes of calculating the Total Leverage Ratio as of the Fiscal Quarter ending June 30, 2006, the amount in clause (b) above shall be calculated by adding the EBITDA computed for the Fiscal Quarter ended March 31, 2006 with the EBITDA computed for the Fiscal Quarter ended June 30, 2006, and multiplying the sum thereof by 2, and (ii) for purposes of calculating the Total Leverage Ratio as of the Fiscal Quarter ending September 30, 2006, the amount in clause (b) above shall be calculated by adding the EBITDA computed for the Fiscal Quarter ended March 31, 2006 with the EBITDA computed for the Fiscal Quarter ended June 30, 2006 and the EBITDA computed for the Fiscal Quarter ended September 30, 2006, and multiplying the sum thereof by 4/3; provided father that (A) any EBITDA calculation for the Fiscal Quarters ending March 31, 2006 and June 30, 2006 shall be computed as provided in the definition of “EBITDA”.

“Transaction” is defined in the sixth recital.

“Transaction Costs” is defined in the fourth recital.

“Transaction Documents” means, collectively, the Second Lien Loan Documents, the PSA, and the documents and agreements executed and delivered in connection with the PSA in each case as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with Section 7.2.11.

“Type” means, relative to any Loan, the portion thereof, if any, being maintained as a Base Rate Loan or a LIBO Rate Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if, with respect to any Filing Statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection or priority of the security interests granted to the Administrative Agent pursuant to the applicable Loan Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Loan Document and any Filing Statement relating to such perfection or effect of perfection or non-perfection or priority.

“United States” or “U.S.” means the United States of America, its fifty states and the District of Columbia.

“U.S. Subsidiary” means any Subsidiary that is incorporated or organized under the laws of the United States, a state thereof or the District of Columbia.

“Voting Securities” means, with respect to any Person, Capital Securities of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Welfare Plan” means a “welfare plan”, as such term is defined in Section 3(1) of ERISA.

“wholly owned Subsidiary” means any Subsidiary all of the outstanding Capital Securities of which (other than any director’s qualifying shares or investments by foreign nationals mandated by Applicable Law) is owned directly or indirectly by the Borrower.

SECTION 1.2. Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in each other Loan Document and the Disclosure Schedule.

SECTION 1.3. Cross-References and Other Provisions Relating to Terms. Unless otherwise specified, (a) references in a Loan Document to any Article or Section are references to such Article or Section of such Loan Document, and references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition; (b) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement; (c) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined; (d) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms; and (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns, provided such successors and assigns are permitted by the Loan Documents.

SECTION 1.4. Amendment of Defined Instruments. Unless the context otherwise requires or unless otherwise provided herein the terms defined in this Agreement that refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments and restatements of such agreement, instrument or document in accordance with the Loan Documents, provided that nothing contained in this section shall be construed to authorize any such renewal, extension, modification, amendment or restatement.

SECTION 1.5. Accounting and Financial Determinations.

(a) Unless otherwise specified, all accounting terms used in each Loan Document shall be interpreted, and all accounting determinations and computations thereunder (including under Section 7.2.4 and the definitions used in such calculations) shall be made, in accordance with those generally accepted accounting principles in effect in the United States (“GAAP”) applied on a basis consistent with those used in the preparation of the financial statements referred to in clause (a)(i) of Section 5.1.8. Unless otherwise expressly provided, all financial covenants and defined financial terms shall be computed on a consolidated basis for the Borrower and its Subsidiaries, in each case without duplication.

(b) As of any date of determination, for purposes of determining the Current Ratio, Interest Coverage Ratio or Total Leverage Ratio (and any financial calculations required to be made or included within such ratios, or required for purposes of preparing any Compliance Certificate to be delivered pursuant to the definition of “Permitted Acquisition”), the calculation of such ratios and other financial calculations shall include or exclude, as the case may be, the effect of any assets or businesses that have been acquired or Disposed of by the Borrower or any of its Subsidiaries pursuant to the terms hereof (including through mergers or consolidations) as of such date of determination, as determined by the Borrower on a pro forma basis in accordance with GAAP, which determination may include one-time adjustments or reductions in costs, if any, directly attributable to any such permitted Disposition or Permitted Acquisition, as the case may be, in each case (i) calculated in accordance with Regulation S-X of the Securities Act of 1933, as amended from time to time, and any successor statute, for the period of four Fiscal Quarters ended on or immediately prior to the date of determination of any such ratios (without giving effect to any cost-savings or adjustments relating to synergies resulting from a Permitted Acquisition except as the Arrangers shall otherwise agree) and (ii) giving effect to any such Permitted Acquisition or permitted Disposition as if it had occurred on the first day of such four Fiscal Quarter period.

ARTICLE 2

COMMITMENTS, BORROWING AND ISSUANCE

PROCEDURES, NOTES AND LETTERS OF CREDIT

SECTION 2.1. Commitments. On the terms and subject to the conditions of this Agreement, the Lenders and the Issuers severally agree to make Credit Extensions as set forth below.

SECTION 2.1.1. Loan Commitment (a) From time to time on any Business Day occurring on or after the Effective Date but prior to the Loan Commitment Termination Date, each Lender severally agrees that it will make loans (relative to such Lender, its “Loans”) to the Borrower in an aggregate amount equal to such Lender’s Percentage of the aggregate amount of each Borrowing of the Loans requested by the Borrower to be made on such day.

(b) On the terms and subject to the conditions hereof, the Borrower may from time to time borrow, prepay and reborrow Loans. No Lender shall be permitted or required to make any Loan if, after giving effect thereto, (i) such Lender’s Credit Exposure would exceed such Lender’s Percentage of the lesser of (A) then existing Loan Commitment Amount and (B) the Borrowing Base then in effect or (ii) the aggregate Credit Exposures of all Lenders would exceed the lesser of (A) then existing Loan Commitment Amount and (B) the Borrowing Base then in effect.

SECTION 2.1.2. Letter of Credit Commitment. From time to time on any Business Day occurring from the Effective Date until the Letter of Credit Commitment Termination Date, the Issuer agrees that it will

(a) issue one or more standby letters of credit (relative to such Issuer, its “Letter of Credit”) for the account of the Borrower (which can be issued in the name of a Subsidiary) in the Stated Amount requested by the Borrower on such day; or

(b) extend the Stated Expiry Date of an existing standby Letter of Credit previously issued hereunder.

No Issuer shall be permitted or required to issue any Letter of Credit if, after giving effect thereto, (i) the aggregate amount of all Letter of Credit Outstandings would exceed the Letter of Credit Commitment Amount or (ii) the aggregate amount Credit Exposures of all Lenders would exceed the lesser of (A) the existing Loan Commitment Amount or (B) the Borrowing Base then in effect.

SECTION 2.2. Termination of Commitments and Reduction of the Commitment Amounts. Unless previously terminated, the Loan Commitments shall terminate on the Loan Commitment Termination Date and the Letter of Credit Commitment shall terminate on the Letter of Credit Commitment Termination Date. If at any time the Borrowing Base is terminated or reduced to zero, then the Commitments shall terminate on the effective date of such termination or reduction. The Borrower may, from time to time on any Business Day occurring after the Effective Date, voluntarily reduce the amount of any Commitment Amount on the Business Day so specified by the Borrower; provided that, all such reductions shall require at least one Business Day’s prior notice to the Administrative Agent and be permanent, and any partial reduction of any Commitment Amount shall be in a minimum amount of $1,000,000 and in an integral multiple of $1,000,000. Any optional or mandatory reduction of the Loan Commitment Amount pursuant to the terms of this Agreement that reduces the Loan Commitment Amount below the Letter of Credit Commitment Amount shall result in an automatic and corresponding reduction of the Letter of Credit Commitment Amount (as directed by the Borrower in a notice to the Administrative Agent delivered together with the notice of such voluntary reduction in the Loan Commitment Amount) to an aggregate amount not in excess of the Loan Commitment Amount, as so reduced.

SECTION 2.3. Borrowing Procedure. In the case of Loans, by delivering a Borrowing Request to the Administrative Agent on or before noon, New York time, on a Business Day, the Borrower may from time to time irrevocably request, on the same Business Day’s notice in the case of Base Rate Loans, or three Business Days’ notice in the case of LIBO Rate Loans, and in either case not more than five Business Days’ notice, that a Borrowing be made, (a) in the case of LIBO Rate Loans, in an aggregate minimum amount of $1,000,000 and an integral multiple of $1,000,000, (b) in the case of Base Rate Loans, in an aggregate minimum amount of $1,000,000 and an integral multiple of $1,000,000 or, in either case, in the unused amount of the Loan Commitment; provided, that all of the initial Loans shall be made as Base Rate Loans; provided further that no LIBO Rate Loans may be advanced when any Default or Borrowing Base Deficiency has occurred and is continuing. Each such irrevocable request may be made by telephone confirmed promptly by hand delivery or facsimile to the Administrative Agent of the applicable Borrowing Request. On the terms and subject to the conditions of this Agreement, each Borrowing shall be comprised of the Type of Loans, and shall be made on the Business Day, specified in such Borrowing Request. On or before 11:00 a.m., New York time, on such Business Day (or 3:00p.m., New York time, in the case of a Base Rate Loan requested on the same Business Day), each Lender that has a Loan Commitment to make the Loans being requested shall deposit with the Administrative Agent same day funds in an amount equal to such Lender’s Percentage of the requested Borrowing. Such deposit will be made to an account which the Administrative Agent shall specify from time to time by notice to the Lenders. To the extent funds are received from the Lenders, the Administrative Agent shall make such funds available to the Borrower by wire transfer to the accounts the Borrower shall have specified in its Borrowing Request. No Lender’s obligation to make any Loan shall be affected by any other Lender’s failure to make any Loan.

SECTION 2.4. Continuation and Conversion Elections. By delivering a Continuation/Conversion Notice to the Administrative Agent on or before noon, New York time, on a Business Day, the Borrower may from time to time irrevocably elect, on not less than one Business Day’s notice in the case of Base Rate Loans, or three Business Days’ notice in the case of LIBO Rate Loans, and in either case not more than five Business Days’ notice, that all, or any portion in an aggregate minimum amount of $1,000,000 and an integral multiple of $1,000,000 be, in the case of Base Rate Loans, converted into LIBO Rate Loans, or in the case of LIBO Rate Loans, converted into Base Rate Loans or continued as LIBO Rate Loans (in the absence of delivery of a Continuation/Conversion Notice with respect to any LIBO Rate Loan at least three Business Days (but not more than five Business Days) before the last day of the then current Interest Period with respect thereto, such LIBO Rate Loan shall, on such last day, automatically convert to a Base Rate Loan); provided that, (a) each such conversion or continuation shall be pro rated among the applicable outstanding Loans of all Lenders that have made such Loans, and (b) no portion of the outstanding principal amount of any Loans may be continued as, or be converted into, LIBO Rate Loans when any Default or Borrowing Base Deficiency has occurred and is continuing. Each such irrevocable request may be made by telephone confirmed promptly by hand delivery or facsimile to the Administrative Agent of the applicable Continuation/Conversion Notice. The conversion of a Base Rate Loan into a LIBO Rate Loan or a LIBO Rate Loan into a Base Rate Loan shall not effect a novation of the Loan so converted.

SECTION 2.5. Funding. Each Lender may, if it so elects, fulfill its obligation to make, continue or convert LIBO Rate Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such LIBO Rate Loan; provided that, such LIBO Rate Loan shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of the Borrower to repay such LIBO Rate Loan shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility. In addition, the Borrower hereby consents and agrees that, for purposes of any determination to be made for purposes of Sections 4.1, 4.2, 4.3 or 4.4, it shall be conclusively assumed that each Lender elected to fund all LIBO Rate Loans by purchasing Dollar deposits in its LIBOR Office’s interbank eurodollar market.

SECTION 2.6. Issuance Procedures and Provisions. By delivering to the Administrative Agent an Issuance Request on or before noon, New York time, on a Business Day, the Borrower may from time to time irrevocably request on not less than three nor more than ten Business Days’ notice, in the case of an initial issuance of a Letter of Credit and not less than three Business Days’ prior notice, in the case of a request for the extension of the Stated Expiry Date of a standby Letter of Credit (in each case, unless a shorter notice period is agreed to by the Issuer, in its sole discretion), that an Issuer issue, or extend the Stated Expiry Date of, a Letter of

Credit in such form as may be requested by the Borrower and approved by such Issuer, solely for the purposes described in Section 7.1.7; provided that no extension shall be for a period greater than one year or shall cause a Letter of Credit to expire on a date that is later than the Letter of Credit Commitment Termination Date. Each Letter of Credit shall by its terms be stated to expire on a date (its “Stated Expiry Date”) no later than the earlier to occur of (a) the Letter of Credit Commitment Termination Date or (b) (unless otherwise agreed to by an Issuer, in its sole discretion), one year from the date of its issuance. Each Issuer will make available to the beneficiary thereof the original of the Letter of Credit that it issues.

SECTION 2.6.1. Other Lenders Participation. Upon the issuance of each Letter of Credit, and without further action, each Lender (other than the Issuer) shall be deemed to have irrevocably purchased, to the extent of its Percentage, a participation interest in such Letter of Credit (including the Contingent Liability and any Reimbursement Obligation with respect thereto). Unless such Reimbursement Obligation has been satisfied through the making of a Loan pursuant to Sections 2.6.2 and 2,6.3 below, such Lender shall, to the extent of its Percentage, be responsible for reimbursing the Issuer for Reimbursement Obligations that have not otherwise been reimbursed by the Borrower in accordance with Section 2.6.3 within one Business Day of receiving notice from the Issuer for Reimbursement Obligations that have not been reimbursed by the Borrower in accordance with Section 2.6.3 (with the terms of this Section surviving the termination of this Agreement). In addition, such Lender shall, to the extent of its Percentage, be entitled to receive a ratable portion of the Letter of Credit fees payable pursuant to Section 3.3.4 with respect to each Letter of Credit and of interest payable pursuant to Section 3.2 with respect to any Reimbursement Obligation. To the extent that any Lender has reimbursed any Issuer for a Disbursement, such Lender shall be entitled to receive its ratable portion of any amounts subsequently received (from the Borrower or otherwise) in respect of such Disbursement.

SECTION 2.6.2. Disbursements. An Issuer will notify the Borrower and the Administrative Agent promptly of the presentment for payment of any Letter of Credit issued by such Issuer, together with notice of the date (the “Disbursement Date”) such payment shall be made (each such payment, a “Disbursement”). Subject to the terms and provisions of such Letter of Credit and this Agreement, the applicable Issuer shall make such payment to the beneficiary (or its designee) of such Letter of Credit. Prior to 1:00 p.m., New York time, on the Disbursement Date if the Borrower shall have received such notice of such Disbursement on or prior to 10:00 a.m., New York time, or, if the Borrower shall have received such notice of Disbursement after 10:00 a.m., New York time, on the Disbursement Date then not later than 1:00 p.m., New York time, on the first Business Day following the Disbursement Date, the Borrower will reimburse the Administrative Agent for the account of the applicable Issuer, for all amounts that such Issuer has disbursed under such Letter of Credit, together with interest thereon at a rate per annum equal to the rate per annum then in effect for Base Rate Loans (with the then Applicable Margin for Loans accruing on such amount) pursuant to Section 3.2 for the period from the Disbursement Date through the date of such reimbursement; provided that the Borrower may, subject to the conditions to set forth herein, request in accordance with Section 2.3 that such payment be financed with a Base Rate Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Borrowing. Without limiting in any way the foregoing and notwithstanding anything to the contrary contained herein or in any separate application for any

Letter of Credit, the Borrower hereby acknowledges and agrees that it shall be obligated to reimburse the applicable Issuer upon each Disbursement of a Letter of Credit, and it shall be deemed to be the obligor for purposes of each such Letter of Credit issued hereunder (whether the account party on such Letter of Credit is the Borrower or a Subsidiary Guarantor).

SECTION 2.6.3. Reimbursement. The obligation (a “Reimbursement Obligation”) of the Borrower under Section 2.6.2 to reimburse an Issuer with respect to each Disbursement (including interest thereon), and, upon the failure of the Borrower to reimburse an Issuer, each Lender’s obligation under Section 2.6.1, to reimburse an Issuer, shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or such Lender, as the case may be, may have or have had against such Issuer or any Lender, including any defense based upon the failure of any Disbursement to conform to the terms of the applicable Letter of Credit (if, in such Issuer’s good faith opinion, such Disbursement is determined to be appropriate) or any non-application or misapplication by the beneficiary of the proceeds of such Letter of Credit; provided that, after paying in full its Reimbursement Obligation hereunder, nothing herein shall adversely affect the right of the Borrower or such Lender, as the case may be, to commence any proceeding against an Issuer for any wrongful Disbursement made by such Issuer under a Letter of Credit as a result of acts or omissions constituting gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment) on the part of such Issuer.

SECTION 2.6.4. Deemed Disbursements. Upon the occurrence and during the continuation of any Default under Section 8.1.9 or upon notification by the Administrative Agent (acting at the direction of the Required Lenders) to the Borrower of its obligations under this Section, following the occurrence and during the continuation of any other Event of Default,

(a) the aggregate Stated Amount of all Letters of Credit shall, without demand upon or notice to the Borrower or any other Person, be deemed to have been paid or disbursed by the Issuers of such Letters of Credit (notwithstanding that such amount may not in fact have been paid or disbursed); and

(b) the Borrower shall be immediately obligated to reimburse the Issuers for the amount deemed to have been so paid or disbursed by such Issuers.

Amounts payable by the Borrower pursuant to this Section shall be deposited in immediately available funds in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Secured Parties, and held as collateral security for the Obligations. The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Bank and the Lenders, an exclusive first priority and continuing perfected security interest in and Lien on such account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in such account, all deposits or wire transfers made thereto, any and all investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other Property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor. The Borrower’s obligation to deposit amounts pursuant to this Section 2.6.4 shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment that the Borrower or any of its Subsidiaries may now or hereafter have against any such beneficiary, the Issuer, the Administrative Agent, the Lenders or any other Person for any reason whatsoever. Such deposit shall be held as collateral securing the payment and performance of the Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Interest, if any, on such deposit shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for Disbursements for that it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the Reimbursement Obligations of the Borrower at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other Obligations of the Borrower and the Guarantors under this Agreement or the other Loan Documents. When all Defaults giving rise to the deemed disbursements under this Section have been cured or waived the Administrative Agent shall return to the Borrower all amounts then on deposit with the Administrative Agent pursuant to this Section that have not been applied to the satisfaction of the Reimbursement Obligations or the Obligations.

SECTION 2.6.5. Nature of Reimbursement Obligations. The Borrower, each other Obligor and, to the extent set forth in Section 2.6.1, each Lender shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. No Issuer (except to the extent of its own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment) shall be responsible for:

(a) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the application for and issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;

(b) the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or the proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason;

(c) failure of the beneficiary to comply fully with conditions required in order to demand payment under a Letter of Credit;

(d) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise; or

(e) any loss or delay in the transmission or otherwise of any document or draft required in order to make a Disbursement under a Letter of Credit.

None of the foregoing shall affect, impair or prevent the vesting of any of the rights or powers granted to any Issuer or any Lender hereunder. In furtherance and not in limitation or derogation of any of the foregoing, any action taken or omitted to be taken by an Issuer in good faith (and not constituting gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment) shall be binding upon each Obligor and each such Lender, and shall not put such Issuer under any resulting liability to any Obligor or any Lender, as the case may be. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, AND SPECIFICALLY WITH REFERENCE TO THE PROVISIONS OF SECTIONS 2.6.3 AND 2.6.5, IT IS THE INTENTION OF THE PARTIES HERETO THAT EACH ISSUER BE REIMBURSED OR INDEMNIFIED IN THE CASE OF, AND NOT BE LIABLE FOR, ITS OWN NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL.

SECTION 2.6.6. Replacement of the Issuer. An Issuer may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuer and the successor Issuer. The Administrative Agent shall notify the Lenders of any such replacement of the Issuer. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuer pursuant to Section 3.3. From and after the effective date of any such replacement, (a) the successor Issuer shall have all the rights and obligations of the Issuer under this Agreement with respect to Letters of Credit to be issued thereafter and (a) references herein to the term “Issuer” shall be deemed to refer to such successor or to any previous Issuer, or to such successor and all previous Issuers, as the context shall require. After the replacement of the Issuer hereunder, the replaced Issuer shall remain a party hereto and shall continue to have all the rights and obligations of the Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

SECTION 2.7. Register; Notes. The Register shall be maintained on the following terms.

(a) The Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent, solely for the purpose of this clause, to maintain a register (the “Register”) on which the Administrative Agent will record each Lender’s Commitments, the Loans made by each Lender and each repayment in respect of the principal amount of the Loans, annexed to which the Administrative Agent shall retain a copy of each Lender Assignment Agreement delivered to the Administrative Agent pursuant to Section 10.11. Failure to make any recordation, or any error in such recordation, shall not affect any Obligor’s Obligations. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person in whose name a Loan is registered as the owner thereof for the purposes of all Loan Documents, notwithstanding notice or any provision herein to the contrary. Any assignment or transfer of a Commitment or the Loans made pursuant hereto shall be registered in the Register only upon delivery to the Administrative Agent of a Lender Assignment Agreement that has been executed by the requisite parties pursuant to Section 10.11. No assignment or transfer of a Lender’s Commitment or Loans shall be effective unless such assignment or transfer shall have been recorded in the Register by the Administrative Agent as provided in this Section.

(b) The Borrower agrees that, upon the request of any Lender, the Borrower will execute and deliver to such Lender a Note evidencing the Loans made by, and payable to the order of, such Lender in a maximum principal amount equal to such Lender’s Percentage of the original applicable Commitment Amount. The Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender’s Note (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal amount of, and the interest rate and Interest Period applicable to the Loans evidenced thereby. Such notations shall, to the extent not inconsistent with notations made by the Administrative Agent in the Register, be conclusive and binding on each Obligor absent manifest error; provided that, the failure of any Lender to make any such notations shall not limit or otherwise affect any Obligations of any Obligor.

SECTION 2.8. Borrowing Base.

SECTION 2.8.1. Initial Borrowing Base. For the period from and including the date hereof to but excluding the date of the first determination of the Borrowing Base pursuant to the further provisions of this Section 2.8, the initial amount of the Borrowing Base has been set by the Administrative Agent and acknowledged by the Borrower and agreed to by the Lenders to be $145,000,000.

SECTION 2.8.2. Annual Scheduled Determinations of the Borrowing Base. Promptly after January 1 of each calendar year, commencing January 1, 2007, and in any event prior to March 31 of each calendar year (commencing March 31, 2007), the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report in form and substance satisfactory to the Administrative Agent, prepared by an Approved Engineer, which Reserve Report shall be dated as of January 1 of such calendar year and shall set forth the proven and producing oil and gas reserves attributable to the Oil and Gas Properties owned directly by the Borrower and its Subsidiaries that the Borrower wishes to include in the Borrowing Base and a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based on pricing assumptions consistent with SEC reporting requirements at the time, together with additional data concerning pricing, hedging, quantities and purchasers of production, and other information and engineering and geological data as the Administrative Agent or any Lender may reasonably request. Within fifteen (15) days after receipt of all such Reserve Report and information, the Administrative Agent shall make an initial determination of the new Borrowing Base (the “Proposed Borrowing Base”) as well as an initial determination of the projected amount of the Borrowing Base for the upcoming scheduled determination of the Borrowing Base (such projected amount, which shall be as of a date specified by the Administrative Agent, is herein referred to as the “Projected Borrowing Base” and such specified date is herein the “Projected Borrowing Base Specified Date”), which for purposes of this Section 2,8.2 is the semi-annual determination described in Section 2.8.3, and upon such initial determinations shall promptly notify the Lenders in writing of its initial determinations of the Proposed Borrowing Base and the Projected Borrowing Base. Such initial determinations made by the Administrative Agent shall be so made by the Administrative Agent in the exercise of its sole discretion in accordance with the Administrative Agent’s customary practices and standards for oil and gas lending as they exist at the particular time. In no event shall the Proposed Borrowing Base or the Projected Borrowing Base exceed the aggregate Loan

Commitments of the Lenders, The Required Lenders shall approve or reject the Administrative Agent’s initial determinations of the Proposed Borrowing Base and the Projected Borrowing Base by written notice to the Administrative Agent within fifteen (15) days of the Administrative Agent’s notification of its initial determinations; provided, however that failure by any Lender to confirm in writing, the Administrative Agent’s determinations of the Proposed Borrowing Base or the Projected Borrowing Base shall be and shall be deemed, an approval of the Proposed Borrowing Base or the Projected Borrowing Base, as the case may be. If the Required Lenders fail to approve any such determination of the Proposed Borrowing Base or the Projected Borrowing Base made by the Administrative Agent hereunder in such fifteen (15) day period, then the Administrative Agent shall poll the Lenders to ascertain the highest Proposed Borrowing Base and Projected Borrowing Base then acceptable to the Required Lenders for purposes of this Section 2.8.2 and, subject to the last sentence of this Section 2.8.2, such amounts shall become the new Borrowing Base and the Projected Borrowing Base, as appropriate, effective on the date specified in this Section 2.8. Upon agreement by the Administrative Agent and the Required Lenders of the new Borrowing Base and Projected Borrowing Base, the Administrative Agent shall, by written notice to the Borrower and the Lenders, designate the new Borrowing Base available to the Borrower and designate the Projected Borrowing Base. Such designation shall be effective as of the Business Day specified in such written notice (or, if no effective date is specified in such written notice, the next Business Day following delivery of such written notice) and such new Borrowing Base shall, subject to the reductions described in Section 2.8.7 below, remain in effect until the next determination or redetermination of the Borrowing Base in accordance with this Agreement. Anything herein contained to the contrary notwithstanding, any determination or redetermination of the Borrowing Base resulting in any increase of the Borrowing Base in effect immediately prior to such determination or redetermination shall require the approval of all the Lenders in their sole discretion in accordance with their respective customary practices and standards for oil and gas lending as they exist at the particular time.

SECTION 2.8.3. Semi-Annual Scheduled Determination of the Borrowing Base. In addition, by not later than July 1, 2006, and thereafter within ninety (90) days after each June 30, commencing June 30, 2007, the Borrower will make available for review by the Administrative Agent a Reserve Report in form and substance satisfactory to the Administrative Agent, prepared by the Borrower’s petroleum engineers, which report shall be dated as of July 1 of such calendar year and shall set forth the proven and producing oil and gas reserves attributable to the Oil and Gas Properties owned directly by the Borrower and its Subsidiaries that the Borrower wishes to include in the Borrowing Base and a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based on pricing assumptions consistent with SEC reporting requirements at the time, together with additional data concerning pricing, hedging, quantities and purchasers of production, and other information and engineering and geological data as the Administrative Agent or any Lender may reasonably request. Within fifteen (15) days after receipt of all such Reserve Report and information, the Administrative Agent shall make an initial determination of a Proposed Borrowing Base as well as an initial determination of the Projected Borrowing Base, which for purposes of this Section 2.8.3 shall be the anticipated Borrowing Base at the time of the semiannual determination described in Section 2.8.2, and upon such initial determinations shall promptly notify the Lenders in writing of initial determinations of the Proposed Borrowing Base and the Projected Borrowing Base. Such initial determinations shall be made in the same manner and be subject to the same approvals as prescribed above with respect to the annual review, and likewise the Administrative Agent shall communicate the results of such initial determinations to the Lenders. The Required Lenders shall approve such determinations of the Proposed Borrowing Base and the Projected Borrowing Base by written notice to the Administrative Agent within fifteen (15) days of the giving of notice of such determinations by the Administrative Agent to such Lenders; provided, however that failure by any Lender to confirm in writing the Administrative Agent’s determination of the Proposed Borrowing Base and the Projected Borrowing Base shall be, and shall be deemed, an approval of the Proposed Borrowing Base or the Projected Borrowing Base, as the case may be. If the Required Lenders fail to approve any such determination of the Proposed Borrowing Base or the Projected Borrowing Base made by the Administrative Agent hereunder in such fifteen (15) day period, then the Administrative Agent shall poll the Lenders to ascertain the highest Proposed Borrowing Base and Projected Borrowing Base then acceptable to the Required Lenders for purposes of this Section 2.8.3 and, subject to the last sentence of this Section 2.8.3, such amounts shall become the new Borrowing Base and the Projected Borrowing Base, as appropriate, effective on the date specified in this Section 2.8. Upon agreement by the Administrative Agent and the Required Lenders of the amount of credit to be made available to the Borrower hereunder, the Administrative Agent shall, by written notice to the Borrower and the Lenders, designate the new Borrowing Base available to the Borrower and designate the Projected Borrowing Base. Such designation shall be effective as of the Business Day specified in such written notice (or, if no effective date is specified in such written notice, the next Business Day following delivery of such written notice) and such new Borrowing Base shall, subject to the reductions described in Section 2.8.7 below, remain in effect until the next determination or redetermination of the Borrowing Base in accordance with this Agreement. Anything herein contained to the contrary notwithstanding, any determination or redetermination of the Borrowing Base resulting in any increase of the Borrowing Base in effect immediately prior to such determination or redetermination shall require the approval of all the Lenders in their sole discretion in accordance with their respective customary practices and standards for oil and gas lending as they exist at the particular time.

SECTION 2.8.4. Discretionary Determination of the Borrowing Base by the Lenders. In addition to the foregoing scheduled annual and semi-annual determinations of the Borrowing Base, the Required Lenders shall have the right to redetermine the Borrowing Base at their sole discretion at any time and from time to time but not more often than two (2) times every calendar year. If the Required Lenders shall elect to make a discretionary redetermination of the Borrowing Base pursuant to the provisions of this Section 2.8.4, the Borrower shall within thirty (30) days of receipt of a request therefor from the Administrative Agent, deliver to the Administrative Agent a Reserve Report in form and substance satisfactory to the Administrative Agent, prepared by the Borrower’s petroleum engineers containing information similar to the Reserve Reports delivered pursuant to Section 2.8.3. together with such updated engineering, production, operating and other data as the Administrative Agent, the Issuer or any Lender may reasonably request. The Administrative Agent shall have fifteen (15) days following receipt of such requested information to make an initial redetermination of the Borrowing Base and the Projected Borrowing Base, and the Administrative Agent and the Required Lenders shall approve and designate the new Borrowing Base and new Projected Borrowing Base in accordance with the procedures and standards described in Section 2.8.2.

SECTION 2.8.5. Discretionary Determination of the Borrowing Base by the Borrower. In addition to the foregoing determinations of the Borrowing Base, the Borrower may request a redetermination of the Borrowing Base at any time and from time to time but not more often than two (2) times every calendar year, by delivering a written request to the Administrative Agent, together with (a) an engineering fee in the aggregate amount of $2,500 for the account of the Administrative Agent in immediately available funds, and (b) a Reserve Report in form and substance satisfactory to the Administrative Agent, prepared by the Borrower’s petroleum engineers containing information similar to the Reserve Reports delivered pursuant to Section 2.8.3, together with such other updated engineering, production, operating and other data as the Administrative Agent, the Issuer or any Lender may reasonably request. Each such discretionary redetermination of the Borrowing Base shall be made in the same manner and in accordance with the procedures and standards set forth above by adjusting the Borrowing Base then in effect. The Administrative Agent shall have fifteen (15) days following receipt of such requested information to make an initial redetermination of the Borrowing Base and the Projected Borrowing Base, and the Administrative Agent and the Required Lenders shall approve and designate the new Borrowing Base and the new Projected Borrowing Base in accordance with the procedures and standards described in Section 2.8.2.

SECTION 2.8.6. Other Redeterminations of Borrowing Base. Notwithstanding anything to the contrary contained herein, upon the Borrower’s incurrence of Indebtedness under the Second Lien Credit Agreement in a principal amount greater than $75,000,000 (provided that nothing in this Section shall be construed to authorize any such increase without the consent of the requisite Lenders in accordance with the Loan Documents), the Required Lenders shall have the right to redetermine the Borrowing Base and the Projected Borrowing Base using information available to them, and the redetermined Borrowing Base shall become the new Borrowing Base and the redetermined Projected Borrowing Base shall become the new Projected Borrowing Base) immediately upon notice by the Administrative Agent to the Borrower, effective and applicable to the Borrower, the Administrative Agent, and each Lender on such date until the next redetermination or modification thereof hereunder (subject to the reduction described in Section 2.8.8). The Borrowing Base and Projected Borrowing Base will also be redetermined or adjusted in accordance with the provisions of Section 7.1.13 and Section 7.2.10(e).

SECTION 2.8.7. Monthly Amortization of Borrowing Base. Following the initial determination or any redetermination (whether or not scheduled) of the Borrowing Base pursuant to this Section 2.8 (each a “Subjget Redetermination”), the Borrowing Base shall automatically be reduced on each Borrowing Base Amortization Date by an amount equal to the Borrowing Base Monthly Amortization Amount for such Subject Redetermination until such time that the Borrowing Base has next been redetermined pursuant to Section 2.8.

SECTION 2.8.8. Mandatory Action When Loans and Letter of Credit Outstandings Exceed the Borrowing Base. In the event the sum of the aggregate unpaid principal amount of the Loans plus the aggregate amount of the Letter of Credit Outstandings of all Lenders shall, upon any determination or redetermination of the Borrowing Base, be in excess of the Borrowing Base at such time, upon notice thereof by the Administrative Agent to the Borrower, the Borrower shall immediately make mandatory prepayments of principal on account of the Notes together with accrued interest thereon, deposit cash collateral to secure the Obligations, or both, in the amounts and on the dates set forth in Section 3.1.

SECTION 2.8.9. General Provision With Respect to the Borrowing Base. Notwithstanding anything herein the contrary, in the event that the Borrower does not furnish all required Reserve Reports or other information in a timely manner, the Agent and the Required Lenders may nonetheless designate the Borrowing Base from time to time thereafter until the Administrative Agent and the Lenders receive all such Reserve Reports and information, whereupon the Administrative Agent and the Required Lenders or all Lenders, as applicable, shall designate a new Borrowing Base in accordance with the general procedures outlined in Section 2.8.2.

ARTICLE 3

REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

SECTION 3.1. Repayments and Prepayments; Application. The Borrower agrees that the Loans shall be repaid and prepaid pursuant to the following terms.

SECTION 3.1.1. Repayments and Prepayments. The Borrower shall repay in full the unpaid principal amount of each Loan upon the applicable Stated Maturity Date therefor. Prior thereto, payments and prepayments of the Loans shall or may be made as set forth below.

(a) From time to time on any Business Day, the Borrower may make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any Loans; provided that, (i) all such voluntary prepayments shall require, in the case of Base Rate Loans at least the same Business Day’s prior notice (such notice to be delivered before noon on such day), and in the case of LIBO Rate Loans at least three Business Days’ prior notice (such notice to be delivered before noon on such day), and in either case not more than five Business Days’ prior irrevocable notice to the Administrative Agent (which notice may be telephonic so long as such notice is confirmed in writing within 24 hours thereafter and such notice to be delivered before noon on such day); and (ii) all such voluntary partial prepayments shall be, in the case of LIBO Rate Loans, in an aggregate minimum amount of $1,000,000 and an integral multiple of $1,000,000 and, in the case of Base Rate Loans, in an aggregate minimum amount of $1,000,000 and an integral multiple of $1,000,000. Each notice of prepayment sent pursuant to this clause shall specify the prepayment date, the principal amount of each Borrowing (or portion thereof) to be prepaid and the scheduled installment or installments of principal to which such prepayment is to be applied. Each such notice shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein; provided that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. All prepayments under this clause (other than prepayments of Loans that are Base Rate Loans that are not made in connection with the termination or permanent reduction of the Loan Commitment) shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

(b) On each date when, after giving effect to any termination or reduction of the Commitments pursuant to Section 2.2, the sum of (i) the aggregate outstanding principal amount of all Loans and (ii) the aggregate amount of all Letter of Credit Outstandings exceeds the Loan Commitment Amount (as it may be reduced from time to time pursuant to this Agreement), the Borrower shall make a mandatory prepayment of Loans and, if necessary, Cash Collateralize all Letter of Credit Outstandings, in an aggregate amount equal to such excess.

(c) If at any time the sum of (i) the aggregate outstanding principal amount of all Loans and (ii) the aggregate amount of all Letter of Credit Outstandings exceeds the redetermined or adjusted Borrowing Base (a “Borrowing Base Deficiency”), then the Borrower shall (A) prepay the Borrowings in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of a Letter of Credit Outstanding, Cash Collateralize such Letter of Credit Outstanding, in an aggregate amount equal to such excess. The Borrower shall be obligated to make such prepayment and/or deposit of cash collateral within forty-five (45) days following its receipt of the written designation of the Borrowing Base in accordance with Section 2.8 or the date the adjustment occurs (or earlier, if otherwise required pursuant to Section 7.2.10(e)); provided that all payments required to be made pursuant to this clause (c) must be made on or prior to the Termination Date.

(d) Upon any adjustments to the Borrowing Base pursuant to Sections 7.1.13 and 7.2.10, if the sum of (A) the aggregate outstanding principal amount of all Loans and (B) the aggregate amount of all Letter of Credit Outstandings exceeds the redetermined or adjusted Borrowing Base, then the Borrower shall (i) prepay the Borrowings in an aggregate principal amount equal to such excess, and (ii) if any excess remains after prepaying all of the Borrowings as a result of a Letter of Credit Outstanding, Cash Collateralize such Letter of Credit Outstanding, in an aggregate amount equal to such excess. The Borrower shall be obligated to make such prepayment and/or deposit of cash collateral on the date it or any Subsidiary receives cash proceeds as a result of such disposition; provided that all payments required to be made pursuant to this clause (d) must be made on or prior to the Termination Date.

(e) Immediately upon any acceleration of the Stated Maturity Date of any Loans pursuant to Section 8.2 or Section 8.3. the Borrower shall repay all the Loans, unless, pursuant to Section 8.3, only a portion of all the Loans is so accelerated (in which case the portion so accelerated shall be so repaid).

Each prepayment of any Loans made pursuant to this Section shall be without premium or penalty, except as may be required by Section 4.4, and shall be accompanied by all interest then accrued and unpaid on the principal so prepaid.

SECTION 3.1.2. Application. Each prepayment or repayment of the principal of the Loans shall be applied, to the extent of such prepayment or repayment, first, to the principal amount thereof being maintained as Base Rate Loans, and second, subject to the terms of Section 4.4, to the principal amount thereof being maintained as LIBO Rate Loans, in each case in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 4.4.

SECTION 3.2. Interest Provisions. Interest on the outstanding principal amount of the Loans shall accrue and be payable in accordance with the terras set forth below.

SECTION 3.2.1. Rates. Subject to Section 2.3.2. pursuant to an appropriately delivered Borrowing Request or Continuation/Conversion Notice, the Borrower may elect that the Loans comprising a Borrowing accrue interest at a rate per annum:

(a) on that portion maintained from time to time as a Base Rate Loan, equal to the sum of the Alternate Base Rate, from time to time in effect plus the Applicable Margin; and

(b) on that portion maintained as a LIBO Rate Loan, during each Interest Period applicable thereto, equal to the sum of the LIBO Rate (Reserve Adjusted) for such Interest Period plus the Applicable Margin.

All LIBO Rate Loans shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such LIBO Rate Loan.

SECTION 3.2.2. Post-Default Rates. After the date any Event of Default has occurred and for so long as such Event of Default is continuing, the Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on all outstanding Obligations at a rate per annum equal to the following (the “Default Rate”) (a) in the case of principal on any Loan, subject to applicable law, the rate of interest that otherwise would be applicable to such Loan plus 2% per annum; and (b) in the case of overdue interest, fees, and other monetary Obligations, the Base Rate from time to time in effect, plus the Applicable Margin for Loans accruing interest at the Base Rate, plus a margin of 2% per annum.

SECTION 3.2.3. Payment Dates. Interest accrued on each Loan shall be payable, without duplication:

(a) on the Stated Maturity Date therefor;

(b) on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan on the principal amount so paid or prepaid;

(c) with respect to Base Rate Loans, on each Quarterly Payment Date occurring after the Effective Date;

(d) with respect to LIBO Rate Loans, on the last day of each applicable Interest Period (and, if such Interest Period shall exceed three months, on the date occurring on each three-month interval occurring after the first day of such Interest Period);

(e) with respect to any Base Rate Loans converted into LIBO Rate Loans on a day when interest would not otherwise have been payable pursuant to clause (c), on the date of such conversion; and

(f) on that portion of any Loans the Stated Maturity Date of which is accelerated pursuant to Section 8.2 or Section 8.3. immediately upon such acceleration.

Interest accrued on Loans or other monetary Obligations after the date such amount is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise) shall be payable upon demand.

SECTION 3.3. Fees. The Borrower agrees to pay the fees set forth below. All such fees shall be non-refundable.

SECTION 3.3.1. Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender, for the period (including any portion thereof when any of its Commitments are suspended by reason of the Borrower’s inability to satisfy any condition of Article V) commencing on the Effective Date and continuing through the Loan Commitment Termination Date, a commitment fee in an amount equal to the Applicable Commitment Fee Margin, in each case on such Lender’s Percentage of the sum of the average daily unused portion of the Borrowing Base. All commitment fees payable pursuant to this Section shall be calculated on a year comprised of 360 days and payable by the Borrower in arrears on the Effective Date and thereafter on each Quarterly Payment Date, commencing with the first Quarterly Payment Date following the Effective Date, and on the Loan Commitment Termination Date.

SECTION 3.3.2. Arrangers’ and Administrative Agent’s Fees. The Borrower agrees to pay to the Arrangers and the Administrative Agent, for their respective accounts, the fees in the amounts and on the dates set forth in the Fee Letter.

SECTION 3.3.3. Additional Upfront Fees. In the event that, as a result of a redetermination of the Borrowing Base, the Borrowing Base is increased to an amount that is higher than $145,000,000 (the “Base Amount”; and such higher amount herein the “Designated Amount”), the Borrower agrees to pay to the Administrative Agent, for the account of each Lender, an upfront fee in an amount equal to 25 basis points on such Lender’s Percentage of the difference between the Designated Amount and the Base Amount; provided, however, that solely for purposes of calculating the upfront fee pursuant to this Section 3.3.3. upon payment of such upfront fee and for purposes of future upfront fees pursuant to this Section 3.3.3. the Base Amount shall be increased to be equal to the last Designated Amount for which an upfront fee has been paid hereunder.

SECTION 3.3.4. Letter of Credit Fee. The Borrower agrees to pay to the Administrative Agent, for the pro rata account of the applicable Issuer and each Lender, a Letter of Credit fee in a per annum amount equal to the then effective Applicable Margin for Loans maintained as LIBO Rate Loans, multiplied by the Stated Amount of each such Letter of Credit, such fees being payable quarterly in arrears on each Quarterly Payment Date following the date of issuance of each Letter of Credit and on the Loan Commitment Termination Date.

SECTION 3.3.5. Letter of Credit Issuance Fee. The Borrower agrees to pay to each Issuer for its own account an issuance fee for each Letter of Credit issued by such Issuer equal to 0.125% per annum of the Stated Amount of such Letter of Credit. Such fee shall be payable by the Borrower on the date of issuance (and renewal or extension, as applicable) of such Letter of Credit. The Borrower also agrees to pay such Issuer’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder, which fees shall be payable to such Issuer within ten (10) days after demand.

ARTICLE 4

CERTAIN LIBO RATE AND OTHER PROVISIONS

SECTION 4.1. LIBO Rate Lending Unlawful. If any Lender shall determine (which determination shall, upon notice thereof to the Borrower and the Administrative Agent, be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any law makes it unlawful, or any Governmental Authority asserts that it is unlawful, for such Lender to make or continue any Loan as, or to convert any Loan into, a LIBO Rate Loan, the obligations of such Lender to make, continue or convert any such LIBO Rate Loan shall, upon such determination, forthwith be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and all outstanding LIBO Rate Loans payable to such Lender shall automatically convert into Base Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion.

SECTION 4.2. Deposits Unavailable. If the Administrative Agent shall have determined that (a) Dollar deposits in the relevant amount and for the relevant Interest Period are not available to it in its relevant market; or (b) by reason of circumstances affecting its relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBO Rate Loans; then, upon notice from the Administrative Agent to the Borrower and the Lenders, the obligations of all Lenders under Section 2.3 and Section 2.4 to make or continue any Loans as, or to convert any Loans into, LIBO Rate Loans shall forthwith be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 4.3. Increased LIBO Rate Loan Costs, etc. The Borrower agrees to reimburse each Lender and Issuer for any increase in the cost to such Lender or Issuer of, or any reduction in the amount of any sum receivable by such Secured Party in respect of, such Secured Party’s Commitments and the making of Credit Extensions hereunder (including the making, continuing or maintaining (or of its obligation to make or continue) any Loans as, or of converting (or of its obligation to convert) any Loans into, LIBO Rate Loans) that arise in connection with any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase in after the Closing Date of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any Governmental Authority; provided, however, that any such changes with respect to increased capital costs and Taxes shall be subject to and governed by the terms of Sections 4.5 and 4.6, respectively. Each affected Secured Party shall promptly notify the Administrative Agent and the Borrower in writing of the occurrence of any such event, stating the reasons therefor and the additional amount required fully to compensate such Secured Party for such increased cost or reduced amount. Such additional amounts shall be payable by the Borrower directly to such Secured Party within five days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrower.

SECTION 4.4. Funding Losses. In the event any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make or continue any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a LIBO Rate Loan) as a result of

(a) any conversion or repayment or prepayment of the principal amount of any LIBO Rate Loan on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Article III or otherwise;

(b) any Loans not being made as LIBO Rate Loans in accordance with the Borrowing Request therefor;

(c) any Loans not being continued as, or converted into, LIBO Rate Loans in accordance with the Continuation/Conversion Notice therefor; or

(d) any LIBO Rate Loans not being prepaid in accordance with any notice delivered pursuant to clause (a) of Section 3.1.1 (as a result of a revocation of such notice or as a result of such payment not being made);

then, upon the written notice of such Lender to the Borrower (with a copy to the Administrative Agent), the Borrower shall, within five (5) days of its receipt thereof, pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such written notice shall, in the absence of manifest error, be conclusive and binding on the Borrower.

SECTION 4.5. Increased Capital Costs. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any Governmental Authority affects or would affect the amount of capital required or expected to be maintained by any Secured Party or any Person controlling such Secured Party, and such Secured Party determines (in good faith but in its sole and absolute discretion) that the rate of return on its or such controlling Person’s capital as a consequence of the Commitments or the Credit Extensions made, or the Letters of Credit participated in, by such Secured Party is reduced to a level below that which such Secured Party or such controlling Person could have achieved but for the occurrence of any such circumstance, then upon notice from time to time by such Secured Party to the Borrower, the Borrower shall within five days following receipt of such notice pay directly to such Secured Party additional amounts sufficient to compensate such Secured Party or such controlling Person for such reduction in rate of return. A statement of such Secured Party as to any such additional amount or amounts shall, in the absence of manifest error, be conclusive and binding on the Borrower. In determining such amount, such Secured Party may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

SECTION 4.6. Taxes. The Borrower covenants and agrees as follows with respect to Taxes.

(a) Any and all payments by the Borrower and each other Obligor under each Loan Document shall be made without setoff, counterclaim or other defense, and free and clear of, and without deduction or withholding for or on account of, any Taxes. In the event that any Taxes are imposed and required to be deducted or withheld from any payment required to be made to or on behalf of any Secured Party under any Loan Document, then:

(i) subject to clause (f), if such Taxes are Non-Excluded Taxes, the Borrower and each Obligor shall increase the amount of such payment so that each Secured Party receives an amount sufficient to put it and its Tax Related Persons in the same after-Tax position they would have been in, after withholding and deduction and payment of all Taxes (including income Taxes) had no such deduction or withholding been made; and

(ii) the Borrower or the Administrative Agent (as applicable) shall withhold the full amount of such Taxes from such payment (as increased pursuant to clause (a)(i)) and shall pay such amount to the Governmental Authority imposing such Taxes in accordance with applicable law.

(b) In addition, the Borrower shall pay all Other Taxes imposed to the relevant Governmental Authority imposing such Other Taxes in accordance with applicable law.

(c) As promptly as practicable after the payment of any Taxes that the Borrower is required to pay on account of any payment made or required to be made under any Loan Document, and in any event within 45 days of any such payment being due, the Borrower shall furnish to the Administrative Agent an official receipt (or a certified copy thereof), or other proof of payment satisfactory to the Administrative Agent, acting reasonably, evidencing the payment of such Taxes or Other Taxes. The Administrative Agent shall make copies thereof available to any Lender upon request therefor.

(d) Subject to clause (f), the Borrower shall indemnify each Secured Party for any Non-Excluded Taxes and Other Taxes levied, imposed or assessed on (and whether or not paid directly by) such Secured Party whether or not such Non-Excluded Taxes or Other Taxes are correctly or legally asserted by the relevant Governmental Authority. In addition, the Borrower shall indemnify each Secured Party for any Taxes that may become payable by such Secured Party or its Tax Related Persons as a result of indemnification payments (net of any reduction in Taxes resulting from the losses being indemnified) or as a result of any failure of the Borrower to pay any Taxes when due to the appropriate Governmental Authority or to deliver to the Administrative Agent, pursuant to clause (c), documentation evidencing the payment of Taxes or Other Taxes. With respect to indemnification for Non-Excluded Taxes and Other Taxes actually paid by any Secured Party or the indemnification provided in the immediately preceding sentence, such indemnification shall be made within 30 days after the date such Secured Party makes written demand therefor. The Borrower and each other Obligor acknowledges that any payment made to any Secured Party or to any Governmental Authority in respect of the indemnification obligations of the Borrower or other Obligor provided in this clause shall constitute a payment in respect of which the provisions of clause (a) and this clause shall apply.

(e) Each Non-U.S. Lender making Loans to the Borrower, on or prior to the date on which such Non-U.S. Lender becomes a Lender hereunder (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only for so long as such non-U.S. Lender is legally entitled to do so), shall deliver to the Borrower and the Administrative Agent either (i) two duly completed copies of either (x) Internal Revenue Service Form W-8BEN or W-8IMY claiming eligibility of the Non-U.S. Lender for benefits of an income tax treaty to which the United States is a party or (y) Internal Revenue Service Form W-8ECI, or in either case an applicable successor form; (ii) in the case of a Non-U.S. Lender that is not legally entitled to deliver either form listed in clause (e)(i), (x) a certificate to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code (referred to as an “Exemption Certificate”) and (y) two duly completed copies of Internal Revenue Service Form W-8BEN or W-8IMY or applicable successor form, or (iii) in the case of a Lender that is not a Non-U.S. Lender, two duly completed copies of Internal Revenue Service form W-9 or applicable successor form. Each Lender, Eligible Assignee or Participant, as the case may be, agrees to promptly notify the Borrower and the Administrative Agent of any change in circumstances that would modify or render invalid any claimed exemption or reduction. In addition, each Lender, Eligible Assignee or Participant, as the case may be, shall timely deliver to the Borrower and the Administrative Agent two further copies of such Form W-8BEN, W-8IMY, W-8ECI or W-9 or successor forms on or before the date that any previously executed form expires or becomes obsolete, or after the occurrence of any event requiring a change in the most recent form delivered by such Person to the Borrower.

(f) The Borrower shall not be obligated to pay any additional amounts to any Lender pursuant to clause (a)(i), or to indemnify any Lender pursuant to clause (d). in respect of United States federal withholding taxes to the extent imposed as a result of (i) the failure of such Lender to deliver to the Borrower the form or forms and/or an Exemption Certificate, as applicable to such Lender, pursuant to clause (e). (ii) such form or forms and/or Exemption Certificate not establishing a complete exemption from U.S. federal withholding tax or the information or certifications made therein by the Lender being untrue or inaccurate on the date delivered in any material respect, or (iii) the Lender designating a successor lending office at which it maintains its Loans that has the effect of causing such Lender to become obligated for tax payments in excess of those in effect immediately prior to such designation; provided that, the Borrower shall be obligated to pay additional amounts to any such Lender pursuant to clause (a)(i), and to indemnify any such Lender pursuant to clause (d), in respect of United States federal withholding taxes if (i) any such failure to deliver a form or forms or an Exemption Certificate or the failure of such form or forms or Exemption Certificate to establish a complete exemption from U.S. federal withholding tax or inaccuracy or untruth contained therein resulted from a change in any applicable statute, treaty, regulation or other applicable law or any interpretation of any of the foregoing occurring after the Closing Date, which change rendered such Lender no longer legally entitled to deliver such form or forms or Exemption Certificate or otherwise ineligible for a complete exemption from

U.S. federal withholding tax, or rendered the information or certifications made in such form or forms or Exemption Certificate untrue or inaccurate in a material respect, (ii) the redesignation of the Lender’s lending office was made at the request of the Borrower or (iii) the obligation to pay any additional amounts to any such Lender pursuant to clause (a)(i) or to indemnify any such Lender pursuant to clause (d) is with respect to an Assignee Lender that becomes an Assignee Lender as a result of an assignment made at the request of the Borrower.

(g) If any Lender (an “Affected Lender”) makes a demand upon the Borrower for amounts pursuant to Section 4.6 (and the payment of such amounts are, and are likely to continue to be, materially more onerous in the reasonable judgment of the Borrower than with respect to the other Lenders), the Borrower may, within 30 days of receipt by the Borrower of such demand, give notice (a “Replacement Notice”) in writing to the Administrative Agent and such Affected Lender of its intention to cause such Affected Lender to sell all of its Loans, Commitments and/or Notes to an Eligible Assignee (a “Replacement Lender”) designated in such Replacement Notice; provided, however, that no Replacement Notice may be given by the Borrower and no Lender may be replaced pursuant to this clause (g) if (i) such replacement conflicts with any applicable law or regulation, (ii) any Event of Default shall have occurred and be continuing at the time of such replacement or (iii) prior to any such replacement, such Affected Lender shall have taken any necessary action under Section 4.6 (if applicable) so as to eliminate the continued need for payment of amounts owing pursuant to Section 4.6 or shall have waived its right to payment of the specific amounts that give rise or would give rise to such Replacement Notice (it being understood for sake of clarity that the Affected Lender shall be under no obligation to waive such rights to payment and that such Affected Lender, if it is replaced in accordance with this clause (g), shall be entitled to be reimbursed for all breakage losses in connection with such replacement). If the Administrative Agent shall, in the exercise of its reasonable discretion and within 30 days of its receipt of such Replacement Notice, notify the Borrower and such Affected Lender in writing that the Replacement Lender is satisfactory to the Administrative Agent (such consent not being required where the Replacement Lender is already a Lender or an Affiliate of a Lender), then such Affected Lender shall, subject to the payment of any amounts due pursuant to Section 4.4, assign, in accordance with Section 10.11, all of its Commitments, Loans, Notes (if any), and other rights and obligations under this Agreement and all other Loan Documents (including Reimbursement Obligations, if applicable) designated in the replacement notice to such Replacement Lender; provided, however, that (A) such assignment shall be without recourse, representation or warranty and shall be on terms and conditions reasonably satisfactory to such Affected Lender and such Replacement Lender, (B) the purchase price paid by such Replacement Lender shall be in the amount of such Affected Lender’s Loans designated in the Replacement Notice, and/or its Percentage of outstanding Reimbursement Obligations, as applicable, together with all accrued and unpaid interest and fees in respect thereof, plus all other amounts (including the amounts demanded and unreimbursed under Section 4.6) and including any call premiums, owing to such Affected Lender hereunder and (C) the Borrower shall pay to the Affected Lender and the Administrative Agent all reasonable out-of-pocket expenses incurred by the Affected Lender and the Administrative Agent in connection with such assignment and assumption (including the processing fees described in Section

10.11). Upon the effective date of an assignment described above, the Replacement Lender shall become a “Lender” for all purposes under the Loan Documents. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any assignment agreement necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section.

SECTION 4.7. Payments, Computations: Proceeds of Collateral, etc. (a) Unless otherwise expressly provided in a Loan Document, all payments by the Borrower pursuant to each Loan Document shall be made by the Borrower to the Administrative Agent for the pro rata account of the Secured Parties entitled to receive such payment. All payments shall be made without setoff, deduction or counterclaim not later than 11:00 a.m. on the date due in same day or immediately available funds to such account as the Administrative Agent shall specify from time to time by notice to the Borrower. Funds received after that time shall be deemed to have been received by the Administrative Agent on the next succeeding Business Day. The Administrative Agent shall promptly remit in same day funds to each Secured Party its share, if any, of such payments received by the Administrative Agent for the account of such Secured Party. All interest (including interest on LIBO Rate Loans) and fees (including all fees in respect of Letters of Credit) shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days (or, in the case of interest on a Base Rate Loan (calculated at other than the Federal Funds Rate), 365 days or, if appropriate, 366 days). Payments due on other than a Business Day shall (except as otherwise required by clause (ii) of the proviso in the definition of “Interest Period”) be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees in connection with that payment.

(b) After the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and upon direction from the Required Lenders, shall, apply all amounts received under the Loan Documents (including from the proceeds of collateral securing the Obligations) or under applicable law upon receipt thereof to the Obligations as follows: (i) first, to the payment of all Obligations in respect of fees, expense reimbursements, indemnities and other amounts owing to the Administrative Agent, in its capacity as the Administrative Agent (including the fees and expenses of counsel to the Administrative Agent), (ii) second, after payment in full in cash of the amounts specified in clause (b)(i), to the ratable payment of all interest (including interest accruing (or which would accrue) after the commencement of a proceeding in bankruptcy, insolvency or similar law, whether or not permitted as a claim under such law) and fees owing under the Loan Documents, and all costs and expenses owing to the Secured Parties pursuant to the terms of the Loan Documents, until paid in full in cash, (iii) third, after payment in full in cash of the amounts specified in clauses (b)(i) and (b)(ii), to the ratable payment of the principal amount of the Loans then outstanding, the aggregate Reimbursement Obligations then owing, the Cash Collateralization for contingent liabilities under Letter of Credit Outstandings and the net credit exposure owing to Secured Parties under Hedging Agreements, (iv) fourth, after payment in full in cash of the amounts specified in clauses (b)(i) through (b)(iii). to the ratable payment of all other Obligations owing to the Secured Parties, (v) fifth, after payment in full in cash of the amounts specified in clauses (b)(i) through (b)(iv), to the Second Lien Lenders or their representative in accordance with the Intercreditor Agreement, and (vi) sixth, after payment in full in cash of the amounts specified in clauses (b)(i) through (b)(v), and following the Termination Date, to each applicable Obligor or any other Person lawfully entitled to receive such surplus. For purposes of clause (b)(iii), the “net credit exposure” at any time of any Secured Party with respect to a Hedging Agreement to which such Secured Party is a party shall be determined at such time in accordance with the customary methods of calculating net credit exposure under similar arrangements by the counterparty to such arrangements, taking into account potential interest rate (or, if applicable, currency) movements and the respective termination provisions and notional principal amount and term of such Hedging Agreement.

SECTION 4.8. Sharing of Payments. If any Secured Party shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Credit Extension or Reimbursement Obligation (other than pursuant to the terms of Sections 4.3, 4.4, 4.5 or 4.6) in excess of its pro rata share of payments obtained by all Secured Parties, such Secured Party shall purchase from the other Secured Parties such participations in Credit Extensions made by them as shall be necessary to cause such purchasing Secured Party to share the excess payment or other recovery ratably (to the extent such other Secured Parties were entitled to receive a portion of such payment or recovery) with each of them; provided that, if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Secured Party, the purchase shall be rescinded and each Secured Party that has sold a participation to the purchasing Secured Party shall repay to the purchasing Secured Party the purchase price to the ratable extent of such recovery together with an amount equal to such selling Secured Party’s ratable share (according to the proportion of (a) the amount of such selling Secured Party’s required repayment to the purchasing Secured Party to (b) total amount so recovered from the purchasing Secured Party) of any interest or other amount paid or payable by the purchasing Secured Party in respect of the total amount so recovered. The Borrower agrees that any Secured Party purchasing a participation from another Secured Party pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 4.9) with respect to such participation as fully as if such Secured Party were the direct creditor of the Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law any Secured Party receives a secured claim in lieu of a setoff to which this Section applies, such Secured Party shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Secured Parties entitled under this Section to share in the benefits of any recovery on such secured claim.

SECTION 4.9. Setoff. Each Secured Party shall, upon the occurrence and during the continuance of any Default described in clauses (b) through (d) of Section 8.1.9 or, with the consent of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, have the right to appropriate and apply to the payment of the Obligations owing to it (whether or not then due), and (as security for such Obligations) the Borrower hereby grants to each Secured Party a continuing security interest in, any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter maintained with such Secured Party; provided that, any such appropriation and application shall be subject to the provisions of Section 4.8. Each Secured Party agrees promptly to notify the Borrower and the Administrative Agent after any such appropriation and application made by such Secured Party; provided that, the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Secured Party under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Secured Party may have.

ARTICLE 5

CONDITIONS TO CREDIT EXTENSIONS

SECTION 5.1. Initial Credit Extension. The obligations of the Lenders and, if applicable, any Issuer to make the initial Credit Extension shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Article V.

SECTION 5.1.1. Credit Agreement. The Administrative Agent (or its counsel) shall have received from each party hereto (or intended to become a party hereto) either (a) a counterpart of this Agreement signed on behalf of such party or (b) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

SECTION 5.1.2. Secretaries’ Certificates, etc. The Administrative Agent shall have received from each Obligor, as applicable, (a) a copy of a good standing certificate, dated a date reasonably close to the Closing Date, for such Obligor from the jurisdiction in which such Obligor is organized and each other jurisdiction in which such Obligor is qualified to do business and (b) a certificate, dated as of the Closing Date, duly executed and delivered by such Obligor’s Secretary or Assistant Secretary, managing member or general partner, as applicable, as to

(i) resolutions of such Obligor’s Board of Directors (or other managing body, in the case of an Obligor that is not a corporation) then in full force and effect authorizing, to the extent relevant, all aspects of the Transaction applicable to such Obligor and the execution, delivery and performance of each Loan Document to be executed by such Obligor and the transactions contemplated hereby and thereby;

(ii) the incumbency and signatures of those of its officers, managers, managing member or general partner (or officers or managers of its managing member or general partner), as applicable, authorized to act with respect to each Loan Document to be executed by such Obligor; and

(iii) the Organic Documents of such Obligor and the full force and validity thereof;

upon which certificates each Secured Party may conclusively rely until it shall have received a further certificate of the Secretary, Assistant Secretary, managing member or general partner (or Secretary or Assistant Secretary of the managing member or general partner), as applicable, of any such Obligor canceling or amending the prior certificate of such Obligor.

SECTION 5.1.3. Closing Date Certificate. The Administrative Agent shall have received the Closing Date Certificate, dated as of the Closing Date and duly executed and delivered by an Authorized Officer of Intermediate Holdco and the Borrower, in which certificate such Obligors shall agree and acknowledge that the statements made therein shall be deemed to be true and correct representations and warranties of Intermediate Holdco and the Borrower as of such date, and, at the time each such certificate is delivered, such statements shall in fact be true and correct. All documents and agreements (including Transaction Documents) required to be appended to the Closing Date Certificate shall be in form and substance satisfactory to the Administrative Agent, shall have been executed and delivered by the requisite parties, and shall be in full force and effect.

SECTION 5.1.4. Consents, Licenses, Permits and_Approvals. The Administrative Agent shall have received (a) a certificate of an Authorized Officer of each Obligor dated as of the Closing Date either (i) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Obligor and the validity against such Obligor of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (ii) stating that no such consents, licenses or approvals are so required (except as have already been obtained by the appropriate Obligor), and (b) with respect to the Acquired Subsidiaries only, a report from a consultant acceptable to the Administrative Agent with respect to the offshore Oil and Gas properties being operated by the Acquired Subsidiaries confirming that (i) the Acquired Subsidiaries have complied in all material respects with all Applicable Law and regulatory requirements (including, without limitation, all Applicable Law relating to the operation of the offshore Oil and Gas Properties acquired in connection with the Acquisition) and (ii) the Acquired Subsidiaries have received all necessary permits, licenses and approvals to operate their respective Oil and Gas Properties as currently operated or as expected to be operated after giving effect to the Transaction, and all such permits, licenses and approvals are then in full force and effect.

SECTION 5.1.5. Consummation of Transaction; Copies of Transaction Documents. (a) Each of the Arrangers shall have received evidence satisfactory to them that all actions necessary to consummate the Transaction shall have been taken in accordance with all applicable law and in accordance with the terms of each applicable Transaction Document, without amendment or waiver of any material provision thereof from the forms of the Transaction Documents provided to and reviewed by the Arrangers (except as consented to by the Administrative Agent which consent shall not be unreasonably withheld or delayed) and that each of the Acquisition, the Equity Contribution (which shall result in one or more equity contributions to the Borrower of not less than $225,000,000), and the Second Lien Loan Incurrence (which shall result in the Borrower’s borrowing at least $65,000,000 but not more than $75,000,000 in loans pursuant to the Second Lien Credit Agreement) has occurred or will occur concurrently with the closing and effectiveness of this Agreement. In addition to, and not in limitation of, the foregoing, each of the Arrangers shall be reasonably satisfied with (i) the final structure of the Transaction, including the Acquisition, the Second Lien Loan Incurrence and the Equity Contribution, (ii) the sources and uses of the proceeds used to effect the Transaction, (iii) the terms and conditions of the documents relating to the consummation of the Transaction and (iv) the organizational and legal structure and the terms and conditions of the capitalization of the Parent and each of its Subsidiaries after giving effect to the Transaction. There shall not have occurred any event, change or condition since, in the case of Marlin Offshore or Marlin Texas, November 30, 2005 or, in the case of the Parent and its Subsidiaries, November 30, 2005, in each case, taken as a whole, and there not existing any pending or threatened litigation, investigation or proceeding, that, individually or in the aggregate, has had, or could reasonably be expected to have, any material adverse effect on the business, operations or financial condition of the Parent or the Borrower and their respective Subsidiaries on a combined basis, after giving pro forma effect to the Transaction (a “Closing Date Material. Adverse Effect”).

(b) The Administrative Agent shall have received copies of all Transaction Documents, certified by an Authorized Officer of the Borrower as true, correct and complete in all material respects.

SECTION 5.1.6. Payment of Outstanding Indebtedness, etc. All Indebtedness identified in Item 7.2.2(b) of the Disclosure Schedule, together with all interest, all prepayment premiums and other amounts payable with respect thereto, shall have been paid in full and the commitments in respect of such Indebtedness shall have been terminated, and all Liens securing payment of any such Indebtedness, interest, prepayment premiums or other amounts shall have been terminated and released and the Administrative Agent shall have received all Uniform Commercial Code Form UCC-3 termination statements or other instruments as may be suitable or appropriate in connection therewith.

SECTION 5.1.7. Delivery of Notes. The Administrative Agent shall have received, for the account of each Lender that has requested a Note, a Note payable to the order of such Lender duly executed and delivered by an Authorized Officer of the Borrower.

SECTION 5.1.8. Financial Information. The Administrative Agent shall have received:

(a) historic pro forma monthly lease operating statements with respect to the Assets, including oil and gas production, average prices received, and lease operating costs, including, without limitation, transportation, gathering and marketing costs, and all categories of expenses charged to the Borrower or its Subsidiaries under the relevant operating agreements for each month commencing with January 1, 2004 through November 30, 2005, which lease operating statements shall be in form and substance reasonably acceptable to the Administrative Agent;

(b) a pro forma consolidated balance sheet of the Borrower as of the Closing Date prepared after giving effect to the Transaction as if the Transaction had occurred as of such date, which balance sheet shall not be materially inconsistent with the information previously provided to the Administrative Agent and shall be in form and substance reasonably acceptable to the Administrative Agent; and

(c) the annual financial and operational projections for the Borrower, by month, for the twelve month period immediately following the Closing Date prepared in good faith based on available information and estimates determined to be reasonable at the time such projections were prepared.

SECTION 5.1.9. Initial Reserve Report. The Lenders shall have received the Initial Reserve Report.

SECTION 5.1.10. Reserved.

SECTION 5.1.11. Solvency, etc. The Administrative Agent shall have received a solvency certificate duly executed and delivered by the chief financial or accounting Authorized Officer of each Obligor, dated as of the Closing Date, substantially in the form of Exhibit J or otherwise in form and substance satisfactory to the Administrative Agent.

SECTION 5.1.12. Guarantees. The Administrative Agent shall have received, with counterparts for each Lender, each Guaranty, dated as of the Closing Date, duly executed and delivered by an Authorized Officer of Intermediate Holdco and each Subsidiary, as applicable.

SECTION 5.1.13. Security Agreements. The Administrative Agent shall have received, with counterparts for each Lender, executed counterparts of the Security Agreement, each dated as of the Closing Date, duly executed and delivered by the Borrower, Intermediate Holdco and each Subsidiary of the Borrower, together with:

(a) certificates (in the case of Capital Securities that are certificated securities (as defined in the UCC)) evidencing all of the issued and outstanding Capital Securities owned by each Obligor in its U.S. Subsidiaries directly owned by such Obligor, which certificates in each case shall be accompanied by undated instruments of transfer duly executed in blank, or, if any Capital Securities are uncertificated securities (as defined in the UCC), confirmation and evidence satisfactory to the Administrative Agent that the security interest therein has been transferred to and perfected by the Administrative Agent for the benefit of the Secured Parties in accordance with Articles 8 and 9 of the UCC and all laws otherwise applicable to the perfection of the pledge of such Capital Securities;

(b) Uniform Commercial Code Form UCC-1 financing statements (“Filing Statements”) suitable in form for naming Intermediate Holdco, the Borrower, and each Subsidiary Guarantor as a debtor and the Administrative Agent as the secured party, or other similar instruments or documents to be filed under the UCC of all jurisdictions as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the security interests of the Administrative Agent pursuant to such Security Agreement; and

(c) UCC Form UCC-3 termination statements, if any, necessary to release all Liens and other rights of any Person (i) in any collateral described in any Security Agreement previously granted by any Person, (ii) securing any of the Indebtedness identified in Item 7.2.2(b) of the Disclosure Schedule and (iii) with respect to any collateral granted by any Obligor in connection with the Bridge Financing, together with such other UCC Form UCC-3 termination statements as the Administrative Agent may reasonably request from such Obligors.

SECTION 5.1.14. UCC Searches. The Administrative Agent shall have received certified copies of UCC Requests for Information or Copies (Form UCC-11), or a similar search report certified by a party acceptable to the Administrative Agent, dated a date reasonably near to the Closing Date, listing all effective financing statements that name any Obligor (under its present name and any previous names) as the debtor, together with copies of such financing statements (none of which shall, except with respect to Liens permitted by Section 7.2.3.), evidence a Lien on any collateral described in any Loan Document).

SECTION 5.1.15. Insurance. The Administrative Agent shall have received:

(a) (i) a certificate, reasonably satisfactory to the Administrative Agent, from the Borrower’s and its Subsidiaries’ insurance broker(s), dated as of (or a date reasonably near) the Closing Date relating to each insurance policy required to be maintained pursuant to Section 7.1,4, identifying types of insurance and the insurance limits of each such insurance policy and naming the Administrative Agent as loss payee, and each of the Secured Parties as an additional insured, as appropriate, to the extent required under Section 7.1.4 and stating that such insurance is in full force and effect and that all premiums due have been paid and (ii) a summary of casualty, property and other insurance policies currently in effect and maintained by the Acquired Subsidiaries provided by an insurance broker and stating that such insurance is in full force and effect and that all premiums due have been paid, in form and substance satisfactory to the Administrative Agent; and

(b) such information as the Administrative Agent shall have requested, together with supporting documentation, describing in reasonable detail the existing insurance claims and proceeds due and payable to, or for the account of, the Borrower or its Subsidiaries that were credited against the projected capital expenditures included in the Initial Reserve Report, and confirmation that the proceeds thereof, if any, are payable or assignable to the Borrower and its Subsidiaries (or to the Administrative Agent as loss payee) in a manner satisfactory to the Administrative Agent to the extent such claims or proceeds relate to, or are reimbursement for, expenditures made after January 1, 2006.

SECTION 5.1.16. Mortgages. The Administrative Agent shall have received counterparts of each Mortgage, dated as of the Closing Date, duly executed and delivered by the Borrower and its Subsidiaries, together with

(a) evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of each Mortgage as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to create a valid, perfected first priority Lien against the properties purported to be covered thereby; and

(b) such other approvals, opinions, or documents as the Administrative Agent may reasonably request in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 5.1.17. Intercreditor Agreement. The Administrative Agent shall have received the Intercreditor Agreement, dated as of the Closing Date, duly executed and delivered by the parties thereto.

SECTION 5.1.18. Opinions of Counsel. The Administrative Agent shall have received opinions, dated the Closing Date and addressed to the Administrative Agent and all Lenders, from

(a) Vinson & Elkins L.L.P., special New York counsel to the Obligors, in form and substance satisfactory to the Administrative Agent; and

(b) Looper, Reed & McGraw, local Texas counsel to the Obligors in form and substance, and from counsel, satisfactory to the Administrative Agent; and

(c) Gordon, Arata, McCollan, Duplantis & Eagan LLP, local Louisiana counsel to the Obligors in form and substance, and from counsel, satisfactory to the Administrative Agent.

SECTION 5.1.19. Title. The Arrangers shall have received title information and opinions in form and substance reasonably satisfactory to the Administrative Agent with respect to the Mortgaged Properties.

SECTION 5.1.20. Environmental Matters. The Administrative Agent shall have received, to the extent requested, favorable environmental site assessments, reports and evaluations and regulatory compliance reviews satisfactory to the Administrative Agent covering that portion of the Covered Properties reasonably determined to be appropriate by the Administrative Agent.

SECTION 5.1.21. Required Hedging. The Administrative Agent shall have received evidence satisfactory to it that the Borrower shall have established hedge positions with a minimum weighted average commodity price protection equal to $65.00/bbl and $7.00/mmbtu on a BTU equivalent basis, with respect to price but not to volume, covering 100% of the reasonably estimated projected crude oil and natural gas production from the Borrower’s Proved Developed Producing Reserves for the Fiscal Year 2006 and 80% of the reasonably estimated projected BTU equivalent of crude oil and natural gas production from the Borrower’s Proved Developed Producing Reserves for the Fiscal Years 2007 and 2008. The Arrangers shall have received evidence that the Borrower has entered into one or more commodity Hedging Agreements with one or more Approved Counterparties (in the case of Hedging Agreements that are puts that are not executed in conjunction with any other Hedging Agreements) or Lenders (in the case of any other Hedging Agreements). All such Hedging Agreements will have a fixed price or floor prices acceptable to the Arrangers and aggregate notional volumes acceptable to the Arrangers. Without limiting the foregoing sentence, (a) as at any date volumes corresponding to swaps or collars (for the absence of doubt, volumes related to puts that are not executed in conjunction with any other Hedging Agreements are excluded) shall not exceed the percentages set forth in Schedule 5.1.21 for crude oil and natural gas, as the case may be, during the then twelve calendar months following such date, and 80% thereafter, in each case in respect of the reasonably estimated projected crude oil and natural gas production from the Borrower’s Proved Developed Producing Reserves; (b) as at any date volumes corresponding to basis swaps shall not exceed 80% in respect of the reasonably estimated projected BTU equivalent of crude oil and natural gas production from the Borrower’s Proved Developed Producing Reserves; and (c) as at any date volumes for all such Hedging Agreements (including swaps, collars and puts), shall not be less than 50% on a rolling two year period basis of the reasonably estimated projected BTU equivalent of crude oil and natural gas production from its Proved Developed Producing Reserves as determined by reference to the then current Reserve Reports delivered pursuant to the terms of this Agreement.

SECTION 5.1.22. Minimum Liquidity. The Administrative Agent shall have received evidence satisfactory to it that immediately after giving effect to the consummation of the Transactions, (a) the sum of (i) the Borrower’s unused availability under this Agreement plus (ii) the aggregate amount of all cash or Cash Equivalent Investments of the Borrower, minus (b) all scheduled or anticipated costs, expenses, capital expenditures and financial obligations or liabilities of the Borrower for the thirty day period immediately following the Closing Date, determined by the Borrower in good faith, shall equal or exceed $40,000,000.

SECTION 5.1.23. Closing Fees, Expenses, etc. The Administrative Agent shall have received for its own account, or for the account of each Lender, as the case may be, all fees, costs and expenses due and payable pursuant to Sections 3.3 and, if then invoiced, 10.3.

SECTION 5.1.24. Patriot Act Disclosures. The Administrative Agent and each Lender shall have received all Patriot Act disclosures requested by them prior to execution of this Agreement.

SECTION 5.1.25. Other Legal Matters. All legal matters and other due diligence in connection with this Agreement and the Loan Documents, the consummation of the Transactions, and the assets and properties of the Parent, the Borrower or their respective Subsidiaries shall be approved by the Administrative Agent and its legal counsel, and there shall have been furnished to the Administrative Agent by the Parent or the Borrower, at the Borrower’s expense, such agreements and other documents, information and records with respect to the Parent, the Borrower or their respective Subsidiaries in form, substance, scope and methodology satisfactory to the Administrative Agent in its sole discretion, as the Administrative Agent may reasonably have requested for that purpose.

For purposes of determining compliance with the conditions specified in this Section 5.1, each Lender or Issuer that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender or the Issuers unless the Administrative Agent shall have received notice from such Lender or Issuer prior to the proposed Closing Date specifying its objection thereto.

SECTION 5.2. All Credit Extensions. The obligation of each Lender and each Issuer to make any Credit Extension shall be subject to the satisfaction of each of the conditions precedent set forth below.

SECTION 5.2.1. Compliance with Warranties, No Default, etc. Both before and after giving effect to any Credit Extension the following statements shall be true and correct:

(a) the representations and warranties set forth in each Loan Document shall, in each case, be true and correct with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

(b) no Material Adverse Effect has occurred since September 30, 2005; and

(c) no Default shall have then occurred and be continuing.

SECTION 5.2.2. Credit Extension Request, etc. Subject to Section 2.3.2, the Administrative Agent shall have received a Borrowing Request if Loans are being requested, or an Issuance Request if a Letter of Credit is being requested or extended. Each of the delivery of a Borrowing Request or Issuance Request and the acceptance by the Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by the Borrower that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the statements made in Section 5.2.1 are true and correct.

SECTION 5.2.3. Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of any Obligor shall be reasonably satisfactory in form and substance to the Administrative Agent.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

In order to induce the Secured Parties to enter into this Agreement and to make Credit Extensions hereunder, the Borrower represents and warrants to each Secured Party as set forth in this Article.

SECTION 6.1. Organization, etc. Each Obligor is validly organized and existing and in good standing under the laws of the state or jurisdiction of its incorporation or organization, is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the nature of its business requires such qualification, except for such jurisdictions where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect, and has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under each Loan Document to which it is a party, to own and hold under lease its property and to conduct its business substantially as currently conducted by it, except for those licenses, permits or other approvals, the absence of which could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.2. Due Authorization, Non-Contravention, Defaults etc. The execution, delivery and performance by each Obligor of each Loan Document executed or to be executed by it, each Obligor’s participation in the consummation of all aspects of the Transaction, and the execution, delivery and performance by the Borrower or (if applicable) any Obligor of the agreements executed and delivered by it in connection with the Transaction are in each case within such Person’s powers, have been duly authorized by all necessary action, and do not

(a) contravene any (i) Obligor’s Organic Documents, (ii) court decree or order binding on or affecting any Obligor or (iii) law or governmental regulation binding on or affecting any Obligor; or

(b) result in (i) or require the creation or imposition of, any Lien on any Obligor’s properties (except as permitted by this Agreement), (ii) a default under any material contractual restriction binding on or affecting any Obligor or (iii) any noncompliance, suspension, impairment, forfeiture or nonrenewal of any material license, permit or other governmental approval.

No Obligor is in default under any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound that could reasonably be expected to have a Material Adverse Effect. No Obligor is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any applicable law, rule or regulation that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 6.3. Government Approval. Regulation, etc. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person (other than those that have been, or on the Effective Date will be, duly obtained or made and that are, or on the Effective Date will be, in full force and effect) is required for the consummation of the Transaction or the due execution, delivery or performance by any Obligor of any Loan Document to which it is a party, or for the due execution, delivery and/or performance of Transaction Documents, in each case by the parties thereto or the consummation of the Transaction. Neither the Borrower nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

SECTION 6.4. Validity, etc. Each Loan Document and each Transaction Document to which any Obligor is a party constitutes the legal, valid and binding obligations of such Obligor, enforceable against such Obligor in accordance with their respective terms (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity).

SECTION 6.5. Financial Information. The financial statements furnished to the Administrative Agent and each Lender pursuant to Section 5.1.8 present fairly the revenues, direct operating expenses, and pro forma consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended. All balance sheets, all statements of income and of cash flow and all other financial information of each of the Borrower and its Subsidiaries furnished pursuant to Section 7.1.1 have been and will for periods following the Effective Date be prepared in accordance with IFRS reconciled with GAAP consistently applied, and do or will present fairly the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.

SECTION 6.6. No Material Adverse Change. There has been no material adverse change in the business, condition (financial or otherwise), operations, performance, or properties or prospects of the Parent and its Subsidiaries taken as a whole since September 30, 2005, on a combined basis after giving pro forma effect to the Transaction.

SECTION 6.7. Litigation, Labor Controversies, etc. There is no pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened litigation, action, proceeding, investigation or labor controversy

(a) except as disclosed in Item 6.7 of the Disclosure Schedule, affecting the Borrower, any of its Subsidiaries or any other Obligor, or any of their respective properties, businesses, assets or revenues, which could reasonably be expected to have a Material Adverse Effect, and no adverse development has occurred in any labor controversy, litigation, arbitration or governmental investigation or proceeding disclosed in Item 6.7; or

(b) which purports to affect the legality, validity or enforceability of any Loan Document, the Transaction Documents or the Transaction.

SECTION 6.8. Subsidiaries. The Borrower has no Subsidiaries, except those Subsidiaries that are identified in Item 6.8 of the Disclosure Schedule, or that are permitted to have been organized or acquired in accordance with Sections 7.2.5 or 7.2.9.

SECTION 6.9. Ownership of Properties. Etc. (a) Each of the Borrower and its Subsidiaries has Good Title to the Oil and Gas Properties evaluated in the most recently delivered Reserve Report and good title to all its personal Properties, in each case, free and clear of all Liens except Liens permitted by Section 7.2.3. After giving full effect to the such permitted Liens, the Borrower or such Subsidiary specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and the ownership of such Properties shall not in any material respect obligate the Borrower or such Subsidiary to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Borrower’s or such Subsidiary’s net revenue interest in such Property.

(b) All material leases and agreements necessary for the conduct of the business of the Borrower and its Subsidiaries are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, that could reasonably be expected to have a Material Adverse Effect.

(c) The rights and Properties presently owned, leased or licensed by the Borrower and its Subsidiaries including, without limitation, all easements and rights of way, include all rights and Properties necessary to permit the Borrower and its Subsidiaries to conduct their business in all material respects in the same manner as its business has been conducted prior to the date hereof.

(d) All of the Properties of the Borrower and its Subsidiaries that are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards with the exception of certain Properties that were damaged by hurricanes and are the subject of repair which Borrower is diligently pursuing (provided that such damaged Properties could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect).

(e) The Borrower and each of its Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by the Borrower and such Subsidiary does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower and its Subsidiaries either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.10. Taxes. The Borrower and each of its Subsidiaries has filed all tax returns and reports required by law to have been filed by it and has paid all Taxes thereby shown to be due and owing, (except any such Taxes that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books) and has paid all Taxes shown to be due on any assessment received to the extent that such Taxes have become due and payable, except where the failure to file any such returns or reports or to pay any such Taxes would not give rise to a Material Adverse Effect.

SECTION 6.1l. ERISA; Pension and Welfare Plans. The Borrower, its Subsidiaries and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Pension or Welfare Plan. During the twelve-consecutive-month period prior to the Effective Date and prior to the date of any Credit Extension hereunder, no steps have been taken to terminate any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan that might result in the incurrence by the Borrower or any member of the Controlled Group of any material liability, fine or penalty. Except as disclosed in Item 6.11 of the Disclosure Schedule, neither the Borrower nor any member of the Controlled Group has any contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

SECTION 6.12. Environmental Warranties. Except as set forth in Item 6.12 of the Disclosure Schedule:

(a) all facilities and property owned, operated or leased by the Borrower or any of its Subsidiaries are owned, operated or leased by the Borrower and its Subsidiaries have been, and continue to be, in material compliance with all Environmental Laws;

(b) there have been no past, and there are no pending or, to the Borrower’s knowledge, threatened (i) claims, complaints, notices or governmental requests for information received by the Borrower or any of its Subsidiaries with respect to any alleged material violation of any Environmental Law, or (ii) written complaints, notices or inquiries to the Borrower or any of its Subsidiaries regarding material potential liability of the Borrower or any of its Subsidiaries under any Environmental Law;

(c) there have been no Releases of Hazardous Materials at, on or under any property now or previously owned, operated, or leased by the Borrower or any of its Subsidiaries that have, or could reasonably be expected to have, a Material Adverse Effect;

(d) the Borrower and its Subsidiaries have been issued and are in material compliance with all permits, certificates, approvals, licenses, registrations and other authorizations relating to environmental matters;

(e) no property currently, or to the knowledge of the Borrower previously, owned, operated or leased by the Borrower or any of its Subsidiaries is listed, or proposed for listing in the Federal Register or similar governmental publication (with respect to owned property only), on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar foreign, federal, state or provincial list of sites requiring investigation or clean-up under Environmental Laws;

(f) there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned, operated or leased by the Borrower or any of its Subsidiaries that, singly or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect;

(g) to the knowledge of the Borrower, neither the Borrower nor any of its Subsidiaries has directly transported or directly arranged for the transportation of any Hazardous Material to any location that is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar federal, provincial or state list or that is the subject of federal, state, provincial or local enforcement actions or other investigations that could reasonably be expected to result in material claims against the Borrower or such Subsidiary for any remedial work, damage to natural resources or personal injury, including claims under CERCLA or Environmental Laws;

(h) there are no polychlorinated biphenyls or friable asbestos present at any property now or previously owned or leased by the Borrower or any of its Subsidiaries that could reasonably be expected to result in any liability, claims, or costs having, individually or in the aggregate, a Material Adverse Effect; and

(i) no conditions exist at, on or under any property now or previously owned or leased by the Borrower or any of its Subsidiaries that, with the passage of time or the giving of notice or both, could reasonably be expected to result in any material liability, claims, or costs under any Environmental Law.

SECTION 6.13. Disclosure of Material Information; Accuracy of Information. Each Obligor has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the factual information heretofore or contemporaneously furnished in writing to any Secured Party by or on behalf of any Obligor in connection with any Loan Document or any transaction contemplated hereby (including the Transaction) contains any untrue statement of a material fact, or omits to state any material fact necessary to make any information not misleading, and no other factual information hereafter furnished in connection with any Loan Document by or on behalf of any Obligor to any Secured Party will contain any untrue statement of a material fact or will omit to state any material fact necessary to make any information not misleading on the date as of which such information is dated or certified.

SECTION 6.14. Regulations T, U and X. No Obligor is engaged in the business of extending credit for the purpose of buying or carrying margin stock, and no proceeds of any Credit Extensions will be used to purchase or carry margin stock or otherwise for a purpose that violates, or would be inconsistent with, F.R.S. Board Regulations T, U or X. Terms for which meanings are provided in F.R.S. Board Regulations T, U or X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

SECTION 6.15. Labor Matters. Except as set forth on Item 6.15 of the Disclosure Schedule, as of the date hereof no Obligor is subject to any labor or collective bargaining agreement. Except as set forth on Item 6.15 of the Disclosure Schedule, there are no existing or threatened strikes, lockouts or other labor disputes involving any Obligor that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect. Hours worked by and payments made to employees of each Obligor are not in violation of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters where such violation could reasonably be expected to have a Material Adverse Effect.

SECTION 6.16. Compliance with Laws. Each Obligor is in compliance in all material respects with the requirements of all Applicable Law and all orders, writs, injunctions and decrees applicable to it or to its properties (except for Environmental Laws that are the subject of Section 6.12), and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property (including its Oil and Gas Properties) and the conduct and operation of its business (including, without limitation, the operation of the Properties acquired pursuant to the Acquisition), except in such instances in which the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 6.17. Material Contracts. Each of the Borrower’s and its Subsidiaries’ material contracts (a) are in full force and effect and are binding upon and enforceable against each Obligor that is a party thereto and, to the best knowledge of the Borrower and its Subsidiaries, all other parties thereto in accordance with its terms, and (b) is not in default due to the action of such Obligor.

SECTION 6.18. Solvency. The Borrower and the Guarantors, taken as a whole, on a consolidated basis, both before and after giving effect to any Credit Extensions, are Solvent.

SECTION 6.19. Deposit Account and Cash Management Accounts. Set forth on Item 6.19(a) of the Disclosure Schedule is a complete and accurate list of all Deposit Accounts of the Borrower and each Subsidiary and set forth on Item 6.19(b) of the Disclosure Schedule is a complete and accurate list of all Securities Accounts (as defined in the UCC) of the Borrower and each Subsidiary, if any as updated in accordance with Section 7.1.9.

SECTION 6.20. Insurance. The Borrower and each of its Subsidiaries keeps its property adequately insured and maintains (a) insurance to such extent and against such risks, including fire, as is customary with companies of similar size and in the same or similar businesses, (b)

workmen’s compensation insurance in the amount required by applicable law, (c) public liability insurance, which shall include product liability insurance, in the amount customary with companies of similar size and in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (d) such other insurance as may be required by law.

SECTION 6.21. Restrictions on Liens. Neither the Borrower nor any of its Subsidiaries is a party to any material agreement or arrangement or subject to any order, judgment, writ or decree, that either restricts or purports to restrict its ability to grant Liens to the Administrative Agent and the Lenders on or in respect of their Properties to secure the Obligations and the Loan Documents.

SECTION 6.22. Location of Business and Offices. The Borrower’s jurisdiction of organization is Delaware; the name of the Borrower as listed in the public records of its jurisdiction of organization is Energy XXI Gulf Coast, Inc.; and the organizational identification number of the Borrower in its jurisdiction of organization is 4106697 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 10.2). The Borrower’s principal place of business and chief executive offices are located at the address specified in Section 10.2 (or as set forth in a notice delivered pursuant to Section 10.2). The jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business and chief executive office of Intermediate Holdco and each Subsidiary of the Borrower is stated on Item 6.22 of the Disclosure Schedule (or as set forth in a notice delivered pursuant to Section 10.2).

SECTION 6.23. Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and Properties unitized therewith) of the Borrower and its Subsidiaries have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Applicable Law and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties of the Borrower and its Subsidiaries. Specifically in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, (a) no Oil and Gas Property of the Borrower or any Subsidiary is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (b) none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) of the Borrower or any Subsidiary is deviated from the vertical more than the maximum permitted by Applicable Law, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties) of the Borrower or such Subsidiary. All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Borrower or any of its Subsidiaries that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing that are operated by the Borrower or any of its Subsidiaries, in a manner consistent with the Borrower’s or its Subsidiaries’ past practices (other than those the failure of which to maintain in accordance with this Section_6.24 could not reasonably be expected to have a Material Adverse Effect).

SECTION 6.24. Gas Imbalances. Except as set forth on Item 6.24 of the Disclosure Schedule or on the most recent certificate of the Borrower delivered in connection with a Reserve Report, on a net basis there are no gas imbalances, take or pay or other prepayments that would require the Borrower or any of its Subsidiaries to deliver Hydrocarbons produced from the Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor exceeding 1.5 bcf of gas (on an mcf equivalent basis) in the aggregate.

SECTION 6.25. Marketing of Production. Except for contracts listed and in effect on the date hereof on Item 6.25 of the Disclosure Schedule, and thereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts the Borrower represents that it or its Subsidiaries are receiving a price for all production sold thereunder that is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity), no material agreements exist that are not cancelable on 60 days notice or less without penalty or detriment for the sale of production from the Borrower’s or its Subsidiaries’ Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six (6) months from the date hereof.

SECTION 6.26. Perfected Liens and Security Interests. The Obligations are and shall be at all times secured by valid, perfected first priority Liens (subject to Liens permitted pursuant to Section 7.2.3) in favor of the Administrative Agent, covering and encumbering all collateral granted or purported to be granted by the Security Documents, to the extent perfection has or will occur, by the recording of a Mortgage, the filing of a UCC financing statement, or by possession or control.

ARTICLE 7

COVENANTS

SECTION 7.1. Affirmative Covenants. The Borrower agrees with each Lender, each Issuer and the Administrative Agent that until the Termination Date has occurred, the Borrower will, and will cause its Subsidiaries to, perform or cause to be performed the obligations set forth below.

SECTION 7.1.1. Financial Information, Reports, Notices, etc. The Borrower will furnish the Administrative Agent and each Lender, copies of the following financial statements, reports, notices and information:

(a) as soon as available and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of income and cash flow of the Borrower and its Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, and including (in each case), in comparative form the figures for the corresponding Fiscal Quarter in, and year to date portion of, the immediately preceding Fiscal Year (provided that such comparative figures will not be required until the Fiscal Quarter ending on June 30, 2007), in each case, certified as complete and correct by the chief financial or accounting Authorized Officer of the Borrower (subject to normal year-end audit adjustments);

(b) as soon as available and in any event within 120 days after the end of each Fiscal Year, a copy of the consolidated balance sheet of the Borrower and its Subsidiaries, and the related consolidated statements of income and cash flow of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in comparative form the figures for the immediately preceding Fiscal Year, audited (without any Impermissible Qualification) by independent public accountants acceptable to the Administrative Agent, that shall include a calculation of the financial covenants set forth in Section 7.2.4 and stating that, in performing the examination necessary to deliver the audited financial statements of the Borrower, no knowledge was obtained of any Event of Default;

(c) concurrently with the delivery of the financial information pursuant to clauses (a) and(b), a Compliance Certificate, executed by the chief financial or accounting Authorized Officer of the Borrower, (i) showing compliance with the financial covenants set forth in Section 7.2.4 and stating that no Default has occurred and is continuing (or, if a Default has occurred, specifying the details of such Default and the action that the Borrower or an Obligor has taken or proposes to take with respect thereto), and (ii) stating that no Subsidiary has been formed or acquired since the delivery of the last Compliance Certificate (or, if a Subsidiary has been formed or acquired since the delivery of the last Compliance Certificate, a statement that such Subsidiary has complied with Section 7.1.8);

(d) as soon as possible and in any event within five days after the Borrower or any other Obligor obtains knowledge of the occurrence of a Default, a statement of an Authorized Officer of the Borrower setting forth details of such Default and the action that the Borrower or such Obligor has taken and proposes to take with respect thereto;

(e) as soon as possible and in any event within five days after the Borrower or any other Obligor obtains knowledge of (i) the occurrence of any material adverse development with respect to any litigation, action, proceeding or labor controversy described in Item 6.7 of the Disclosure Schedule, (ii) the commencement of any litigation, action, proceeding or labor controversy of the type and materiality described in Section 6.7 or (iii) the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority (including under Environmental Laws or with respect to ERISA matters) against or affecting the Borrower or any Affiliate thereof not previously disclosed in writing to the Lenders, notice thereof and, to the extent the Administrative Agent requests, copies of all documentation relating thereto;

(f) promptly after the sending or filing thereof, copies of all reports, notices, prospectuses and registration statements that any Obligor files with the SEC, or any national securities exchange;

(g) promptly upon becoming aware of (i) the institution of any steps by any Person to terminate any Pension Plan, (ii) the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA, (iii) the taking of any action with respect to a Pension Plan that could result in the requirement that any Obligor furnish a bond or other security to the PBGC or such Pension Plan, or (iv) the occurrence of any event with respect to any Pension Plan that could result in the incurrence by any Obligor of any liability, fine or penalty, notice thereof and copies of all documentation relating thereto;

(h) promptly upon receipt thereof, copies of all “management letters” or reports submitted to the Borrower or any other Obligor by the independent public accountants referred to in clause (b) in connection with each audit made by such accountants or any other interim or special audit conducted by them;

(i) promptly following the mailing or receipt of any material notice or report delivered under the terms of the Second Lien Credit Agreement, copies of such notice or report (provided if the Person serving as the Administrative Agent under this Agreement is the administrative agent under the Second Lien Credit Agreement, the Borrower shall only be required to send one copy of such notice with respect to the Second Lien Credit Agreement under such agreement);

(j) promptly (i) if the Borrower obtains knowledge that the Borrower or any Person that owns, directly or indirectly, any Capital Securities of the Borrower, or any other holder at any time of any direct or indirect equitable, legal or beneficial interest therein is the subject of any of the Terrorism Laws, the Borrower will notify the Administrative Agent and (ii) upon the request of any Lender, the Borrower will provide any information such Lender believes is reasonably necessary to be delivered to comply with the Patriot Act;

(k) concurrently with any delivery of financial statements under clause (b) above, or within five days following any change to any existing insurance policy that could reasonably be expected to have an adverse effect on the Lender Parties, a certificate of insurance coverage from each insurer with respect to the insurance required by Section 7.1.4, in form and substance satisfactory to the Administrative Agent, and, if requested by the Administrative Agent or any Lender, all copies of the applicable policies;

(l) concurrently with the delivery of any Reserve Report to the Administrative Agent pursuant to Section 2.8, a list of Persons who purchase (or did purchase in the last six months) at least 50% of the Hydrocarbons from the Borrower or any of its Subsidiaries;

(m) concurrently with the delivery of any Reserve Report, the Borrower shall provide to the Administrative Agent and each Lender, a certificate from the president or chief financial officer of Borrower certifying that, to the best of his knowledge and in all material respects: (i) the information contained in such Reserve Report and any other information delivered in connection therewith is true and correct, (ii) the Borrower and its Subsidiaries own Good Title to the Oil and Gas Properties evaluated in such Reserve Report (in this Section called the “Covered Properties”) and are free of all Liens except for Liens permitted by Section 7.2.3, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments with respect to its Oil and Gas Properties evaluated in such Engineering Report (other than those permitted by the Security Documents) that would require Borrower or such Subsidiary to deliver hydrocarbons produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of the Covered Properties has been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which certificate shall list all of such properties sold and in such detail as reasonably required by the Administrative Agent, (v) set forth on a schedule attached to the certificate is the present discounted value of all Covered Properties that are part of the Oil and Gas Properties that are encumbered by the Mortgages (the “Mortgaged Properties”), (vi) Oil and Gas Properties that comprise at least ninety percent (90%) of the total value of the reserves that are included within the Covered Properties are part of the Mortgaged Properties, and (vii) Oil and Gas Properties that comprise at least ninety percent (90%) of the total value of the Proved Developed Producing Reserves that are included within the Covered Properties are part of the Mortgaged Properties;

(n) in the event the Borrower or any Subsidiary intends to sell, transfer, assign or otherwise dispose of at least $5,000,000 worth of any Oil or Gas Properties or any Capital Securities in any Subsidiary in accordance with this Agreement, prior written notice of such disposition, the price thereof and the anticipated date of closing;

(o) prompt written notice, and in any event within five Business Days, of the occurrence of any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event;

(p) prompt written notice (and in any event within thirty (30) days prior thereto) of any change (i) in the Borrower or any Guarantor’s corporate name or in the ownership of its Properties, (ii) in the location of the Borrower or any Guarantor’s chief executive office or principal place of business, (iii) in the Borrower or any Guarantor’s identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed, (iv) in the Borrower or any Guarantor’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (v) in the Borrower or any Guarantor’s federal taxpayer identification number;

(q) with the delivery of quarterly financial statements under Section 7.1.1(a) and in any event, no later than 60 days after the end of each fiscal quarter, a report setting forth, for each calendar month during the then current fiscal year to date on a production date basis, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Oil and Gas Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month, including, without limitation, transportation, gathering and marketing costs, and all categories of applicable expenses (at a level of detail reasonably acceptable to the Administrative Agent) charged to the Borrower or its Subsidiaries under the relevant operating agreements;

(r) promptly, but in any event within five (5) Business Days after the execution thereof, copies of any amendment, modification or supplement to the certificate or articles of incorporation, by-laws, any preferred stock designation or any other organic document of the Borrower or any Subsidiary;

(s) (i) concurrently with any delivery of financial statements under Section 7.1.1(a), a certificate of an Authorized Officer of the Borrower, in form and substance satisfactory to the Administrative Agent, setting forth as of the last Business Day of such Fiscal Year, a true and complete list of all Hedging Agreements of the Borrower and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefor, any new credit support agreements relating thereto not listed on Schedule 5.1.21, any margin required or supplied under any credit support document, and the counterparty to each such agreement and (ii) within five days after any execution of any new Hedging Agreements or any assignment, termination or unwinding of any existing Hedging Agreements, notice thereof to the Administrative Agent, which notice shall be in form and substance and with details reasonably acceptable to the Administrative Agent.

(t) such other financial and other information as any Lender or Issuer through the Administrative Agent may from time to time reasonably request (including information and reports in such detail as the Administrative Agent may request with respect to the terms of and information provided pursuant to the Compliance Certificate).

SECTION 7.1.2. Maintenance of Existence; Compliance with Contracts, Laws, etc. The Borrower will, and will cause each of its Subsidiaries to, preserve and maintain its and their respective legal existence (except as otherwise permitted by Section 7.2.9). perform in all material respects their obligations under material agreements to which the Borrower or a Subsidiary is a party, and comply in all material respects with all Applicable Law, including the payment (before the same become delinquent), of all Taxes, imposed upon the Borrower or its Subsidiaries or upon their property except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on the books of the Borrower or its Subsidiaries, as applicable. The Borrower shall take all reasonable and necessary actions to ensure that no portion of the Loans will be used, disbursed or distributed for any purpose, or to any Person, directly or indirectly, in violation of any of the Terrorism Laws and shall take all reasonable and necessary action to comply in all material respects with all Terrorism Laws with respect thereto.

SECTION 7.1.3. Operation and Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to,

(a) maintain, preserve, protect and keep its and their respective properties in good repair, working order and condition (ordinary wear and tear excepted), and make necessary repairs, renewals and replacements so that the business carried on by the Borrower and its Subsidiaries may be properly conducted at all times, unless the Borrower or such Subsidiary determines in good faith that the continued maintenance of such property is no longer economically desirable, necessary or useful to the business of the Borrower or any of its Subsidiaries or the Disposition of such property is otherwise permitted by Sections 7.2.9 or 7.2.10;

(b) operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Applicable Law, including, without limitation, applicable proration requirements and Environmental Laws, and all Applicable Law, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect;

(c) promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder;

(d) promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties; and

(e) to the extent the Borrower is not the operator of any Property, the Borrower shall use reasonable efforts to cause the operator to comply with this Section 7.1.3.

SECTION 7.1.4. Insurance; Casualty Events. The Borrower will, and will cause each of its Subsidiaries to maintain:

(a) insurance on its property with financially sound and reputable insurance companies against loss and damage in at least the amounts (and with only those deductibles) customarily maintained, and against such risks as are typically insured against in the same general area, by Persons of comparable size engaged in the same or similar business as the Borrower and its Subsidiaries; and

(b) all worker’s compensation, employer’s liability insurance or similar insurance as may be required under the laws of any state or jurisdiction in which it may be engaged in business,

in each case to the reasonable satisfaction of the Administrative Agent; provided that the Borrower will maintain, and will cause each of its Subsidiaries to maintain, coverage for named windstorms with respect to their respective properties with limits of not less than $100,000,000 per occurrence and in the annual aggregate.

Without limiting the foregoing, all insurance policies required pursuant to this Section shall (i) (A) name the Administrative Agent on behalf of the Secured Parties as loss payee (in the case of property insurance) or name the Administrative Agent and other Secured Parties as additional insured (in the case of liability insurance), as applicable, and (B) provide that no cancellation or modification of the policies will be made without thirty days’ prior written notice to the Administrative Agent and (ii) be in addition to any requirements to maintain specific types of insurance contained in the other Loan Documents; provided, however, that with respect to the existing policies of property insurance that are in effect as of the Closing Date in respect of the Acquired Subsidiaries (the “Existing Property Policies”), until the earlier of (x) June 30, 2006 or (y) the date that such Existing Property Policies actually expire or are first renewed after the Closing Date, such Existing Property Policies will name the Administrative Agent on behalf of the Secured Parties as loss payee only in respect of insurance claims for damage or destruction to the Properties of the Acquired Subsidiaries.

If no Borrowing Base Deficiency exists and no Event of Default has occurred and is continuing, (a) the Borrower and the Administrative Agent will cause all proceeds of insurance in connection with a Casualty Event to be deposited into a Deposit Account or Securities Account maintained at the Administrative Agent or as to which a Control Agreement has been executed in favor of the Administrative Agent granting “control” to the Administrative Agent under the UCC and (b) the Borrower may use such insurance proceeds to, at its option, repair or rebuild the affected property or pay or prepay any outstanding Loans or other Obligations or for any other lawful purpose not otherwise restricted by the Loan Documents. If a Borrowing Base Deficiency exists, such insurance proceeds shall be used to cure such Borrowing Base Deficiency by prepaying the Loans and/or Cash Collateralizing the Letters of Credit to the extent of the deficiency. After the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and upon direction from the Required Lenders, shall, apply all insurance proceeds upon receipt thereof to the Obligations in accordance with Section 4.7.

SECTION 7.1.5. Books and Records. The Borrower will, and will cause each of its Subsidiaries to, keep books and records in accordance with IFRS reconciled to GAAP that accurately reflect all of its business affairs and transactions and permit each Secured Party or any of their respective representatives, at reasonable times and intervals upon reasonable notice to the Borrower, to visit each such Obligor’s offices, to discuss each such Obligor’s financial matters with its officers and employees, and its independent public accountants (and the Borrower hereby authorizes such independent public accountant to discuss each such Obligor’s financial matters with each Secured Party or their representatives whether or not any representative of any Obligor is present) and to examine (and photocopy extracts from) any of its books and records; provided that unless an Event of Default has occurred and is continuing, the Borrower shall not be required to make its independent public accountants available for discussions with any Secured Party other than the Administrative Agent. The Borrower shall pay any fees of such independent public accountant incurred in connection with any Secured Party’s exercise of its rights pursuant to this Section.

SECTION 7.1.6. Environmental Law Covenant. The Borrower will, and will cause each of its Subsidiaries to,

(a) use and operate all of its and their facilities and properties in material compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Environmental Laws; and

(b) promptly notify the Administrative Agent and provide copies upon receipt of all material written claims, complaints, notices or inquiries relating to the condition of its owned, operated and leased facilities and properties in respect of, or as to compliance with, Environmental Laws, and shall promptly resolve any non-compliance with Environmental Laws and keep its owned property free of any Lien imposed by any Environmental Law.

SECTION 7.1.7. Use of Proceeds. The Borrower will apply the proceeds of the Credit Extensions as follows:

(a) to consummate the Acquisition and to pay Transaction Costs and repay the Bridge Financing;

(b) in the case of Loans, for working capital and general corporate purposes of the Borrower and the Subsidiary Guarantors, including Permitted Acquisitions by such Persons; and

(c) for issuing Letters of Credit for the account of the Borrower.

SECTION 7.1.8. Future Guarantors, Security, etc. The Borrower will, and will cause each of its Subsidiaries to, execute any documents, Filing Statements, agreements and instruments, and take all further action (including filing Mortgages) that may be required under applicable law, or that the Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority (subject to Liens permitted by Section 7.2.3) of the Liens created or intended to be created by the Loan Documents. The Borrower will cause any subsequently acquired or organized Subsidiary to execute, within 10 Business Days of its acquisition or organization, a supplement (in form and substance satisfactory to the Administrative Agent) to the Subsidiary Guaranty and each other applicable Loan Document in favor of the Secured Parties. In addition, from time to time, the Borrower will, at its cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected Liens with respect to such of its assets and properties as the Administrative Agent or the Required Lenders shall designate, it being agreed that it is the intent of the parties that the Obligations shall be secured by, among other things, substantially all the assets of the Borrower and its U.S. Subsidiaries (including real and personal property acquired subsequent to the Effective Date). Such Liens will be created under the Loan Documents in form and substance satisfactory to the Administrative Agent, and the Borrower shall deliver or cause to be delivered to the Administrative Agent all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the Administrative Agent shall reasonably request to evidence compliance with this Section.

SECTION 7.1.9. Cash Management. The Borrower will keep all of its operating accounts, Deposit Accounts and other bank accounts separate from, and will not co-mingle any of its cash or money with, those of other Persons (including its Subsidiaries). The Borrower will, and will cause each Subsidiary Guarantor to: (a) ensure that such Person’s Account Debtors forward payment of all amounts owed by them to such Person to one of the Deposit Accounts of such Person set forth on Item 6.19(a) of the Disclosure Schedule, and (b) deposit, or cause to be deposited, promptly, and in any event no later than the second Business Day after the date of receipt thereof, all of such Person’s Collections in one of the Deposit Accounts of such Person set forth on Item 6.19(a) of the Disclosure Schedule. Within 60 days of the Closing Date (as such date may be extended with the consent of the Administrative Agent), the Borrower will deliver to the Administrative Agent fully executed Control Agreements with respect to each Deposit Account and Securities Account of the Borrower set forth on Item 6.19(a) and Item 6.19(b) of the Disclosure Schedule. At all times thereafter, the Borrower will use commercially reasonable efforts to ensure, prior to any termination or expiration of the Control Agreement relating to the Deposit Accounts initially set forth on Item 6.19(a) of the Disclosure Schedule, that such Deposit Accounts are replaced with Deposit Accounts subject to a Control Agreement. So long as no Default has occurred and is continuing (except with respect to the Deposit Accounts initially set forth in Item 6.19(a) of the Disclosure Schedule, which Deposit Accounts may be replaced at any time, subject to the proviso to this sentence), the Borrower may amend Item 6.19(a) and Item 6.19(b) of the Disclosure Schedule to add or replace one or more of the Deposit Accounts; provided, however, that (i) the prospective depository institution at which such Deposit Account will be held shall be reasonably satisfactory to the Administrative Agent and (ii) in the event such Deposit Account will replace or be in addition to a Deposit Account set forth on Item 6.19(a) of the Disclosure Schedule hereto, prior to the time of the opening of such Deposit Account, the Borrower and such prospective depository institution shall use commercially reasonable efforts to have executed and delivered to the Administrative Agent a Control Agreement in respect of such Deposit Account. The Borrower shall close any of its Deposit Accounts (and establish replacement Deposit Accounts in accordance with the foregoing sentence) promptly and in any event within 30 days of notice from the Administrative Agent that the creditworthiness of any depository institution holding such Deposit Account is no longer acceptable in the Administrative Agent’s reasonable judgment, or as promptly as practicable and in any event within 60 days of notice from the Administrative Agent that the operating performance, funds transfer, or availability procedures or performance of the depository institution holding such Deposit Account is no longer acceptable in the Administrative Agent’s reasonable judgment.

SECTION 7.1.10. Proceeds Account. The Mortgages contain an assignment to the Administrative Agent by the Borrower and its Subsidiaries, as applicable, of all Production and Production Proceeds (in each case as defined in the Mortgages). Notwithstanding such assignment, the Borrower or such Subsidiary, as applicable, may, until the Administrative Agent shall give notice to the contrary, as provided in Section 3.1 of the Mortgages, receive such Production and Production Proceeds. Thereafter, all Production and Production Proceeds shall be paid directly into an account of the Borrower maintained with the Administrative Agent (the “Proceeds Account”). The Borrower hereby grants to the Administrative Agent for the benefit of the Secured Parties, subject to the prior assignment in favor of the Administrative Agent of such Production and Production Proceeds, a security interest in the Proceeds Account and all proceeds thereof.

SECTION 7.1.11. Maintenance of Liens on Properties. The Borrower shall cause the Mortgaged Properties to constitute at least ninety percent (90%) of the total value of the oil and gas reserves of the Borrower and its Subsidiaries and at least ninety percent (90%) of the total value of the Proved Developed Producing Reserves of the Borrower and its Subsidiaries (in this Section called the “Required Percentages”). Within thirty (30) days following each determination or redetermination of the Borrowing Base, the Borrower will execute and deliver documentation in form and substance satisfactory to the Administrative Agent, granting to the Administrative Agent first perfected Liens on Oil and Gas properties that are not then part of the Mortgaged Properties, sufficient to cause the Mortgaged Properties to include the Required Percentages. In addition, the Borrower will furnish to the Administrative Agent title due diligence in form and substance satisfactory to the Administrative Agent and will furnish all other documents and information relating to such properties as the Administrative Agent may reasonably request.

SECTION 7.1.12. Hedging Agreements. The Borrower shall maintain the hedged position established by the Hedging Agreements required under Section 5.1.21 during the period specified therein and shall not assign, terminate or unwind any such Hedging Agreements or sell any Hedging Agreements if the effect of such action (when taken together with any other Hedging Agreements executed contemporaneously with the taking of such action) would have the effect of canceling its positions under such Hedging Agreements required hereby unless such actions (a) are undertaken (i) with prior written notice to and approval from (which approval shall not be unreasonably withheld or delayed) the Administrative Agent and (ii) for the purpose of repositioning volumes for later or earlier months or for the purpose of eliminating production obligations in anticipation of temporary production shutdowns due to storms or other force majeure events and (b) are in compliance with the restrictions set forth in Section 7.2.20. As of the date of any determination or redetermination of the Borrowing Base, the Borrower shall maintain hedging positions that are acceptable to the Administrative Agent, acting reasonably.

SECTION 7.1.13. Title Information. (a) On or before the delivery to the Administrative Agent and the Lenders of each Reserve Report required by Section 2.8, the Borrower will deliver title information in form and substance acceptable to the Administrative Agent covering enough of the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Administrative Agent shall be reasonably satisfied with the status of title to the Oil and Gas Properties evaluated by such Reserve Report. If the Borrower has provided title information for additional Properties under the preceding sentence, the Borrower shall, within 90 days of notice from the Administrative Agent that title defects or exceptions exist with respect to such additional Properties, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) that are not permitted by Section 7.2.3 raised by such information, (ii) substitute acceptable Mortgaged Properties with no title defects or exceptions except for Liens permitted by Section 7.2.3 having an equivalent value or (iii) deliver title information in form and substance acceptable to the Administrative Agent so that the Administrative Agent shall be reasonably satisfied with the status of title to the Oil and Gas Properties evaluated by such Reserve Report. If the Borrower is unable to cure any title defect requested by the Administrative Agent or the Lenders to be cured within the 90-day period or the Borrower does not comply with the requirements to provide acceptable title information to the Oil and Gas Properties evaluated in the most recent Reserve Report or the Borrower fails to take the actions required pursuant to clause (b) below, such default shall not be a Default, but instead the Administrative Agent and/or the Required Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent or the Lenders. To the extent that the Administrative Agent or the Required Lenders are not satisfied with title to any Mortgaged Property after the 90-day period has elapsed, the Administrative Agent may send a notice to the Borrower and the Lenders that the then outstanding Borrowing Base and the then current Projected Borrowing Base shall be reduced by amounts as determined by the Required Lenders to cause the Borrower to be in compliance with the requirement to provide acceptable title information to the Oil and Gas Properties. This new Borrowing Base and new Projected Borrowing Base shall become effective immediately after receipt of such notice.

(b) Within ninety (90) days after the Closing Date, the Borrower shall provide evidence to the Administrative Agent, in the form of copies of recorded documents and other evidence as reasonably acceptable to the Administrative Agent, confirming that the chain of title to the leasehold interests of the Acquired Subsidiaries in the Assets as on record in all applicable counties and parishes has been made consistent with the chain of title to such Assets as on record with the Minerals Management Service of the United States Department of the Interior.

SECTION 7.1.14. Right of Inspection. The Borrower will permit, and will cause each of its Subsidiaries to permit, any officer, employee or agent of the Administrative Agent or of any Secured Party to visit and inspect any of the assets of any such Obligor, examine each such Obligor’s books of record and accounts, take copies and extracts thereof and therefrom, and discuss the affairs, finances and accounts of each such Obligor with each such Obligor’s officers, accountants and auditors, all upon prior written notice to the Borrower at such reasonable times during the Borrower’s or such Obligor’s normal business hours (and in a manner so as, to the extent practicable, not to interfere with the normal business operations of the Borrower or such Obligor) and as often as the Administrative Agent or any Lender may reasonably request; provided that unless an Event of Default has occurred and is continuing, the Borrower shall not be required to make its independent public accountants available for discussions with any Secured Party other than the Administrative Agent. Notwithstanding the foregoing, as long as no Event of Default has occurred and is continuing, the Borrower will not be required to bear the expense of more than one (1) inspection by the Administrative Agent (on behalf of the Secured Parties) during any calendar year; provided that if an Event of Default has occurred and is continuing, the Administrative Agent shall be entitled to conduct more frequent inspections at the expense of the Borrower.

SECTION 7.1.15. Further Assurances. The Borrower at its expense will, and will cause each Subsidiary to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Borrower or any Subsidiary, as the case may be, in the Loan Documents, including the Notes, if requested, or to further evidence and more fully describe the collateral intended as security for the Indebtedness, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the sole discretion of the Administrative Agent, in connection therewith. The Borrower hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of any Mortgaged Property or any part thereof or any other collateral without the signature of the Borrower or any other Guarantor where permitted by law. A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Mortgaged Property or any part thereof or any other collateral shall be sufficient as a financing statement where permitted by law. The Borrower shall notify the Administrative Agent of any name change of the Acquired Subsidiaries in accordance with the Borrower Pledge and Security Agreement.

SECTION 7.2. Negative Covenants. The Borrower covenants and agrees with each Lender, each Issuer and the Administrative Agent that until the Termination Date has occurred, the Borrower will, and will cause its Subsidiaries to, perform or cause to be performed the obligations set forth below.

SECTION 7.2.1. Business Activities; International Operations. The Borrower will not, and will not permit any of its Subsidiaries to engage in any business activity except those business activities engaged in on the date of this Agreement and activities reasonably incidental thereto. From and after the date hereof, the Borrower and its Subsidiaries will not acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties or businesses not located within the geographical boundaries of the United States or the offshore area in the Gulf of Mexico over which the United States of America asserts jurisdiction and to which the laws of the States of Texas or Louisiana are applicable or otherwise purchase, make, incur, assume or permit to exist any Investment in any Person not organized under the laws of the United States or one of the States thereof.

SECTION 7.2.2. Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(a) (i) the Obligations and (ii) Hedging Obligations incurred pursuant to this Agreement;

(b) until the Closing Date, Indebtedness that is to be repaid in full as further identified in Item 7.2.2(b) of the Disclosure Schedule;

(c) Indebtedness existing as of the Effective Date that is identified in Item 7.2.2(c) of the Disclosure Schedule, and refinancing of such Indebtedness in a principal amount not in excess of that which is outstanding on the Effective Date (as such amount has been reduced following the Effective Date);

(d) unsecured Indebtedness (i) incurred in the ordinary course of business of the Borrower and its Subsidiaries (including open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services (including insurance premium payables in the ordinary course) that are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of the Borrower or such Subsidiary) and (ii) in respect of performance, surety or appeal bonds provided in the ordinary course of business, but excluding (in each case), Indebtedness incurred through the borrowing of money or Contingent Liabilities in respect thereof;

(e) Indebtedness (i) evidencing the deferred purchase price of newly acquired property or incurred to finance the acquisition of equipment of the Borrower and its Subsidiaries (pursuant to purchase money mortgages or otherwise, whether owed to the seller or a third party) used in the ordinary course of business of the Borrower and its Subsidiaries (provided that, such Indebtedness is incurred within 60 days of the acquisition of such property) and (ii) in respect of Capitalized Lease Liabilities; provided that, the aggregate amount of all Indebtedness outstanding pursuant to this clause shall not at any time exceed $10,000,000;

(f) Indebtedness of any Subsidiary owing to the Borrower or any other Subsidiary;

(g) Second Lien Loans incurred pursuant to the terms of the Second Lien Loan Documents, and Contingent Liabilities of the Subsidiary Guarantors in respect of the Second Lien Loans; and, the refinancing of all such Indebtedness so long as (i) such refinancing is on No Less Favorable Terms and Conditions and (ii) the administrative agent for such replacement Second Lien Credit Agreement executes and delivers the Intercreditor Agreement;

(h) Indebtedness incurred by the Borrower and its Subsidiaries associated with bonds or surety obligations required by Applicable Law in connection with the operation of the Oil and Gas Properties;

(1) Indebtedness of a Person existing at the time such Person became a Subsidiary of the Borrower, but only if such Indebtedness was not created or incurred in contemplation of such Person becoming a Subsidiary; and

(j) other unsecured Indebtedness of the Borrower and its Subsidiaries in an aggregate amount at any time outstanding not to exceed $1,000,000;

provided that, no Indebtedness otherwise permitted by clauses (c), (e), (g) or (j) shall be assumed, created, refinanced or otherwise incurred if a Default or Borrowing Base Deficiency has occurred and is then continuing or would result therefrom.

SECTION 7.2.3. Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien upon any of its property (including Capital Securities of any Person), revenues or assets, whether now owned or hereafter acquired, except:

(a) Liens securing payment of the Obligations;

(b) until the Closing Date, Liens securing payment of Indebtedness of the type described in clause (b) of Section 7.2.2;

(c) Liens existing as of the Effective Date and disclosed in Item 7.2.3(c) of the Disclosure Schedule securing Indebtedness described in clause (c) of Section 7.2.2, and refinancings of such Indebtedness; provided that, no such Lien shall encumber any additional property and the amount of Indebtedness secured by such Lien is not increased from that existing on the Effective Date (as such Indebtedness may have been permanently reduced subsequent to the Effective Date);

(d) Liens securing Indebtedness of the type permitted under clause (e) of Section 7.2.2; provided that, (i) such Lien is granted within 60 days after such Indebtedness is incurred, (ii) the Indebtedness secured thereby does not exceed 80% of the lesser of the cost or the fair market value of the applicable property, improvements or equipment at the time of such acquisition (or construction) and (iii) such Lien secures only the assets that are the subject of the Indebtedness referred to in such clause;

(e) Liens securing Indebtedness permitted by clause (i) of Section 7.2.2; provided that, such Liens existed prior to such Person becoming a Subsidiary, were not created in anticipation thereof and attach only to specific tangible assets of such Person (and not assets of such Person generally);

(f) Liens in favor of carriers, warehousemen, mechanics, contractors, laborers, suppliers, operators, non-operators, materialmen and landlords granted in the ordinary course of business for amounts not overdue or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(g) Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, bids, leases or other similar obligations (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety and appeal bonds or performance bonds;

(h) judgment Liens in existence for less than 45 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies and which do not otherwise result in an Event of Default under Section 8.1.6;

(i) easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar encumbrances not interfering in any material respect with the value or use of the property to which such Lien is attached;

(j) Liens for Taxes not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(k) Liens securing Indebtedness permitted under clause (g) of Section 7.2.2 and subordinated to the Liens securing the Obligations pursuant to the Intercreditor Agreement; provided however, that (i) each and every Lien securing the Second Lien Credit Agreement shall be subordinate to the Liens securing the Obligations, this Agreement and the other Loan Documents and (ii) no Lien shall be granted on any Property to secure the Second Lien Credit Agreement unless the Lien is also being granted to secure the Obligations, this Agreement and the other Loan Documents;

(l) any zoning or similar law or right reserved or vested in any governmental office or agency to control or regulate the use of, or any reservation in the grant from the crown in respect of, any real property;

(m) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;

(n) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Borrower or any of its Subsidiaries for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower or any of its Subsidiaries or materially impair the value of such Property subject thereto;

(o) royalties, overriding royalties, reversionary interests, production payments and similar burdens granted by the Borrower with respect to its Oil and Gas Properties to the extent such burdens do not reduce the Borrower’s net interests in production in its Oil and Gas Properties below the interests reflected in each Reserve Report or the interests warranted under this Agreement or the Mortgage and do not operate to deprive the Borrower of any material rights in respect of its assets or properties (except for rights customarily granted with respect to such interests);

(p) Liens on any leased real property granted to landlords under any leases;

(q) Liens permitted under the Loan Documents to the extent permitted thereby; and

(r) Liens on Letters of Credit issued hereunder pledged to secure obligations under Hedging Agreements permitted by Section 7.2.20.

SECTION 7.2.4. Financial Condition and Operations. The Borrower will not permit any of the events set forth below to occur.

(a) The Borrower will not permit the Total Leverage Ratio as of the last day of any Fiscal Quarter to be greater than 3.5 to 1.0.

(b) The Borrower will not permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter to be less than 3.0 to 1.0.

(c) The Borrower will not permit the Current Ratio as of the last day of any Fiscal Quarter to be less than 1.0 to 1.0.

For avoidance of doubt and notwithstanding that the financial statements delivered pursuant to Sections 7.1.1 (a) and (b) may be delivered in accordance with IFRS reconciled to GAAP, the accounting determinations and computations under this Section 7.2.4 shall be made in accordance with GAAP consistently applied.

SECTION 7.2.5. Investments. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, make, incur, assume or permit to exist any Investment in any other Person, except:

(a) Investments existing on the Effective Date and identified in Item 7.2.5(a) of the Disclosure Schedule;

(b) Cash Equivalent Investments;

(c) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(d) Investments consisting of any deferred portion of the sales price received by the Borrower or any Subsidiary in connection with any Disposition permitted under Section 7.2.10;

(e) Investments by way of contributions to capital or purchases of Capital Securities (i) by the Borrower in any Subsidiaries or by any Subsidiary in other Subsidiaries, or (ii) by any Subsidiary in the Borrower;

(f) Investments constituting (i) accounts receivable arising, (ii) trade debt granted, or (iii) deposits made in connection with the purchase price of goods or services, in each case in the ordinary course of business;

(g) Investments by way of the acquisition of Capital Securities constituting Permitted Acquisitions permitted under clause (d) of Section 7.2.9; provided that, such Investments shall result in the acquisition of a wholly owned Subsidiary;

(h) intercompany loans, advances or guaranties among the Borrower and its Subsidiaries, all to the extent permitted by clause (f) of Section 7.2.2 and clause (e) of this Section 7.2.5;

(i) Capital Expenditures reasonably incurred in the ordinary course of business;

(j) loans or advances to employees, officers or directors in the ordinary course of business of the Borrower or any of its Subsidiaries, in each case only as permitted by Applicable Law, including Section 402 of the Sarbanes Oxley Act of 2002, but in any event not to exceed $100,000 in the aggregate at any time;

(k) Investments in U.S. Persons (other than Obligors or any Person owning, controlling or managing, directly or indirectly an Obligor) that are not Subsidiaries in an aggregate amount not to exceed $1,000,000 at any time outstanding;

(l) other Investments (other than Investments made pursuant to the Equity Contribution) in an amount not to exceed $1,000,000 over the term of this Agreement;

provided that,

(m) any Investment that when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; and

(n) no Investment otherwise permitted by clauses (g), (h), (j), (k) or (1) shall be permitted to be made if any Default or Borrowing Base Deficiency has occurred and is continuing or would result therefrom.

SECTION 7.2.6. Restricted Payments: etc. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make a Restricted Payment, or make any deposit for any Restricted Payment, except:

(a) Restricted Payments made by Subsidiaries to the Borrower or wholly owned Subsidiaries;

(b) so long as no Default or Borrowing Base Deficiency has occurred and is continuing, or shall be caused thereby, Restricted Payments made by the Borrower or its Subsidiaries to Intermediate Holdco for the Borrower’s share of income taxes calculated as if the Borrower were filing for taxes independently of Intermediate Holdco (provided that prior to making such Restricted Payment, Borrower shall provide the Administrative Agent with a calculation of such attributable taxes in detail and form reasonably acceptable to the Administrative Agent); and

(c) so long as no Default or Borrowing Base Deficiency has occurred and is continuing, or shall be caused thereby, the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries as established in good faith by the Borrower’s board of directors.

SECTION 7.2.7. Change in Management. The Borrower shall not permit any Change of Management. For purposes of this Section 7.2.7, “Change of Management” shall mean that any of John Daniel Schiller, Jr., Steven Albert Weyel and David West Griffin cease to be the Chief Executive Officer, the President or the Chief Financial Officer, respectively, of the Parent (except as a result of the death or disability of such Person) and a successor reasonably acceptable to the Administrative Agent and the Required Lenders is not appointed within one hundred eighty (180) days thereafter.

SECTION 7.2.8. Issuance of Capital Securities. The Borrower will not, and will not permit any of its Subsidiaries to, issue any Capital Securities (whether for value or otherwise) to any Person other than (in the case of Subsidiaries), to the Borrower or another wholly owned Subsidiary or (in the case of the Borrower), to Intermediate Holdco (so long as such Capital Securities are not mandatorily redeemable prior to one year and one day after the Stated Maturity Date for Term Loans).

SECTION 7.2.9. Consolidation, Merger; Permitted Acquisitions, etc. The Borrower will not, and will not permit any of its Subsidiaries to, liquidate or dissolve, consolidate with, or merge or amalgamate into or with, any other Person, or purchase or otherwise acquire all or substantially all of the assets of any Person (or any division thereof), except:

(a) any Subsidiary may liquidate or dissolve voluntarily into, and may merge or amalgamate with and into, the Borrower or any other Subsidiary; (provided that, in any merger involving the Borrower, the Borrower is the surviving Person and a Subsidiary Guarantor may only merge with and into another Subsidiary Guarantor);

(b) the assets or Capital Securities of any Subsidiary may be purchased or otherwise acquired by the Borrower or any other Subsidiary (provided that, the assets or Capital Securities of any Subsidiary Guarantor may only be purchased or otherwise acquired by the Borrower or another Subsidiary Guarantor); provided, further, that in no event shall any Subsidiary consolidate with or merge with and into any other Subsidiary unless after giving effect thereto, the Administrative Agent shall have a perfected pledge of, and security interest in and to, at least the same percentage of the issued and outstanding interests of Capital Securities (on a fully diluted basis) and other assets of the surviving Person as the Administrative Agent had immediately prior to such merger or consolidation in form and substance satisfactory to the Administrative Agent and its counsel, pursuant to such documentation and opinions as shall be necessary in the opinion of the Administrative Agent to create, perfect or maintain the collateral position of the Secured Parties therein;

(c) Investments made in accordance with Section 7.2.5; and

(d) the Borrower or any of its Subsidiaries may purchase all or substantially all of the assets of any Person (or any division thereof), or acquire such Person by merger or otherwise, in each case, if:

(i) no Default or Borrowing Base Deficiency has occurred and is continuing or would occur after giving effect thereto;

(ii) such purchase or acquisition constitutes a Permitted Acquisition; and

(iii) the amount paid or payable in connection with such transaction (together with all previous Permitted Acquisitions) does not exceed $25,000,000 in any Fiscal Year.

SECTION 7.2.10. Permitted Dispositions. The Borrower will not, and will not permit any of its Subsidiaries to, Dispose of any of the Borrower’s or such Subsidiaries’ assets (including accounts receivable and Capital Securities of Subsidiaries) to any Person in one transaction or series of transactions unless such Disposition is:

(a) inventory or obsolete, damaged, worn out or surplus property Disposed of in the ordinary course of its business, or the discounted sale of defaulted or delinquent trade receivables written off and reserved in the ordinary course of business;

(b) the sale of Hydrocarbons in the ordinary course of business;

(c) farmouts of undeveloped acreage and assignments in connection with such farmouts;

(d) Investment made in accordance with Section 7.2.5 and Restricted Payments made in accordance with Section 7.2.6;

(e) the sale or other disposition (including Casualty Events) of any Oil and Gas Property or any interest therein or any Subsidiary of the Borrower owning Oil and Gas Properties (including any interest in the Southwest Speaks field in Lavaca County, Texas); provided that (i) 100% of the consideration received in respect of such sale or other disposition shall be cash, (ii) the consideration received in respect of such sale or other disposition shall be equal to or greater than the fair market value of the Oil and Gas Property, interest therein or Subsidiary subject of such sale or other disposition (as reasonably determined by the board of directors of the Borrower and, if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Authorized Officer of the Borrower certifying to that effect), (iii) if such sale or other disposition of Oil and Gas Property or Subsidiary owning Oil and Gas Properties included in the most recently delivered Reserve Report during any period between two successive determinations or redeterminations of the Borrowing Base is sold for a price in excess of $5,000,000, individually or in the aggregate, then the Borrowing Base shall be reduced, effective immediately upon such sale or disposition, by an amount equal to the value, if any, assigned such Property in the most recently delivered Reserve Report and the Required Lenders may, upon written notice to the Borrower, adjust the then current Projected Borrowing Base, (iv) if any such sale or other disposition is of a Subsidiary owning Oil and Gas Properties, such sale or other disposition shall include all the Capital Securities of such Subsidiary, and (v) notwithstanding Section 3.1.1(c), if a Borrowing Base Deficiency exists at the time of such sale or disposition, then the proceeds of such sale or other disposition shall be applied immediately to cure such Borrowing Base Deficiency first by prepaying the Revolving Loans and second by Cash Collateralizing all outstanding Letters of Credit to the extent of such Borrowing Base Deficiency; and

(f) sales and other dispositions of Properties not regulated by Section 7.2.10(a) to (e) having a fair market value not to exceed $1,000,000 during any 12-month period.

SECTION 7.2.11. Modification of Certain Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, consent to any amendment, supplement, waiver or other modification of, or enter into any forbearance from exercising any rights with respect to the terms or provisions contained in:

(a) any of the Transaction Documents (other than the Second Lien Loan Documents), other than non-material amendments, supplements, waivers or other modifications that individually or in the aggregate would not be materially adverse to the Secured Parties;

(b) the Organic Documents of the Borrower or any of its Subsidiaries, if the result would have an adverse effect on the rights or remedies of any Secured Party; and

(c) any of the Second Lien Loan Documents, other than any amendment, supplement, waiver or modification to the extent permitted by the Intercreditor Agreement.

SECTION 7.2.12. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, enter into or cause or permit to exist any arrangement, transaction or contract (including for the purchase, lease or exchange of property or the rendering of services) with any of its other Affiliates, unless such arrangement, transaction or contract (i) is on fair and reasonable terms no less favorable to the Borrower or such Subsidiary than it could obtain in an arm’s-length transaction with a Person that is not an Affiliate and (ii) is of the kind that would be entered into by a prudent Person in the position of the Borrower or such Subsidiary with a Person that is not one of its Affiliates other than:

(a) transactions among the Obligors otherwise permitted hereunder;

(b) reasonable fees and compensation (including employee benefits) paid to, an indemnity provided for the benefit of, officers, directors, board members, employees or consultants of the Borrower or any Subsidiary as determined in good faith by the Borrower’s board of directors; and

(c) payment by the Borrower to Affiliates for the Borrower’s share of reasonable and customary G&A Expenses incurred by such Affiliates in the ordinary course of business and provided such G&E Expenses are supported by appropriate invoices and, to the extent that the Borrower is not the only subsidiary of Intermediate Holdco, incurred pursuant to an expense sharing arrangement reasonably acceptable to the Administrative Agent;

(d) reimbursement by the Borrower of reasonable and customary costs actually incurred by TEC on the Borrower’s behalf and provided such costs are supported by appropriate invoices; and

(e) the payment of Restricted Payments as provided under Section 7.2.6.

SECTION 7.2.13. Restrictive Agreements, etc. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any agreement prohibiting

(a) the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired;

(b) the ability of any Obligor to amend or otherwise modify any Loan Document; or

(c) the ability of any Subsidiary to make any payments, directly or indirectly, to the Borrower, including by way of dividends, advances, repayments of loans, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments.

The foregoing prohibitions shall not apply to restrictions contained (i) in any Loan Document, (ii) in the case of clause (a), any agreement governing any Indebtedness permitted by clause (e) of Section 7.2.2 as to the assets financed with the proceeds of such Indebtedness, or (iii) in the case of clauses (a) and (b), in the Second Lien Loan Documents or in the Intercreditor Agreement.

SECTION 7.2.14. Sale and Leaseback. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly enter into any agreement or arrangement providing for the sale or transfer by it of any property (now owned or hereafter acquired) to a Person and the subsequent lease or rental of such property or other similar property from such Person.

SECTION 7.2.15. No Prepayment of Second Lien Loans. The Borrower will not, and will not permit any of its Subsidiaries to, prior to the date that is ninety-one (91) days after the Stated Maturity Date:

(a) to the extent permitted by the Intercreditor Agreement, make any payment or prepayment of principal of, or premium or interest on, any Second Lien Loan other than: (i) with respect to interest, (A) the stated, scheduled dates for payment of interest set forth in the Second Lien Credit Agreement or (B) upon any refinancing of the Second Lien Loans permitted by the Intercreditor Agreement or (ii) with respect to principal, (A) on the Stated Maturity Date (as defined in the Second Lien Credit Agreement), (B) on each scheduled date for payment of principal, and (C) provided that if the Borrower shall have sold its interest in the Southwest Speaks field located in Lavaca County, Texas, within six (6) months of the Closing Date, a one-time voluntary prepayment (and pay a prepayment premium of not more than 1% with respect thereto) on the principal Indebtedness under the Second Lien Credit Agreement so long as (1) no Default or Borrowing Base Deficiency has occurred and is continuing or would result therefrom and (2) after giving effect to such prepayment, such sale and any redetermination of the Borrowing Base as a result of such sale, the Borrower would have at least 15% of unused availability under the Borrowing Base, (D) prepayment of the Second Lien Loans, provided that (1) no Default or Borrowing Base Deficiency has occurred and is continuing or would result therefrom and (2) after giving effect to such prepayment, the sum of (I) the Borrower’s unused availability under this Agreement plus (II) the aggregate amount of all cash or Cash Equivalent Investments of the Borrower, minus (III) all scheduled or anticipated costs, expenses, capital expenditures and financial obligations or liabilities of the Borrower for the thirty day period immediately following the date of such prepayment, determined by the Borrower in good faith and supported by a certificate to the Administrative Agent having reasonably detailed calculations with respect thereto, shall equal or exceed $40,000,000, or (E) upon any refinancing of the Second Lien Loans permitted by the Intercreditor Agreement;

(b) redeem, retire, purchase, defease or otherwise acquire any Second Lien Loan (except as set forth in clause (a)); or

(c) make any deposit (including the payment of amounts into a sinking fund or other similar fund) for any of the foregoing purposes other than, in each case, in connection with a refinancing of the Second Lien Loans on No Less Favorable Terms and Conditions.

SECTION 7.2.16. Pension Plans. The Borrower will not, and will not permit any of its Subsidiaries to make any contribution in respect of any Pension Plan in any Fiscal Year in excess of the maximum amount recommended to be contributed by the Borrower and its Subsidiaries as determined by a valuation provided to the Borrower by a nationally recognized agency providing such valuations for purposes of complying with ERISA, the Code and Internal Revenue Service rules and regulations.

SECTION 7.2.17. Limitation on Leases. Neither the Borrower nor any of its Subsidiaries will create, incur, assume or suffer to exist any obligation for the payment of rent or hire of Property of any kind whatsoever (real or personal but excluding Capital Leases and leases of Hydrocarbon Interests and short term operating leases having a term of not more than six months incurred in the ordinary course of business), under leases or lease agreements that would cause the aggregate amount of all payments made by the Borrower and its Subsidiaries pursuant to all such leases or lease agreements, including, without limitation, any residual payments at the end of any lease, to exceed $2,000,000 in any period of twelve consecutive calendar months during the life of such leases.

SECTION 7.2.18. Subsidiaries. The Borrower will not, and will not permit any Subsidiary to, create or acquire any additional Subsidiary unless the Borrower gives written notice to the Administrative Agent of such creation or acquisition and complies with Section 7.1.8. The Borrower shall not, and shall not permit any of its Subsidiaries to, sell, assign or otherwise dispose of any Capital Securities in any of its Subsidiary except in compliance with Section 7.2.10(e).

SECTION 7.2.19. Gas Imbalances, Take or Pay or Other Prepayments. The Borrower will not allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower or any of its Subsidiary that would require the Borrower or such Subsidiary to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor to exceed 1.5 bcf of gas (on an mcf equivalent basis) in the aggregate.

SECTION 7.2.20. Restrictions on Hedging Agreements. The Borrower will not enter into any Hedging Agreements with any Person other than (a) commodity Hedging Agreements with one or more Approved Counterparties (in the case of Hedging Agreements that are puts that are not executed in conjunction with any other Hedging Agreements) or Lenders (in the case of any other Hedging Agreements); (b) Hedging Agreements in respect of interest rates with an Approved Counterparty; and (c) Hedging Agreements required under Section 5.1.21 or 7.1.12; provided that all Hedging Agreements permitted hereunder are in accordance with this Section 7.2.20 and have a fixed price or floor prices acceptable to the Administrative Agent and aggregate notional volumes acceptable to the Administrative Agent. With respect to any commodity Hedging Agreements permitted hereunder, (i) as at any date volumes corresponding to swaps or collars (for the absence of doubt, volumes related to puts that are not executed in conjunction with any other Hedging Agreements are excluded) shall not exceed the percentages set forth in Schedule 5.1.21 for crude oil and natural gas, as the case may be, during the then twelve calendar months period following such date and 80% thereafter, in each case in respect of the reasonably estimated projected crude oil and natural gas production from the Borrower’s Proved Developed Producing Reserves; (ii) as at any date volumes corresponding to basis swaps shall not exceed 80% in respect of the reasonably estimated projected BTU equivalent of crude oil and natural gas production from the Borrower’s Proved Developed Producing Reserves; and (iii) as at any date volumes for all commodity Hedging Agreements (including swaps, collars and puts), shall not be less than 50% on a rolling two year period basis of the reasonably estimated projected BTU equivalent of crude oil and natural gas production from its Proved Developed Producing Reserves as determined by reference to the then current Reserve Reports delivered pursuant to the terms of this Agreement. The Borrower will not purchase any calls other than calls corresponding to an existing permitted collar already executed or being executed in conjunction with such purchased call. In no event shall the Borrower post collateral (whether cash or by letters of credit or otherwise) or margin in respect of its Hedging Agreements in an aggregate amount in excess of $5,000,000 to secure its obligations under its Hedging Agreements or to cover market exposures with respect thereto. Notwithstanding anything herein to the contrary, the Borrower will not enter into any Hedging Agreements other than in the ordinary course of business for the purpose of protecting against fluctuations in interest rates and commodity prices and basis risk and not for purposes of speculation. The Borrower will not permit any Subsidiary to enter into any Hedging Agreement.

ARTICLE 8

EVENTS OF DEFAULT

SECTION 8.1. Listing of Events of Default. Each of the following events or occurrences described in this Article shall constitute an “Event of Default”.

SECTION 8.1.1. Non-Payment of Obligations. The Borrower shall default in the payment or prepayment when due of

(a) any principal of any Loan or any Reimbursement Obligation; or

(b) any interest, any fee described in Article III or any other monetary Obligation, and such default shall continue unremedied for a period of three Business Days after such amount was due.

SECTION 8.1.2. Breach of Warranty. Any representation or warranty of any Obligor made or deemed to be made in any Loan Document (including any certificates delivered pursuant to Article V) is or shall be incorrect when made or deemed to have been made in any material respect.

SECTION 8.1.3. Non-Performance of Certain Covenants and Obligations. The Borrower shall default in the due performance or observance of any of its obligations under Section 7.1.1, Section 7.1.7 or Section 7.2, or any Guarantor shall default under any payment or guarantee obligation under a Guaranty.

SECTION 8.1.4. Non-Performance of Other Covenants and Obligations. Any Obligor shall default in the due performance and observance of any other agreement contained in any Loan Document executed by it, and such default shall continue unremedied for a period of 30 days after the earlier of (a) the date of such default or the date on that any Obligor has knowledge of such Default, whichever is earlier, or (b) notice thereof given to the Borrower by the Administrative Agent or any Lender.

SECTION 8.1.5. Default on Other Indebtedness. (a) A default shall occur in the payment of any amount when due (subject to any applicable grace period), whether by acceleration or otherwise, of any principal or stated amount of, or interest or fees on, any Indebtedness (other than Indebtedness described in Section 8.1.1) of the Borrower or any of its Subsidiaries or any other Obligor having a principal or stated amount, individually or in the aggregate, in excess of $1,000,000, or a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause or declare such Indebtedness to become due and payable or to require such Indebtedness to be prepaid, redeemed, purchased or defeased, or require an offer to purchase or defease such Indebtedness to be made, prior to its expressed maturity; or (b) an “Event of Default” shall have occurred and be continuing under the Second Lien Credit Agreement.

SECTION 8.1.6. Judgments. Any judgment or order for the payment of money individually or in the aggregate in excess of $1,000,000 (exclusive of any amounts fully covered by insurance (less any applicable deductible) and as to which the insurer has not acknowledged to its responsibility to cover such judgment or order) shall be rendered against the Borrower or any of its Subsidiaries or any other Obligor and such judgment shall not have been vacated or discharged or stayed or bonded pending appeal within 30 days after the entry thereof or enforcement proceedings shall have been commenced by any creditor upon such judgment or order.

SECTION 8.1.7. Pension Plans. Any of the following events shall occur with respect to any Pension Plan:

(a) the institution of any steps by the Borrower, any member of its Controlled Group or any other Person to terminate a Pension Plan if, as a result of such termination, the Borrower or any such member could be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $1,000,000; or

(b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA.

SECTION 8.1.8. Change in Control. Any Change in Control shall occur.

SECTION 8.1.9. Bankruptcy, Insolvency, etc. The Borrower, any of its Subsidiaries or any other Obligor shall

(a) become insolvent or generally fail to pay, or admit in writing its inability or unwillingness generally to pay, debts as they become due;

(b) apply for, consent to, or acquiesce in the appointment of a trustee, receiver, sequestrator or other custodian for any substantial part of the property of any thereof, or make a general assignment for the benefit of creditors;

(c) in the absence of such application, consent or acquiescence in or permit or suffer to exist the appointment of a trustee, receiver, receiver manager, sequestrator or other custodian for a substantial part of the property of any thereof, and such trustee, receiver, receiver manager, sequestrator or other custodian shall not be discharged within 60 days; provided that, the Borrower, each Subsidiary and each other Obligor hereby expressly authorizes each Secured Party to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents;

(d) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law or any dissolution, winding up or liquidation proceeding, in respect thereof, and, if any such case or proceeding is not commenced by the Borrower, any Subsidiary or any Obligor, such case or proceeding shall be consented to or acquiesced in by the Borrower, such Subsidiary or such Obligor, as the case may be, or shall result in the entry of an order for relief or shall remain for 60 days undismissed; provided that, the Borrower, each Subsidiary and each Obligor hereby expressly authorizes each Secured Party to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents; or

(e) take any action authorizing, or in furtherance of, any of the foregoing.

SECTION 8.1.10. Impairment of Security, etc. Any Loan Document shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Obligor party thereto; any Lien shall (except in accordance with the terms of any Loan Document), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Obligor subject thereto in respect of any material portion of the Collateral; any Obligor or any other party shall contest in any manner such effectiveness, validity, binding nature or enforceability; or, except as permitted under any Loan Document, any Lien securing any Obligation shall, in whole or in part, cease to be a perfected first priority Lien with respect to any portion of the Collateral.

SECTION 8.1.11. Intercreditor Agreement. The Intercreditor Agreement, after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with its terms against the Borrower, any party thereto or holder of the Debt subordinated thereby or shall be repudiated by any of them; or any payment by the Borrower or any Guarantor in violation of the terms of the Intercreditor Agreement.

SECTION 8.2. Action if Bankruptcy. If any Event of Default described in clauses (a) through (d) of Section 8.1.9 with respect to the Borrower shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations (including Reimbursement Obligations) shall automatically be and become immediately due and payable, without notice or demand to any Person and each Obligor shall automatically and immediately be obligated to Cash Collateralize all Letter of Credit Outstandings.

SECTION 8.3. Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (a) through (d) of Section 8.1.9 with respect to the Borrower) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent, upon the direction of the Required Lenders, shall by notice to the Borrower declare all or any portion of the outstanding principal amount of the Loans and other Obligations (including Reimbursement Obligations) to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations that shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Commitments shall terminate and the Borrower shall automatically and immediately be obligated to Cash Collateralize all Letter of Credit Outstandings.

ARTICLE 9

THE ADMINISTRATIVE AGENT, AGENTS AND ISSUER

SECTION 9.1. Actions. Each Lender and Issuer hereby appoints RBS as its Administrative Agent under and for purposes of each Loan Document. Each Lender authorizes the Administrative Agent to act on behalf of such Lender under each Loan Document and to appoint other agents or sub-agents to assist in its actions under the Loan Documents and, in the absence of other written instructions from the Required Lenders received from time to time by the Administrative Agent (with respect to which the Administrative Agent agrees that it will comply, except as otherwise provided in this Section or as otherwise advised by counsel in order to avoid contravention of applicable law), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof, together with such powers as may be incidental thereto (including the release of Liens on assets Disposed of in accordance with the terms of the Loan Documents). Each Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) the Administrative Agent, pro rata according to such Lender’s proportionate Total Exposure Amount, from and against any and all liabilities, obligations, losses, damages, claims, costs or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against, the Administrative Agent in any way relating to or arising out of any Loan Document, (including reasonable attorneys’ fees), and as to which the Administrative Agent, is not reimbursed by the Borrower; provided that, no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, costs or expenses that are determined by a court of competent jurisdiction in a final proceeding to have resulted from the Administrative Agent’s gross negligence or willful misconduct. The Administrative Agent shall not be required to take any action under any Loan Document, or to prosecute or defend any suit in respect of any Loan Document, unless it is indemnified hereunder to its satisfaction. If any indemnity in favor of the Administrative Agent shall be or become, in the Administrative Agent’s determination, inadequate, the Administrative Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.

SECTION 9.2. Funding Reliance, etc. Unless the Administrative Agent shall have been notified in writing by any Lender by 3:00 p.m. on the Business Day prior to a Borrowing that such Lender will not make available the amount that would constitute its Percentage of such Borrowing on the date specified therefor, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent and, in reliance upon such assumption, make available to the Borrower a corresponding amount. If and to the extent that such Lender shall not have made such amount available to the Administrative Agent, such Lender and the Borrower severally agree to repay the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date the Administrative Agent made such amount available to the Borrower to the date such amount is repaid to the Administrative Agent, at the interest rate applicable at the time to Loans comprising such Borrowing (in the case of the Borrower) and (in the case of a Lender), at the Federal Funds Rate (for the first two Business Days after which such amount has not been repaid), and thereafter at the interest rate applicable to Loans comprising such Borrowing.

SECTION 9.3. Exculpation. Neither the Administrative Agent nor any other Agent nor any of their respective directors, officers, employees or agents (each, an “Agent Indemnified Party”) shall be liable to any Secured Party for any action taken or omitted to be taken by it under any Loan Document, or in connection therewith, except for its own willful misconduct or gross negligence (as determined by a court of competent jurisdiction in a final and non-appealable judgment), nor responsible for any recitals or warranties herein or therein, nor for the effectiveness, enforceability, validity or due execution of any Loan Document, nor for the creation, perfection or priority of any Liens purported to be created by any of the Loan Documents, or the validity, genuineness, enforceability, existence, value or sufficiency of any collateral security, nor to make any inquiry respecting the performance by any Obligor of its Obligations. Any such inquiry that may be made by the Administrative Agent or any other Agent shall not obligate any of them to make any further inquiry or to take any action. Any Agent shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing that it believes to be genuine and to have been presented by a proper Person. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, AND SPECIFICALLY WITH REFERENCE TO THE PROVISIONS OF SECTIONS 9.1, 9.3, 9.5 AND 9.10, IT IS THE INTENTION OF THE PARTIES HERETO THAT EACH AGENT INDEMNIFIED PARTY BE REIMBURSED OR INDEMNIFIED IN THE CASE OF, AND NOT BE LIABLE FOR, ITS OWN NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL.

SECTION 9.4. Successor. The Administrative Agent may resign as such at any time upon at least 30 days’ prior notice to the Borrower and all Lenders. If the Administrative Agent at any time shall resign, the Required Lenders may appoint another Lender as a successor Administrative Agent that shall thereupon become the Administrative Agent hereunder. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be one of the Lenders or a commercial banking institution organized under the laws of the United States (or any State thereof) or a United States branch or agency of a commercial banking institution, and having a combined capital and surplus of at least $250,000,000; provided that, if, such retiring Administrative Agent is unable to find a commercial banking institution that is willing to accept such appointment and that meets the qualifications set forth in above, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor as provided for above. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall be entitled to receive from the retiring Administrative Agent such documents of transfer and assignment as such successor Administrative Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under the Loan Documents, and Section 10.3 and Section 10.4 shall continue to inure to its benefit.

SECTION 9.5. Credit Extensions by Agents and Issuers. Each Agent and Issuer shall have the same rights and powers with respect to (a) the Credit Extensions made by it or any of its Affiliates, and (b) the Notes held by it or any of its Affiliates as any other Lender and may exercise the same as if it were not an Agent. Any Agent or Issuer and their Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if such Agent were not an Agent hereunder. The Obligors and Lenders acknowledge that the Agents are or may be acting in similar capacities under the Second Lien Loan Documents with respect to the administration of the Second Lien Loans, and waive any claims they may have against them that may arise as a result of any conflict that may result therefrom (other than claims arising from their gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment).

SECTION 9.6. Credit Decisions. Each Lender acknowledges that it has, independently of the Agents, Issuers and each other Lender, and based on such Lender’s review of the financial information of the Borrower, the Loan Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such

Lender has deemed appropriate, made its own credit decision to extend its Commitments. Each Lender also acknowledges that it will, independently of the Agents, Issuers and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under the Loan Documents. In this regard, each Lender acknowledges that Mayer, Brown, Rowe & Maw LLP is acting in this transaction as special counsel to the Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

SECTION 9.7. Copies, etc. The Administrative Agent shall give prompt notice to each Lender of each notice or request required or permitted to be given to the Administrative Agent by the Borrower pursuant to the terms of the Loan Documents (unless concurrently delivered to the Lenders by the Borrower). The Administrative Agent will distribute to each Lender each document or instrument received (other than Borrowing Requests, Issuance Requests and other notices delivered pursuant to Articles II and III) for its account and copies of all other communications received by the Administrative Agent from the Borrower for distribution to the Lenders by the Administrative Agent in accordance with the terms of the Loan Documents.

SECTION 9.8. Reliance by Agents and Issuers. Each Agent and Issuer shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person, and upon advice and statements of legal counsel, independent accountants and other experts selected by such Agent or Issuer. As to any matters not expressly provided for by the Loan Documents, each Agent and Issuer shall in all cases be fully protected in acting, or in refraining from acting, thereunder in accordance with instructions given by the Required Lenders or all of the Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant thereto shall be binding on all Secured Parties. For purposes of applying amounts in accordance with this Section, the Administrative Agent shall be entitled to rely upon any Secured Party that has entered into a Hedging Agreement with any Obligor for a determination (which such Secured Party agrees to provide or cause to be provided upon request of the Administrative Agent) of the outstanding Obligations owed to such Secured Party under any Hedging Agreement. Unless it has actual knowledge evidenced by way of written notice from any such Secured Party and the Borrower to the contrary, the Administrative Agent, in acting in such capacity under the Loan Documents, shall be entitled to assume that no Hedging Agreements or Obligations in respect thereof are in existence or outstanding between any Secured Party and any Obligor.

SECTION 9.9. Defaults. No Agent or Issuer shall be deemed to have knowledge or notice of the occurrence of a Default or Borrowing Base Deficiency unless it has received a written notice from a Secured Party or the Borrower specifying such Default and stating that such notice is a “Notice of Default”. In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall (subject to Section10.1) take such action with respect to such Default as shall be directed by the Required Lenders; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Borrowing Base Deficiency as it shall deem advisable in the best interest of the Secured Parties except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Required Lenders or all Lenders.

SECTION 9.10. Posting of Approved Electronic Communications, (a) In addition to providing the Administrative Agent with all originals or copies of all Communications (as defined below) in the manner specified by Section 10.2, the Borrower hereby also agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to the Borrower, that it will, or will cause its Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the Lenders under Section 7.1.1, including all notices, requests, financial statements, financial and other reports, certificates and other information materials (all such communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent.

(b) The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).

(c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE INDEMNIFIED PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE INDEMNIFIED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE INDEMNIFIED PARTIES HAVE ANY LIABILITY TO ANY OBLIGOR, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY OBLIGOR’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY INDEMNIFIED PARTY IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH INDEMNIFIED PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(d) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

(e) Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 9.11. Proofs of Claim. The Secured Parties and the Borrower hereby agree that after the occurrence of an Event of Default pursuant to Section 8.1.9, in case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any of the Obligors, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on any of the Obligors) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Administrative Agent and other Agents and other Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Administrative Agent and other agents and their agents and counsel and all other amounts due the Administrative Agent and other Agents and Secured Parties) allowed in such judicial proceeding; and

(b) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Secured Parties, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent and other agents hereunder. Nothing herein contained shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Secured Party or to authorize Administrative Agent to vote in respect of the claim of any Secured Party in any such proceeding. Further, nothing contained in this Section shall affect or preclude the ability of any Secured Party to (i) file and prove such a claim in the event that the Administrative Agent has not acted within ten days prior to any applicable bar date and (ii) require an amendment of the proof of claim to accurately reflect such Secured Party’s outstanding Obligations.

SECTION 9.12. Security Matters: Authority of Administrative Agent to Release Collateral, (a) Each Lender and Issuer and other Secured Party (by their acceptance of the benefits of any Collateral) acknowledges and agrees that the Administrative Agent has entered into the Security Documents on behalf of itself and the Secured Parties, and the Secured Parties hereby agree to be bound by the terms of such Security Documents, acknowledge receipt of copies of such Security Documents and consent to the rights, powers, remedies, indemnities and exculpations given to the Administrative Agent thereunder. All rights, powers and remedies available to the Administrative Agent and the Secured Parties with respect to the Collateral, or otherwise pursuant to the Security Documents, shall be subject to the provisions of such Security Documents. In the event of any conflict or inconsistency between the terms and provisions of this Agreement and the terms and provisions of such Security Documents, the terms and provisions of such Security Documents shall govern and control except that this Agreement shall govern and control the rights, powers, duties, immunities and indemnities of the Administrative Agent.

(b) Each Lender and Issuer and other Secured Party (by their acceptance of the benefits of any Collateral) hereby authorizes the Administrative Agent to release any collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents. Each Lender and Issuer hereby authorizes the Administrative Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any sale or other disposition of Property to the extent such sale or other disposition is permitted by the terms of this Agreement or is otherwise authorized by the terms of the Loan Documents.

SECTION 9.13. Agents and Arrangers. Except as otherwise set forth herein, the Syndication Agent, the Documentation Agents, the Arrangers and the Persons identified as “Joint Bookrunners” shall not have any right, power, obligation, liability, responsibility or duty under this Agreement (or any other Loan Document) other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Agents shall have or be deemed to have any fiduciary relationship with any other Lender or any Obligor. Each Lender acknowledges that it has not relied, and will not rely, on the Agents in deciding to enter into this Agreement and each other Loan Document to which it is a party or in taking or not taking action hereunder or thereunder.

ARTICLE 10

MISCELLANEOUS PROVISIONS

SECTION 10.1. Waivers, Amendments, etc. The provisions of each Loan Document (other than Hedging Agreements, Letters of Credit or the Fee Letter, which shall be modified only in accordance with their respective terms) may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrower and the Required Lenders; provided, that no other such amendment, modification or waiver shall:

(a) modify clause (b) of Section 4.7, Section 4.8 (as it relates to sharing of payments) or this Section, in each case, without the consent of all Lenders;

(b) increase the aggregate amount of any Credit Extensions required to be made by a Lender pursuant to its Commitments, extend the final Commitment Termination Date of Credit Extensions made (or participated in) by a Lender or extend the final Stated Maturity Date for any Lender’s Loan, in each case without the consent of such Lender (it being agreed, however, that any vote to rescind any acceleration made pursuant to Section 8.2 and Section 8.3 of amounts owing with respect to the Loans and other Obligations shall only require the vote of the Required Lenders);

(c) reduce, the principal amount of or reduce the rate of interest on any Lender’s Loan, reduce any fees described in Article III payable to any Lender or extend the date on which interest or fees are payable in respect of such Lender’s Loans, in each case without the consent of such Lender (provided that, the vote of Required Lenders shall be sufficient to waive the payment, or reduce the increased portion, of interest accruing under Section 3.2.2);

(d) reduce the percentage set forth in the definition of “Required Lenders” or modify any requirement hereunder that any particular action be taken by all Lenders without the consent of all Lenders;

(e) increase the Stated Amount of any Letter of Credit unless consented to by the Issuer of such Letter of Credit;

(f) except as otherwise expressly provided in a Loan Document, release (i) either Borrower from its Obligations under the Loan Documents or any Guarantor from its obligations under a Guaranty or (ii) all or substantially all of the collateral under the Loan Documents, in each case without the consent of all Lenders; or

(g) affect adversely the interests, rights or obligations of the Administrative Agent (in its capacity as the Administrative Agent) or any Issuer (in its capacity as Issuer) unless consented to by the Administrative Agent or such Issuer, as the case may be.

No failure or delay on the part of any Secured Party in exercising any power or right under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on any Obligor in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by any Secured Party under any Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

SECTION 10.2. Notices; Time. All notices and other communications provided under each Loan Document shall be in writing or by facsimile and addressed, delivered or transmitted, if to the Borrower, the Administrative Agent, a Lender or an Issuer, to the applicable Person at its address or facsimile number set forth on Schedule II hereto or set forth in the Lender

Assignment Agreement, or at such other address or facsimile number as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when the confirmation of transmission thereof is received by the transmitter. Electronic mail and Internet and intranet websites may be used only to distribute routine communications by the Administrative Agent to the Lender, such as financial statements and other information as provided in Section 7.1.1 and for the distribution and execution of Loan Documents for execution by the parties thereto, and may not be used for any other purpose. The parties hereto agree that delivery of an executed counterpart of a signature page to this Agreement and each other Loan Document by facsimile (or electronic transmission) shall be effective as delivery of an original executed counterpart of this Agreement or such other Loan Document. Unless otherwise indicated, all references to the time of a day in a Loan Document shall refer to New York time.

SECTION 10.3. Payment of Costs and Expenses. The Borrower agrees to pay on demand all expenses of the Arrangers (including the reasonable fees and out-of-pocket expenses of Mayer, Brown, Rowe & Maw LLP, counsel to the Administrative Agent and Bracewell & Guiliani, L.P., counsel to the Syndication Agent, and of local counsel, if any, who may be retained by or on behalf of the Administrative Agent and including, without limitation, the reasonable fees, charges and disbursements of counsel and other outside consultants for the Administrative Agent, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, including all Intralinks expenses, and the cost of environmental audits and surveys and appraisals) in connection with:

(a) the negotiation, preparation, execution and delivery of each Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to any Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated; and

(b) the filing or recording of any Loan Document (including the Filing Statements) and all amendments, supplements, amendment and restatements and other modifications to any thereof, searches made following the Effective Date in jurisdictions where Filing Statements (or other documents evidencing Liens in favor of the Secured Parties) have been recorded and any and all other documents or instruments of further assurance required to be filed or recorded by the terms of any Loan Document; and

(c) the preparation and review of the form of any document or instrument relevant to any Loan Document.

The Borrower further agrees to pay, and to save each Secured Party harmless from all liability for, any stamp or other taxes that may be payable in connection with the execution or delivery of each Loan Document, the Credit Extensions or the issuance of the Notes. The Borrower also agrees to reimburse the Secured Parties upon demand for all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and legal expenses of counsel and settlement costs) incurred in connection with (x) the negotiation of any restructuring or “work-out” with the Borrower, whether or not consummated, of any Obligations and (y) the enforcement of any Obligations.

SECTION 10.4. Indemnification. In consideration of the execution and delivery of this Agreement by each Secured Party, the Borrower hereby indemnifies, exonerates and holds each Secured Party and each of their respective officers, directors, employees and agents (collectively, the “Indemnified Parties”) free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the. action for which indemnification hereunder is sought), including reasonable attorneys’ fees and disbursements, whether incurred in connection with actions between or among the parties hereto or the parties hereto and third parties (collectively, the “Indemnified Liabilities”), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to

(a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Credit Extension, including all Indemnified Liabilities arising in connection with the Transaction;

(b) the entering into and performance of any Loan Document by any of the Indemnified Parties (including any action brought by or on behalf of the Borrower as the result of any determination by the Required Lenders pursuant to Article V not to fund any Credit Extension, provided that, any such action is resolved in favor of such Indemnified Party);

(c) the Loan Documents, the Credit Extensions and the extension of the Commitments, the failure of any Obligor to comply with the terms of the Loan Documents or Applicable Law, the inaccuracy of any representation or warranty of any Obligor set forth in the Loan Documents or in a certificate, instrument or document delivered in connection therewith, and the use by any Obligor of the proceeds of any Credit Extension;

(d) any investigation, litigation or proceeding related to any acquisition or proposed acquisition by any Obligor or any Subsidiary thereof of all or any portion of the Capital Securities or assets of any Person, whether or not an Indemnified Party is party thereto;

(e) any investigation, litigation or proceeding related to any environmental cleanup, audit, compliance or other matter relating to the protection of the environment or the Release by any Obligor or any Subsidiary thereof of any Hazardous Material;

(f) the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or releases from, any real property owned or operated by any Obligor or any Subsidiary thereof of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, such Obligor or Subsidiary; or

(g) each Lender’s Environmental Liability (the indemnification herein shall survive repayment of the Obligations and any transfer of the property of any Obligor or its Subsidiaries by foreclosure or by a deed in lieu of foreclosure for any Lender’s Environmental Liability, regardless of whether caused by, or within the control of, such Obligor or such Subsidiary);

provided that the Borrower shall not be required to indemnify any Indemnified Party to the extent the applicable Indemnified Liability arises by reason of such Indemnified Party’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment). Each Obligor and its successors and assigns hereby waive, release and agree not to make any claim or bring any cost recovery action against, any Indemnified Party under CERCLA or any state, provincial or foreign equivalent, or any similar law now existing or hereafter enacted, except for liabilities arising from an Indemnified Party’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment). It is expressly understood and agreed that to the extent that any Indemnified Party is strictly liable under any Environmental Laws, each Obligor’s obligation to such Indemnified Party under this indemnity shall likewise be without regard to fault on the part of any Obligor with respect to the violation or condition that results in liability of an Indemnified Party. If and to the extent that the foregoing undertaking may be unenforceable for any reason, each Obligor agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law. To the extent permitted by applicable law, the Obligors shall not assert, and hereby waive, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, any Loan or Letter of Credit or the use of the proceeds thereof. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IT IS THE INTENTION OF THE PARTIES HERETO THAT EACH INDEMNIFIED PARTY BE INDEMNIFIED IN THE CASE OF ITS OWN NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL.

SECTION 10.5. Survival. The obligations of the Borrower under Sections 4.3. 4.4. 4.5. 4.6. 10.3 and 10.4, and the obligations of the Lenders under Section 9.1, shall in each case survive any assignment from one Lender to another (in the case of Sections 10.3 and 10.4), the occurrence of the Termination Date. The representations and warranties made by each Obligor in each Loan Document shall survive the execution and delivery of such Loan Document.

SECTION 10.6. Severability. Any provision of any Loan Document that is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 10.7. Headings. The various headings of each Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of such Loan Document or any provisions thereof.

SECTION 10.8. Execution in Counterparts, Effectiveness, etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be an original (whether such counterpart is originally executed or an electronic copy of an original and each party hereto expressly waives its rights to receive originally executed documents other than with respect to any Notes) and all of which shall constitute together but one and the same agreement. This Agreement shall become effective when counterparts hereof executed on behalf of the Borrower, the Administrative Agent and each Lender (or notice thereof satisfactory to the Administrative Agent), shall have been received by the Administrative Agent.

SECTION 10.9. Governing Law; Entire Agreement. EACH LOAN DOCUMENT (OTHER THAN THE LETTERS OF CREDIT, TO THE EXTENT SPECIFIED BELOW AND EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN A LOAN DOCUMENT) WILL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE S 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK). EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO LAWS OR RULES ARE DESIGNATED, THE INTERNATIONAL STANDBY PRACTICES (ISP98 INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NUMBER 590 (THE “ISP RULES”)) AND, AS TO MATTERS NOT GOVERNED BY THE ISP RULES, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

SECTION 10.10. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided that, the Borrower may not assign or transfer its rights or obligations hereunder without the consent of all Lenders.

SECTION 10.11. Sale and Transfer of Credit Extensions; Participations in Credit Extensions; Notes. Each Lender may assign, or sell participations in, its Loans, Letters of Credit and Commitments to one or more other Persons in accordance with the terms set forth below.

(a) Any Lender may, with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed and shall not be required for an assignment to any other Lender, Agent or Affiliate thereof), assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments or Loans at the time owing to it); provided that:

(i) the aggregate amount of the Commitments (which for this purpose includes Loans outstanding thereunder), principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Lender Assignment Agreement with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000, unless (A) the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); (B) such assignment is an assignment of the entire remaining amount of the assigning Lender’s Commitments and Loans at the time owing to it, (C) such assignment is an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, (D) such assignment is an assignment during the Primary Syndication or (E) such assignment is to one or more Eligible Assignees managed by an Affiliate of such Eligible Assignee(s) and the aggregate amount of such assignments is not less than $1,000,000;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans, and/or the Commitments assigned; and

(iii) the parties to each assignment shall (A) electronically execute and deliver to the Administrative Agent a Lender Assignment Agreement via an electronic settlement system acceptable to the Administrative Agent or (B) with the consent of the Administrative Agent, manually execute and deliver to the Administrative Agent a Lender Assignment Agreement, together with, in either case, a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent) and if the Eligible Assignee is not a Lender, administrative details information with respect to such Eligible Assignee and applicable tax forms.

(b) Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c), from and after the effective date specified in each Lender Assignment Agreement, (i) the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Lender Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and (ii) the assigning Lender thereunder shall, to the extent of the interest assigned by such Lender Assignment Agreement, subject to Section 10.5, be released from its obligations under this Agreement (and, in the case of a Lender Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto, but shall continue to be entitled to the benefits of any provisions of this Agreement that by their terms survive the termination of this Agreement). If the consent of the Borrower to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment that does not meet the minimum assignment thresholds specified in this Section), the Borrower shall be deemed to have given its consent ten days after the date notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such tenth day.

(c) The Administrative Agent shall record each assignment made in accordance with this Section in the Register pursuant to clause (b) of Section 2.7 and periodically give the Borrower notice of such assignments. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this

Agreement (including all or a portion of its Commitments and/or Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to any of the items set forth in clauses (a) through (d) or (f) of Section 10.1, in each case except as otherwise specifically provided in a Loan Document. Subject to clause (e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.3, 4.4, 4.5, 4.6, 7.1.1, 10.3 and 10.4 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4.9 as though it were a Lender, provided such Participant agrees to be subject to Section 4.8 as though it were a Lender. Each Lender shall, as agent of the Borrower solely for the purpose of this Section, record in book entries maintained by such Lender the name and the amount of the participating interest of each Participant entitled to receive payments in respect of any participating interests sold pursuant to this Section.

(e) A Participant shall not be entitled to receive any greater payment under Sections 4.3, 4.4, 4.5, 4.6, 10.3 and 10.4, as of the time of the sale of such participation, than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Non-U.S. Credit Party if it were a Lender shall not be entitled to the benefits of Section 4.6 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with the requirements set forth in Section 4.6 as though it were a Lender. In addition, if at the time of the sale of such participation, any greater Taxes subject to payment under Section 4.6 would apply to the Participant than applied to the applicable Lender, then such Participant shall not be entitled to any payment under Section 4.6 with respect to the portion of such Taxes as exceeds the Taxes applicable to the Lender at the time of the sale of the participation unless the Participant’s request for the Borrower’s prior written consent for the Participation described in the first sentence of this clause states that such greater Taxes would be applicable to such Participant, it being understood that the Participant shall be entitled to additional payments under Section 4.6 to the extent such Lender selling the participation would be entitled to any payment resulting from a change in law occurring after the time the participation was sold.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Notwithstanding anything to the contrary contained herein, any Lender (“Granting Lender”) may grant to a special purpose funding vehicle (a “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (x) nothing herein shall constitute a commitment by any SPC to make any Loans and (y) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this clause, any SPC may (i) with notice to, but without the prior written consent of, the Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower, and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section may not be amended without the written consent of the SPC. The Borrower acknowledges and agrees, subject to the next sentence, that, to the fullest extent permitted under applicable law, each SPC, for purposes of Sections 4.3, 4.4, 4.5, 4.6, 4.8, 4.9, 10.3 and 10.4, shall be considered a Lender. The Borrower shall not be required to pay any amount under Sections 4.3, 4.4, 4.5, 4.6, 10.3 and 10.4 that is greater than the amount that it would have been required to pay had no grant been made by a Granting Lender to a SPC.

SECTION 10.12. Other Transactions. Nothing contained herein shall preclude the Administrative Agent, any Issuer or any other Lender from engaging in any transaction, in addition to those contemplated by the Loan Documents, with the Borrower or any of its Affiliates in which the Borrower or such Affiliate is not restricted hereby from engaging with any other Person.

SECTION 10.13. Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING,

STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE LENDERS, ANY ISSUER OR THE BORROWER IN CONNECTION HEREWITH OR THEREWITH MAY BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED THAT, ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 10.2. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWER HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS.

SECTION 10.14. Waiver of Jury Trial. THE ADMINISTRATIVE AGENT, EACH LENDER, EACH ISSUER AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, EACH LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, SUCH LENDER, SUCH ISSUER OR THE BORROWER IN CONNECTION THEREWITH. THE BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT, EACH LENDER AND EACH ISSUER ENTERING INTO THE LOAN DOCUMENTS.

SECTION 10.15. Confidentiality. (a) Subject to the provisions of clause (b) of this Section, each Lender agrees that it will follow its customary procedures in an effort not to disclose without the prior consent of the Borrower (other than to its employees, auditors, advisors or counsel or to another Lender if the Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section to the same extent as such Lender) any information that is now or in the future furnished pursuant to this Agreement or any other Loan Document, provided that any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this clause by the respective Lender or any other Person to whom such Lender has provided such information as permitted by this Section, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state, provincial or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the Administrative Agent, (vi) to any pledgee referred to in clause (f) of Section 10.11 or any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Lender, provided that such prospective transferee agrees to be bound by the confidentiality provisions contained in this Section, (vii) to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section) and (viii) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender.

(b) The Borrower hereby acknowledges and agrees that each Lender may share with any of its Affiliates, and such Affiliates may share with such Lender, any information related to the Borrower or any of its Subsidiaries, provided such Persons shall be subject to the provisions of this Section to the same extent as such Lender.

Notwithstanding the foregoing paragraphs of this Section, any party to this Agreement (and each Affiliate, director, officer, employee, agent or representative of the foregoing or such Affiliate) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated herein and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment or tax structure. The foregoing language is not intended to waive any confidentiality obligations otherwise applicable under this Agreement except with respect to the information and materials specifically referenced in the preceding sentence. This authorization does not extend to disclosure of any other information, including (a) the identity of participants or potential participants in the transactions contemplated herein, (b) the existence or status of any negotiations, or (c) any financial, business, legal or personal information of or regarding a party or its affiliates, or of or regarding any participants or potential participants in the transactions contemplated herein (or any of their respective affiliates), in each case to the extent such other information is not related to the tax treatment or tax structure of the transactions contemplated herein.

SECTION 10.16. Counsel Representation. THE BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS BEEN REPRESENTED BY COMPETENT COUNSEL IN THE NEGOTIATION OF THIS AGREEMENT, AND THAT ANY RULE OR

CONSTRUCTION OF LAW ENABLING THE BORROWER TO ASSERT THAT ANY AMBIGUITIES OR INCONSISTENCIES IN THE DRAFTING OR PREPARATION OF THE TERMS OF THIS AGREEMENT SHOULD DIMINISH ANY RIGHTS OR REMEDIES OF THE ADMINISTRATIVE AGENT OR THE OTHER SECURED PARTIES ARE HEREBY WAIVED BY THE BORROWER.

SECTION 10.17. No Oral Agreements. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

SECTION 10.18. Maximum Interest. It is the intention of the parties hereto to conform strictly to applicable usury laws and, anything herein to the contrary notwithstanding, the Obligations of the Borrower to each Lender under this Agreement shall be subject to the limitation that payments of interest shall not be required to the extent that receipt thereof would be contrary to provisions of law applicable to such Lender limiting rates of interest that may be charged or collected by such Lender. Accordingly, if the transactions contemplated hereby would be usurious under applicable law (including the Federal and state laws of the United States of America, or of any other jurisdiction whose laws may be mandatorily applicable) with respect to a Lender, then, in that event, notwithstanding anything to the contrary in this Agreement, it is agreed as follows: (a) the provisions of this Section 10.18 shall govern and control; (b) the aggregate of all consideration that constitutes interest under applicable law that is contracted for, charged or received under this Agreement, or under any other Loan Document or otherwise in connection with this Agreement by such Lender shall under no circumstances exceed the maximum amount of interest allowed by applicable law (such maximum lawful interest rate, if any, with respect to such Lender herein called the “Highest Lawful Rate”), and any excess shall be credited to the Borrower by such Lender (or, if such consideration shall have been paid in full, such excess promptly refunded to the Borrower); (c) all sums paid, or agreed to be paid, to such Lender for the use, forbearance and detention of the indebtedness of the Borrower to such Lender hereunder shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the actual rate of interest is uniform throughout the full term thereof; and (d) if at any time the interest provided pursuant to Section 3.2, together with any other fees and expenses payable pursuant to this Agreement and the other Loan Documents and deemed interest under applicable law, exceeds that amount that would have accrued at the Highest Lawful Rate, then the amount of interest and any such fees to accrue to such Lender pursuant to this Agreement shall be limited, notwithstanding anything to the contrary in this Agreement, to that amount that would have accrued at the Highest Lawful Rate, but any subsequent reductions, as applicable, shall not reduce the interest to accrue to such Lender pursuant to this Agreement below the Highest Lawful Rate until the total amount of interest accrued pursuant to this Agreement and such fees deemed to be interest equals the amount of interest that would have accrued to such Lender if a varying rate per annum equal to the interest provided pursuant to Section 3.2 had at all times been in effect, plus the amount of fees that would have been received but for the effect of this Section 10.18.

SECTION 10.19. Collateral Matters: Hedging Agreements. The benefit of the Security Documents and of the provisions of this Agreement relating to the Collateral shall also extend to and be available to those Lenders or their Affiliates that are counterparties to the Hedging Agreements with the Borrower on a pro rata basis in respect of any Hedging Obligations of the Borrower or any of its Subsidiaries that are in effect at such time as such Person (or its Affiliate) is a Lender, but only while such Person or its Affiliate is a Lender; provided that it is the intention of the parties hereto that repayment of the Hedging Obligations of the Borrower under any Hedging Agreement with any such Lender or Affiliate thereof from realization of any Collateral shall be subject to the terms of the Intercreditor Agreement and Security Documents.

SECTION 10.20. Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

ENERGY XXI GULF COAST, INC.

By:	/s/ David West Griffin
Name:	David West Griffin
Title:	Chief Financial Officer

THE ROYAL BANK OF SCOTLAND plc, as the Administrative Agent, an Issuer and a Lender

By:	/s/ P. R. Ballard
Name:	P. R. Ballard
Title:	Managing Director

THE ROYAL BANK OF SCOTLAND plc, as the Administrative Agent, an Issuer and a Lender

By:	/s/ P. R. Ballard
Name:	P. R. Ballard
Title:	Managing Director

BNP PARIBAS, as the Syndication Agent, an Issuer and a Lender

By:	/s/ Evans Swann
Name:	Evans Swann
Title:	Director

By:	/s/ Gabe Ellisor
Name:	Gabe Ellisor
Title:	Vice President

HARRIS NESBITT FINANCING, INC., as Lender and Documentation Agent

By:	/s/ Mary Lou Alien
Name:	Mary Lou Alien
Title:	Vice President

GUARANTY BANK, FSB, as Lender

By:	/s/ Kelly Elmore, III
Name:	Kelly Elmore, III
Title:	Senior Vice President

AMEGY BANK NATIONAL ASSOCIATION, as Lender

By:	/s/ W. Bryan Chapman
Name:	W. Bryan Chapman
Title:	Senior Vice President

SOCIÉTÉ GÉNÉRALE, as Lender

By:	/s/ Elena Robciuc
Name:	Elena Robciuc
Title:	Vice President

ACKNOWLEDGED AND AGREED AS OF THE DATE FIRST ABOVE WRITTEN:

MARLIN ENERGY OFFSHORE, L.L.C.

By:	/s/ David West Griffin
Name:	David West Griffin
Title:	Chief Financial Officer

MARLIN TEXAS GP, L.L.C.

By:	/s/ David West Griffin
Name:	David West Griffin
Title:	Chief Financial Officer

MARLIN TEXAS, L.P.

By:	Marlin Texas GP, L.L.C., its General Partner

By:	/s/ David West Griffin
Name:	David West Griffin
Title:	Chief Financial Officer

ACKNOWLEDGED AND AGREED AS OF THE DATE FIRST ABOVE WRITTEN IN ITS CAPACITY AS GUARANTOR UNDER ITS LIMITED RECOURSE GUARANTY AND GRANTOR UNDER ITS PLEDGE AGREEMENT AND IRREVOCABLE PROXY DELIVERED IN CONNECTION WITH EACH OF THE FIRST LIEN CREDIT AGREEMENT AND THE SECOND LIEN CREDIT AGREEMENT:

ENERGY XXI USA, INC.

By:	/s/ David West Griffin
Name:	David West Griffin
Title:	Chief Financial Officer